SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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UnitedHealth Group Incorporated

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April 13, 2011	9900 Bren Road East, Minnetonka, Minnesota 55343

Dear Shareholder:

We cordially invite you to attend our 2011 Annual Meeting of Shareholders. We will hold our meeting on Monday, May 23, 2011 at 10:00 a.m. Pacific Time at Anthony Marlon Auditorium, 2700 North Tenaya Way, Las Vegas, Nevada 89128. This is the operating site of our UnitedHealthcare plan servicing Nevada.

UnitedHealth Group achieved strong business and financial results in 2010 during challenging economic conditions. Our success was driven by strong revenue growth and consistent execution on the fundamentals of medical cost management, product development and innovation, and responsive customer service. We bring this focus on performance to every aspect of our enterprise and how we conduct ourselves and our businesses. This includes our commitment to strong corporate governance. As a shareholder of UnitedHealth Group, you have an important role to play in the oversight of our governance practices by considering and taking action on the matters set forth in the attached proxy statement. We appreciate the time and attention you invest in making thoughtful decisions.

Attached you will find a notice of meeting and proxy statement that contain further information about the items upon which you will be asked to vote and the meeting itself, including:

•	How to obtain admission to the meeting if you plan to attend; and

•	Different methods you can use to vote your proxy, including by Internet and telephone.

Every shareholder vote is important. We encourage you to vote by Internet or telephone, or complete, sign and return your proxy prior to the meeting, even if you plan to attend. To ensure your vote is counted at the Annual Meeting, please vote as promptly as possible. After you vote, we are pleased to offer you the opportunity to confirm that your vote was counted, which you can learn more about in Question 15 of the “Questions and Answers about the Annual Meeting and Voting” section in the attached proxy statement.

If you cannot attend the meeting in person, you may listen to the meeting via webcast. Instructions on how to access the live webcast are included in the attached proxy statement.

Sincerely,

Stephen J. Hemsley

President and Chief Executive Officer

Richard T. Burke

Chairman of the Board

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO THE SHAREHOLDERS OF UNITEDHEALTH GROUP INCORPORATED:

UnitedHealth Group Incorporated (the “Company”) will hold its Annual Meeting of Shareholders on Monday, May 23, 2011 at 10:00 a.m. Pacific Time at Anthony Marlon Auditorium, 2700 North Tenaya Way, Las Vegas, Nevada 89128. The purposes of the meeting are:

1.	To elect the ten nominees that are set forth in the attached proxy statement to the Company’s Board of Directors.

2.	To cast an advisory (non-binding) vote to approve executive compensation (a “Say-on-Pay” vote).

3.	To cast an advisory (non-binding) vote on the frequency of holding a Say-on-Pay vote.

4.	To approve the UnitedHealth Group 2011 Incentive Stock Plan.

5.	To approve an amendment to the UnitedHealth Group 1993 Employee Stock Purchase Plan to increase the number of shares of common stock issuable thereunder.

6.	To ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for the Company for the year ending December 31, 2011.

7.	To transact other business that properly may come before the Annual Meeting or any adjournments or postponements of the meeting.

Only shareholders of record of the Company’s common stock at the close of business on March 24, 2011 are entitled to receive notice of and to vote at the meeting and any adjournments or postponements of the meeting.

BY ORDER OF THE BOARD OF DIRECTORS,

Dannette L. Smith

Secretary to the Board of Directors

April 13, 2011

We cordially invite you to attend our Annual Meeting. We encourage you to vote by Internet or telephone, or complete, sign and return your proxy prior to the meeting even if you plan to attend. If you later choose to revoke your proxy, you may do so at any time before it is exercised at the Annual Meeting by following the procedures described under Question 13 of the “Questions and Answers about the Annual Meeting and Voting” section in the attached proxy statement.

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS

FOR THE ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 23, 2011:

The Notice of Internet Availability of Proxy Materials, Notice of Annual Meeting,

Proxy Statement, Annual Report on Form 10-K and the Summary Annual Report

are available at

www.unitedhealthgroup.com/proxymaterials.

UnitedHealth Group Center

9900 Bren Road East

Minnetonka, Minnesota 55343

PROXY STATEMENT

FOR

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 23, 2011

SUMMARY PROXY STATEMENT

This summary is new for us. It is designed to make it easier for you to understand the matters to be acted upon at the 2011 Annual Meeting of Shareholders. This summary discusses key aspects of our corporate governance, executive compensation and the proposals to be voted on at the annual meeting. We encourage you to review the entire proxy statement prior to determining how you wish to vote your shares.

We are holding our 2011 Annual Meeting of Shareholders on Monday, May 23, 2011 at 10:00 a.m. Pacific Time at Anthony Marlon Auditorium, 2700 North Tenaya Way, Las Vegas, Nevada 89128. This is the operating site of our UnitedHealthcare plan servicing Nevada.

Your Vote is Important

We encourage you to vote by Internet or telephone, or complete, sign and return your proxy prior to the meeting even if you plan to attend. After you vote, you may confirm that your shares were voted in accordance with your instructions. Immediately following this summary is a Question and Answer section that provides information about how to vote your shares and how to confirm your vote.

This Proxy Statement, our Summary Annual Report to Shareholders and our Annual Report on Form 10-K for the year ended December 31, 2010 are first being mailed to the Company’s shareholders and made available on the Internet at www.unitedhealthgroup.com/proxymaterials on or about April 13, 2011.

Company Overview

UnitedHealth Group is a diversified health and well-being company whose focus is on improving the overall health and well-being of the people we serve and their communities and enhancing the performance of the health system. We achieved strong business results in 2010 in a difficult economic environment. Some of our key business results were as follows:

•	revenues increased to $94.2 billion in 2010 from $87.1 billion in 2009, an 8% increase over 2009;

•	operating income was $7.9 billion in 2010 compared to $6.4 billion in 2009, a 24% increase over 2009;

•	net earnings increased to $4.6 billion in 2010 from $3.8 billion in 2009, a 21% increase over 2009;

•	cash flow was $6.3 billion in 2010 compared to $5.6 billion in 2009, an 11.5% increase over 2009;

•	earnings per share increased 26.5%;

•	dividend payable to shareholders increased from $0.03 per share annually to $0.125 quarterly ($0.50 per share annually); and

•	total shareholder return was 19.8%.

Achievement of the Company’s financial performance was due in large part to our success on a broad range of initiatives that were designed to address the expected difficult economic environment in 2010. These initiatives were also intended to position the Company for future growth in connection with the expected economic recovery by introducing innovative products and services, ever improving service experience to consumers and care providers, reducing medical cost trends while improving outcomes, lowering operating costs through increased productivity and brand recognition and reputational advances.

Corporate Governance

UnitedHealth Group is committed to meeting high standards of ethical behavior, corporate governance and business conduct in everything we do, every day. This commitment has led us to implement the following practices:

•

Board Structure — Each member of our Board of Directors is elected annually by our shareholders by a majority vote. We have independent Board leadership, and each of our directors (other than our CEO) is independent.

•

Board Composition — We encourage diversity and inclusion in all our business operations. Our Board’s consideration of nominees for director reflects its consideration of diversity and the broad range of experience, skills and attributes that should be represented on the Board. We also established a unique Nominating Advisory Committee comprised of members from the medical and shareholder communities to provide us with additional input from shareholders and others regarding desirable characteristics of director candidates and the composition of the Board.

•	Executive Sessions — Our Board of Directors and each Board committee meet in executive sessions with only non-management directors present at least four times per year.

•	Succession Planning — Our Board of Directors developed and annually reviews our CEO succession plan, which addresses both an unexpected loss of our CEO and a longer-term succession plan.

•

Stock Ownership and Retention Guidelines — We maintain stock ownership guidelines and stock retention requirements for directors and executive officers. Although the stock ownership guidelines require our CEO to own shares equal to 5x his base salary, Mr. Hemsley owned shares equal to 88x his base salary as of March 24, 2011.

•

Clawback Policy — We may recover cash incentive compensation and equity awards from senior executives in the event of fraud or misconduct resulting in a restatement of the Company’s financial statements.

•	Independent Compensation Consultant — Our Compensation and Human Resources Committee uses an independent compensation consultant.

•	Political Contributions Policy — We disclose our political contributions, and the contributions of our federal and state political action committees, semi-annually and as required by law.

•

Environmental Policy — Our environmental policy outlines our focus on minimizing our impact on the environment and creating a Company culture that heightens our employees’ awareness of the importance of preserving the environment and conserving energy and natural resources.

•

Transactions in Company Securities — Our insider trading policy prohibits short sales of shares of our common stock by all directors and employees, including executive officers, and discourages all employees from engaging in any hedging transactions relating to our common stock.

Enterprise-Wide Risk Oversight

Our Board of Directors oversees management’s enterprise-wide risk evaluation and management activities. Management’s risk management activities include assessing and taking actions necessary to manage risk incurred in connection with the long-term strategic direction and operation of our business.

•	Role of Board Committees — Our Board committees assist in the Board’s risk oversight function. Specifically our:

▪

Audit Committee oversees our internal controls and compliance activities. The Audit Committee also oversees management’s processes to identify and quantify material risks facing the Company. In connection with its risk oversight role, the Audit Committee regularly meets privately with representatives from the Company’s independent registered public accounting firm, the Company’s General Auditor, and the Company’s General Counsel;

▪	Compensation Committee oversees risk associated with our compensation practices and plans;

▪	Nominating Committee oversees board processes and corporate governance-related risk; and

▪

Public Policy Strategies and Responsibility Committee oversees risk associated with the Company’s activities in the public policy arena, including health care reform and modernization activities, political contributions, government relations, community and charitable activities and corporate social responsibility.

Executive Compensation

We have an executive compensation program that allows us to attract and retain highly qualified executives and maintain a strong relationship between executive pay and Company performance.

•	Our Overall Compensation Program Principles

▪

Pay-for-Performance — A substantial portion of the total compensation of our executive officers is comprised of annual and long-term incentive payments that are earned upon achievement of financial and non-financial outcomes that either influence or contribute to shareholder value creation.

▪

Enhance the prosperity of our business — Our compensation program is significantly weighted towards long-term performance. In addition, we base cash incentives on achieving goals and objectives that encourage executive officers to weigh the longer-term prosperity and success of the Company while avoiding excessive risk-taking in the short-term.

▪

Reward long-term growth and sustained profitability — Compensation of our executive officers is heavily weighted toward equity and long-term cash awards. These awards require sustained financial performance by the Company to deliver significant value, encourage our executive officers to manage and lead the Company to deliver continued growth over an extended period of time, help us to retain executive officers who are vital to our long-term success, and align the interests of our executive officers and our shareholders.

▪	Modest benefits and limited perquisites — We provide standard employee benefits and limited perquisites or other forms of compensation to our executive officers.

•	Components of Compensation Paid to Named Executive Officers for Fiscal Year 2010

Compensation Element	Objective	Type of Compensation
Base salary	To provide a base level of cash compensation for executive officers	Annual cash compensation, not at risk
Annual cash incentive awards	To encourage and reward executive officers for achieving annual corporate performance goals	Annual performance compensation, at risk
Long-term cash incentive awards	To encourage and reward executive officers for achieving three-year corporate performance goals	Long-term performance compensation, at risk
Equity awards	To motivate and retain executive
officers and align their interests
with shareholders through the use of:

•     Stock Appreciation Rights to
encourage performance that
contributes to sustained
stock price appreciation;

•     Performance shares to
motivate sustained
performance and growth;
and

•     Restricted Stock Units to
retain executive officers and
build stock ownership
positions.

Long-term performance compensation, at risk
Employee benefits	The smallest part of total remuneration promotes health, well- being and financial security of employees, including executive officers	Annual indirect compensation, not at risk

•	Summary of Compensation Paid to Stephen Hemsley, our CEO, in 2010

▪	Base Salary — $1.3 million, which has not been increased since 2006.

▪	Annual Cash Incentive Award — $3.4 million.

▪	Long-term Cash Incentive Award for the 2008 – 2010 Performance Period — $0.

▪

Equity Awards — Performance shares with a targeted grant date value of approximately $3 million, stock appreciation rights with a grant date fair value of approximately $1.5 million, and restricted stock units with a grant date fair value of approximately $1.5 million.

▪	Company Matching Contributions — approximately $107,300 under our 401(k) and Executive Savings Plan.

Although Mr. Hemsley’s total compensation is below the median as compared to other CEOs in the Company’s peer groups, the Compensation Committee and Mr. Hemsley agree that it is sufficient to motivate and retain him.

•	Summary of Compensation Paid to Each of Our Other Named Executive Officers in 2010

▪	Base Salary — $700,000 for each of our other named executive officers, which reflected our desire to encourage executive teamwork and success across all of the Company’s business lines.

▪	Annual Cash Incentive Awards — $1.4 million (one named executive officer also received a $205,000 bonus pursuant to an employment agreement).

▪	Long-term Cash Incentive Award for the 2008 – 2010 Performance Period — $0.

▪

Equity Awards — Performance shares with a targeted grant date value of approximately $2 million, stock appreciation rights with a grant date fair value of approximately $1 million and restricted stock units with a grant date fair value of approximately $1 million.

▪	Company Matching Contributions — Between approximately $25,000 and $65,000 under our 401(k) and Executive Savings Plan.

▪	Other Compensation — Limited perquisites and other payments to some named executive officers as set forth in the Summary Compensation Table.

Proposal 1 — Election of Directors

The Board has nominated ten candidates for election to our Board of Directors. Nine of these candidates were elected to the Board by a majority of the shares voted at the 2010 Annual Meeting and one candidate is up for election for the first time, after being appointed to the Board in February 2011. The Nominating Committee has evaluated each of the candidates using a skills matrix developed to ensure the appropriate balance of experience, skill and attributes of each director and the Board as a whole. The name, age, years of service, biographical description, and specific skills and attributes of our skills matrix held by each director candidate are provided beginning on page 23 of this proxy statement.

The Board recommends that shareholders vote FOR the election of each nominee.

Proposal 2 — Advisory (Non-Binding) Vote to Approve Executive Compensation

The Board is seeking an advisory shareholder vote on executive compensation. Before considering this proposal, we encourage you to read our Compensation Discussion and Analysis which explains the Compensation Committee’s compensation decisions and how our executive compensation program aligns the interests of our executive officers with those of our shareholders by emphasizing the achievement of financial and non-financial outcomes that either influence or contribute to shareholder value creation. This vote is not intended to address any specific item of compensation, but rather provide the Compensation Committee information about shareholder sentiment on our overall compensation philosophy and practices relating to our named executive officers. Although the vote is advisory and is not binding on the Board, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation decisions. More detail on the advisory (non-binding) vote to approve executive compensation may be found on page 77.

The Board recommends that shareholders vote FOR the approval of the Company’s executive compensation.

Proposal 3 — Advisory (Non-Binding) Vote on the Frequency of Holding a Say-on-Pay Vote

The Board is seeking shareholders’ views on how frequently the Company should submit to shareholders an advisory vote to approve executive compensation. Shareholders may vote to hold a Say-on-Pay advisory vote every one, two or three years or abstain. More detail on the advisory (non-binding) vote on the frequency of holding a Say-on-Pay vote may be found on page 78.

The Board recommends that shareholders vote to hold the Say-on-Pay vote EVERY YEAR.

Proposal 4 — Approval of UnitedHealth Group 2011 Stock Incentive Plan

The Board recommends the approval of the UnitedHealth Group Incorporated 2011 Stock Incentive Plan, which is a new plan that would succeed our 2002 Stock Incentive Plan. Approval of the 2011 Plan would decrease the total number of shares available for granting new equity awards by approximately 8.9 million, from 182,747,204 shares currently available to 173,805,623 shares. Approval of the 2011 Plan would also increase the sublimit of shares available to grant as restricted stock, restricted stock units and special full value shares. The 173,805,623 authorized, but unissued shares of common stock subject to the 2011 Plan includes 123,805,623 shares subject to previously granted and outstanding awards under the 2002 Plan. The purpose of the 2011 Plan is to aid in attracting and retaining employees, management and members of the Board of Directors who are capable of contributing greatly to the future success of the Company and to incent them to put forth maximum efforts for the success of the Company’s business. This new stock incentive plan is described in more detail beginning on page 79 of this proxy statement and the plan is set forth in its entirety in Exhibit A to this proxy statement.

The Board recommends that shareholders vote FOR approval of the UnitedHealth Group Incorporated 2011 Stock Incentive Plan.

Proposal 5 — Approval of Amendment of UnitedHealth Group 1993 Employee Stock Purchase Plan

The Board recommends the approval of an amendment of the UnitedHealth Group 1993 Employee Stock Purchase Plan. This amendment would increase the number of shares of common stock available for purchase by 20 million shares. Our Board of Directors adopted the amendment to the Employee Stock Purchase Plan, subject to shareholder approval, and the amended Employee Stock Purchase Plan will become effective when shareholder approval is obtained. We believe the Employee Stock Purchase Plan will continue to be a valuable tool in motivating our employees, increasing the employees’ efforts and contributions to our growth and success and encouraging employees to remain in the employ of the Company or its participating affiliates. More detail on the 1993 Employee Stock Purchase Plan and the proposed amendment may be found beginning on page 85 and the proposed amendment is set forth in Exhibit B to this proxy statement.

The Board recommends that shareholders vote FOR approval of the amendment of the UnitedHealth Group Incorporated 1993 Employee Stock Purchase Plan.

Proposal 6 — Ratification of Independent Registered Public Accounting Firm

The Audit Committee has appointed Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2011. The Board is seeking shareholder ratification of this appointment. If shareholders do not ratify the appointment of Deloitte & Touche LLP, the Audit Committee will reconsider the appointment but is not obligated to appoint another independent registered public accounting firm. More detail on the ratification of our independent registered accounting firm may be found on page 98.

The Board recommends that shareholders vote FOR ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2011.

Information About the Notice of Internet Availability of Proxy Materials

Instead of mailing to each shareholder a printed copy of our proxy materials, including our Proxy Statement, Summary Annual Report to Shareholders and Annual Report on Form 10-K, we are again providing shareholders access to these materials in a fast and efficient manner via the Internet. This reduces the amount of paper necessary to produce these materials, as well as the costs associated with mailing these materials to all shareholders. Accordingly, on April 13, 2011, we began mailing a Notice of Internet Availability of Proxy Materials (the “Notice”) to some of our shareholders and posted our proxy materials on the website referenced in the Notice (www.unitedhealthgroup.com/proxymaterials ). As more fully described in the Notice, shareholders may choose to access our proxy materials on the website referred to in the Notice or may request to receive a printed set of our proxy materials. In addition, the Notice and website provide information regarding how you may request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

1.	What is the purpose of the Annual Meeting?

At the Annual Meeting, shareholders will act upon the matters outlined in the Notice of Annual Meeting of Shareholders. These include the election of directors, an advisory (non-binding) vote to approve executive compensation, an advisory (non-binding) vote on the frequency of holding a Say-on-Pay vote, a vote approving the Company’s 2011 Stock Incentive Plan, a vote approving an amendment to the Company’s 1993 Employee Stock Purchase Plan to increase the number of shares of common stock issuable thereunder, and ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm. Also, once the business of the Annual Meeting is concluded, management of the Company will give a business update. Management, Chairs of each standing Board committee and representatives of Deloitte & Touche LLP will be available to respond to questions from shareholders.

2.	What is a proxy?

It is your legal designation of another person to vote the stock you own in the manner you direct. That other person is called a proxy. If you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card. We have designated Christopher J. Walsh and Dannette L. Smith to serve as proxies for the Annual Meeting. The Board of Directors will use the proxies at the 2011 Annual Meeting of Shareholders. The proxies may also be voted at any adjournments or postponements of the meeting.

3.	What is a proxy statement?

It is a document we give you as a shareholder when we are soliciting your vote pursuant to Securities and Exchange Commission (“SEC”) regulations.

4.	What is the difference between a shareholder of record and a shareholder who holds stock in street name?

Shareholders of Record.    If your shares are registered in your name with our transfer agent, Wells Fargo Shareowner Services, you are a shareholder of record with respect to those shares and the Notice or the proxy materials were sent directly to you by Broadridge Financial Solutions.

Street Name Holders.    If you hold your shares in an account at a bank or broker, then you are the beneficial owner of shares held in “street name.” The Notice or proxy materials were forwarded to you by your bank or broker, who is considered the shareholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your bank or broker on how to vote the shares held in your account.

5.	How many shares must be present to hold the Annual Meeting?

In order for us to conduct the Annual Meeting, holders of a majority of the shares entitled to vote as of the close of business on the record date must be present in person or by proxy. This constitutes a quorum. Your shares are counted as present if you attend the Annual Meeting and vote in person, if you properly vote your proxy over the Internet or by telephone or if you properly return a proxy card or voting instruction form by mail. Abstentions and broker non-votes will be counted as present for purposes of establishing a quorum. If a quorum is not present, we will adjourn the Annual Meeting until a quorum is obtained.

6.	How can I access the proxy materials for the Annual Meeting?

Shareholders may access the proxy materials, which include the Notice of Annual Meeting, Proxy Statement (including a form of proxy card), Summary Annual Report to Shareholders and Annual Report on Form 10-K for the year ended December 31, 2010 on the Internet at www.unitedhealthgroup.com/proxymaterials. We will also provide a hard copy of any of these documents free of charge upon request to: UnitedHealth Group Incorporated, 9900 Bren Road East, Minnetonka, Minnesota 55343, Attention: Secretary to the Board of Directors.

Instead of receiving future copies of our proxy materials by mail, you can elect to receive an e-mail that will provide electronic links to these documents. Opting to receive your proxy materials online will save the cost of producing and mailing documents to your home or business, will give you an electronic link to the proxy voting site and will also help preserve environmental resources.

Shareholders of Record.    If you vote on the Internet at www.proxyvote.com, simply follow the prompts for enrolling in the electronic proxy delivery service. You may also enroll in the electronic proxy delivery service at any time by going directly to www.unitedhealthgroup.com and following the enrollment instructions.

Street Name Holders.    If you hold your shares in a bank or brokerage account, you may also have the opportunity to receive the proxy materials electronically. Please check the information provided in the proxy materials you receive from your bank or broker regarding the availability of this service.

7.	How do I attend the Annual Meeting? What do I need to bring?

To attend the Annual Meeting, you will need to bring an admission ticket and valid photo identification.

Shareholders of Record.    If you are a shareholder of record and received a Notice, the Notice is your admission ticket. If you are a shareholder of record and received proxy materials by mail, your admission ticket is attached to your proxy card. You will need to bring the Notice or the admission ticket and valid photo identification with you to the Annual Meeting in order to be admitted to the meeting.

Street Name Holders.    If you hold your shares in street name, bring your most recent brokerage statement or a letter from your broker or other nominee and valid photo identification with you to the Annual Meeting. We will use that statement or letter to verify your ownership of common stock and admit you to the Annual Meeting; however, you will not be able to vote your shares at the Annual Meeting without a legal proxy, as described in question 8.

Please note that use of cameras, phones or other similar electronic devices and the bringing of large bags, packages or sound or video recording equipment will not be permitted in the meeting room.

8.	How can I vote at the Annual Meeting if I own shares in street name?

If you are a street name holder, you may not vote your shares at the Annual Meeting unless you obtain a legal proxy from your bank or broker. A legal proxy is a bank’s or broker’s authorization for you to vote the shares it holds in its name on your behalf. To obtain a legal proxy, please contact your bank or broker for further information.

9.	What shares are included on the Notice, proxy card or voting instruction form?

If you are a shareholder of record, you will receive only one Notice or proxy card for all the shares of common stock you hold:

•	in certificate form;

•	in book-entry form; and

•	in any Company benefit plan.

If you hold your shares in street name, you will receive one Notice or voting instruction form for each account you have with a bank or broker. If you hold shares in multiple accounts, you may need to provide voting instructions for each account.

If you hold shares in our 401(k) savings plan and do not vote your shares or specify your voting instructions on your proxy card, the administrators of the 401(k) savings plan will vote your 401(k) plan shares in the same proportion as the shares for which they have received voting instructions. To allow sufficient time for voting by the 401(k) administrators, your voting instructions must be received by 11:59 p.m. Eastern Time on Wednesday, May 18, 2011.

10.	How can I listen to the live webcast of the Annual Meeting?

You can listen to the live webcast of the Annual Meeting by logging on to our website at www.unitedhealthgroup.com and clicking on “Investors” and then on the link to the webcast. An archived copy of the webcast will also be available on our website for fourteen days following the Annual Meeting.

We have included the website address for reference only. The information contained on our website is not incorporated by reference into this proxy statement.

11.	What different methods can I use to vote?

By Written Proxy.    All shareholders of record who received proxy materials by mail can vote by written proxy card. If you received a Notice or the proxy materials electronically, you may request a proxy card at any time by following the instructions on the Notice or on the voting website. If you are a street name holder, you will receive instructions on how you may vote from your bank or broker, unless you previously enrolled in electronic delivery.

By Telephone or Internet.    All shareholders of record can vote by touchtone telephone from the U.S. and Canada, using the toll-free telephone number on the proxy card, or through the Internet using the procedures and instructions described on the Notice or proxy card. Street name holders may vote by Internet or telephone if their bank or broker makes those methods available, in which case the bank or broker will enclose the instructions with the proxy materials. The Internet and telephone voting procedures are designed to authenticate shareholders’ identities, allow shareholders to vote their shares and to confirm that their instructions have been properly recorded.

In Person.    All shareholders of record may vote in person at the Annual Meeting. Street name holders may vote in person at the Annual Meeting if they have a legal proxy, as described in question 8.

The Notice is not a proxy card and it cannot be used to vote your shares.

12.	What is the record date and what does it mean?

The record date for the Annual Meeting is March 24, 2011. Only owners of record of shares of common stock of the Company at the close of business on the record date are entitled to notice of and to vote at the Annual Meeting, or at any adjournments or postponements of the Annual Meeting. On March 24, 2011, there were 1,081,307,080 shares of common stock issued, outstanding and entitled to vote. Each owner of record on the record date is entitled to one vote for each share of common stock held.

The record date was established by our Board of Directors as required by the Minnesota Business Corporation Act. Owners of record of common stock at the close of business on the record date are entitled to:

•	receive notice of the Annual Meeting; and

•	vote at the Annual Meeting and any adjournments or postponements of the Annual Meeting.

13.	If I submit a proxy, may I later revoke it and/or change my vote?

Shareholders may revoke a proxy and/or change their vote prior to the completion of voting at the Annual Meeting by:

•	signing another proxy card or voting instruction form with a later date and delivering it to an officer of the Company before the Annual Meeting;

•	voting again over the Internet or by telephone prior to 11:59 p.m., Eastern Time, on May 22, 2011 (or, if you are a street name holder, such earlier time as your bank or broker may direct);

•	voting at the Annual Meeting if you are a shareholder of record or are a street name holder that has obtained a legal proxy from your bank or broker; or

•	notifying the Secretary to the Board of Directors in writing before the Annual Meeting.

14.	Are votes confidential? Who counts the votes?

We will continue our long-standing policy of holding the votes of all shareholders in confidence from directors, officers and employees except:

•	as necessary to meet applicable legal requirements and to assert or defend claims for or against the Company;

•	in case of a contested proxy solicitation;

•	if a shareholder makes a written comment on the proxy card or otherwise communicates his or her vote to management; or

•	to allow the independent inspectors of election to certify the results of the vote.

We have retained Broadridge to tabulate the votes. We have retained IVS Associates to act as independent inspector of the election.

15.	How may I confirm my vote was counted?

We are offering our shareholders the opportunity to confirm their vote was cast in accordance with their instructions. Vote confirmation is consistent with our commitment to sound corporate governance standards and an important means to increase transparency. Beginning May 9, 2011 and for up to two months after the Annual Meeting, you may confirm your vote beginning twenty-four hours after your vote is received, whether it was cast by proxy card, electronically or telephonically. To obtain vote confirmation, log onto www.proxyvote.com using your control number (located on your Notice or proxy card) and receive confirmation on how your vote was cast. If you hold your shares through a bank or brokerage account, the ability to confirm your vote may be affected by the rules of your bank or broker and the confirmation will not confirm whether your bank or broker allocated the correct number of shares to you.

16.	What are my choices when voting for director nominees and what vote is needed to elect directors?

In the vote on the election of director nominees, shareholders may:

•	vote in favor of a nominee;

•	vote against a nominee; or

•	abstain from voting with respect to a nominee.

Directors will be elected by a majority of the votes cast by the holders of the shares of common stock present and entitled to vote in person or by proxy at the Annual Meeting. To address a holdover provision in Minnesota law that allows a director who has not been re-elected to remain in office until a successor is elected and qualified, our policy requires any director who does not receive a greater number of votes “for” than “against” his or her election in an uncontested election to tender his or her resignation from the Board of Directors following certification of the shareholder vote. Under this policy, the Board of Directors will determine whether to accept or reject the offer to resign within 90 days of certification of the shareholder vote. The text of this policy appears in our Principles of Governance, which are available on our website.

The Board of Directors recommends a vote FOR each of the nominees.

17.	What are my choices when voting on each of the other proposals considered at the Annual Meeting?

For each of the other proposals, other than the proposal regarding the frequency of holding a Say-on-Pay vote, shareholders may:

•	vote for the proposal;

•	vote against the proposal; or

•	abstain from voting on the proposal.

For the proposal regarding the frequency of holding a Say-on-Pay vote, shareholders may:

•	vote for every year;

•	vote for every two years;

•	vote for every three years; or

•	abstain from voting on the proposal.

18.	What is the Board’s recommendation with regard to each proposal?

The Board of Directors makes the following recommendation with regard to each proposal:

•	The Board of Directors recommends a vote FOR each of the director nominees.

•	The Board of Directors recommends a vote FOR approval of the advisory (non-binding) vote on executive compensation.

•	The Board of Directors recommends a vote to hold the Say-on-Pay vote EVERY YEAR.

•	The Board of Directors recommends a vote FOR approval of the Company’s 2011 Stock Incentive Plan.

•	The Board of Directors recommends a vote FOR approval of the amendment to the Company’s 1993 Employee Stock Purchase Plan to increase the number of shares of common stock issuable thereunder.

•	The Board of Directors recommends a vote FOR ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm.

19.	What vote is needed to approve each proposal?

The Company’s Bylaws require that each proposal, other than the election of directors as described in question 16, must be approved by the holders of a majority of the shares of common stock present and entitled to vote in person or by proxy at the Annual Meeting in order to pass. For the proposals that are advisory in nature, the Board of Directors will consider the results of such advisory votes when considering future decisions related to such proposals.

20.	What if I do not specify a choice for a matter when returning a proxy?

Shareholders should specify their choice for each matter in the manner described in the Notice or on their proxy card. If no specific instructions are given, proxies which are signed and returned will be voted:

•	FOR the election of all director nominees;

•	FOR the approval of the advisory (non-binding) vote on executive compensation;

•	to hold the Say-on-Pay vote EVERY YEAR;

•	FOR the approval of the Company’s 2011 Stock Incentive Plan;

•	FOR the approval of the amendment to the Company’s 1993 Employee Stock Purchase Plan to increase the number of shares of common stock issuable thereunder; and

•	FOR the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm.

21.	Are my shares voted if I do not provide a proxy?

If you are a shareholder of record and do not provide a proxy, you must attend the Annual Meeting in order to vote. If you hold shares through an account with a bank or broker, your shares may be voted by the bank or broker on some matters if you do not provide voting instructions. Banks and brokers have the authority under New York Stock Exchange (“NYSE”) rules to vote shares for which their customers do not provide voting instructions on routine matters. The ratification of Deloitte & Touche LLP as our independent registered public accounting firm is considered a routine matter. The election of directors, the advisory (non-binding) vote to approve executive compensation, the advisory (non-binding) vote on the frequency of holding a Say-on-Pay vote, the approval of the Company’s 2011 Stock Incentive Plan, and the approval of an amendment to the Company’s 1993 Employee Stock Purchase plan to increase the number of shares of common stock issuable thereunder are not considered routine and banks and brokers cannot vote shares without instruction on those matters. Shares that banks and brokers are not authorized to vote are counted as “broker non-votes.”

22.	How are abstentions and broker non-votes counted?

Abstentions have no effect on the election of directors under Minnesota law.

Under Minnesota law, abstentions have the effect of an “AGAINST” vote on the advisory (non-binding) vote to approve executive compensation, the approval of the Company’s 2011 Stock Incentive Plan, the approval of the amendment to the Company’s 1993 Employee Stock Purchase Plan to increase the number of shares of common stock issuable thereunder, and the ratification of the appointment of the Company’s independent registered public accounting firm. Because the advisory (non-binding) vote on the frequency of holding a Say-on-Pay vote presents a choice among a number of alternatives, abstentions will have no effect on the result of that vote.

Broker non-votes have no effect on the election of directors, the advisory (non-binding) vote to approve executive compensation, the advisory (non-binding) vote on the frequency of holding a Say-on-Pay vote, the approval of the Company’s 2011 Stock Incentive Plan, and the approval of the amendment to the Company’s 1993 Employee Stock Purchase Plan to increase the number of shares of common stock issuable thereunder under Minnesota law.

23.	Does the Company have a policy about directors’ attendance at the Annual Meeting of Shareholders?

The Company expects directors to attend the Annual Meeting, absent a compelling reason. All of our directors attended the 2010 Annual Meeting, other than Mr. Lawson who was not a director at that time.

24.	What are the deadlines for submitting shareholder proposals for the 2011 Annual Meeting?

In order to be eligible for inclusion in our proxy statement for our 2012 Annual Meeting, shareholder proposals must be received not later than December 15, 2011. Shareholder proposals received after December 15, 2011 would be untimely. In order to be eligible for consideration at our 2012 Annual Meeting but not included in our proxy statement, shareholder proposals must be received not later than February 23, 2012, nor earlier than January 24, 2012.

All shareholder proposals must be in writing and received by the deadlines described above at our principal executive offices at UnitedHealth Group Center, 9900 Bren Road East, Minnetonka, Minnesota 55343, Attention: Secretary to the Board of Directors. Shareholder proposals must be in the form provided in our Bylaws and must include the information set forth in the Bylaws about the shareholder proposing the business and any associated person, including information about the direct and indirect ownership of or derivative positions in the Company’s common stock and arrangements and understandings related to the proposed business or the voting of the Company’s common stock. If we do not receive a shareholder proposal and the required information regarding the shareholder and any associated person by the deadlines described above, the proposal may be excluded from the proxy statement and from consideration at the 2012 Annual Meeting. The advance notice requirement described in the first paragraph of this question supersedes the notice period in SEC Rule 14a-4(c)(1) of the federal proxy rules regarding the discretionary proxy voting authority with respect to such shareholder business.

25.	How are proxies solicited and what is the cost?

We bear all expenses incurred in connection with the solicitation of proxies. We have engaged D.F. King & Co., Inc. to assist with the solicitation of proxies for a base fee of $18,000 plus expenses. We will reimburse brokers, fiduciaries and custodians for their costs in forwarding proxy materials to beneficial owners of common stock.

Our directors, officers and employees may also solicit proxies by mail, telephone and personal contact. They will not receive any additional compensation for these activities.

26.	Where can I find more information about my voting rights as a shareholder?

The SEC has an informational website that provides shareholders with general information about how to cast their vote and why voting should be an important consideration for shareholders. You may access that information at sec.gov/spotlight/proxymatters.shtml or at investor.gov.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides information about each shareholder known to us to beneficially own more than five percent of the outstanding shares of our common stock, based solely on the information filed by each such shareholder in 2011 for the year ended December 31, 2010 on Schedule 13G under the Securities Exchange Act of 1934 (the “Exchange Act”).

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Wellington Management Company, LLP (1)	75,797,721	6.89%
280 Congress Street
Boston, Massachusetts 02210
BlackRock, Inc. (2)	63,365,979	5.76%
40 East 52nd Street
New York, New York 10022

(1)	This information, including percent of class, is based on the Schedule 13G/A filed with the SEC by Wellington Management Company, LLP on February 14, 2011, reporting beneficial ownership as of December 31, 2010. Wellington Management Company, LLP reported shared voting power for 38,633,473 shares of common stock and shared investment power for 75,797,721 shares of common stock as of December 31, 2010. Wellington Management Company, LLP reported having neither sole voting power nor sole investment power over any of the shares.

(2)	This information, including percent of class, is based on the Schedule 13G/A filed with the SEC by BlackRock, Inc. on February 9, 2011, reporting beneficial ownership as of December 31, 2010. BlackRock, Inc. reported sole voting power and sole investment power over all of the shares.

The following table provides information about the beneficial ownership of our common stock as of April 1, 2011 by each director and nominee for director, each executive officer named in the 2010 Summary Compensation Table in this proxy statement, and by all of our current directors, executive officers and director nominees as a group. As of April 1, 2011, there were 1,077,147,418 shares of our common stock issued, outstanding and entitled to vote.

Name of Beneficial Owner or Identity of Group	Ownership of Common Stock		Number of Shares Deemed Beneficially Owned as a Result of Equity Awards Exercisable or Vesting Within 60 Days of April 1, 2011	Total (1)	Percent of Common Stock Outstanding
William C. Ballard, Jr.	57,363	(2)	263,000	320,363	*
Richard T. Burke	2,683,141	(2)(3)	301,140	2,984,281	*
Robert J. Darretta	18,357	(2)(5)	57,403	75,760	*
Michele J. Hooper	16,220	(2)	35,000	51,220	*
Rodger A. Lawson	477	(2)	—	477	*
Douglas W. Leatherdale	906,878	(2)(4)(5)	289,110	1,195,988	*
Glenn M. Renwick	16,276	(2)	27,679	43,955	*
Kenneth I. Shine, M.D.	13,202	(2)	5,000	18,202	*
Gail R. Wilensky, Ph.D.	42,253	(2)	272,660	314,913	*
Stephen J. Hemsley	2,719,146	(6)(7)	4,763,351	7,482,497	*
George L. Mikan III	39,892	(5)(7)	1,107,390	1,147,282	*
Gail K. Boudreaux	127,320	(8)	140,118	267,438	*
Larry C. Renfro	21,912		65,406	87,318	*
Anthony Welters	10,897		777,994	788,891	*
All current directors, executive officers and director nominees as a group (21 individuals)	6,938,373	(9)	12,585,132	19,523,505	1.8%

*	Less than 1%.

(1)	Unless otherwise noted, each person and group identified possesses sole voting and investment power with respect to the shares shown opposite such person’s or group’s name. Shares not outstanding but deemed beneficially owned by virtue of the right of an individual to acquire them within 60 days of April 1, 2011 are treated as outstanding only when determining the amount and percent owned by such individual or group.

(2)	Includes the following number of vested restricted stock units and vested deferred stock units which are considered owned under the Company’s stock ownership guidelines for directors: Mr. Ballard — 8,163 deferred stock units; Mr. Burke — 8,163 deferred stock units; Mr. Darretta — 2,343 restricted stock units and 12,674 deferred stock units; Ms. Hooper — 4,687 restricted stock units and 8,163 deferred stock units; Mr. Lawson — 477 deferred stock units; Mr. Leatherdale — 8,163 deferred stock units; Mr. Renwick — 1,562 restricted stock units and 12,674 deferred stock units; Dr. Shine — 3,125 restricted stock units and 10,077 deferred stock units; and Dr. Wilensky — 8,163 deferred stock units.

(3)	Includes 95,808 shares held directly by Mr. Burke’s spouse. Mr. Burke does not have voting or investment power over these shares, and disclaims beneficial ownership of these shares.

(4)	Includes 6,600 shares held in irrevocable trusts for the benefit of Mr. Leatherdale’s grandchildren and for which Mr. Leatherdale disclaims beneficial ownership.

(5)	Includes the following number of shares pledged as security, including shares held by brokers in a margin account whether or not there are loans outstanding: Mr. Darretta — 3,340 shares; Mr. Leatherdale — 860,365 shares; and Mr. Mikan — 8,083 shares.

(6)	Includes 251,244 shares held by a foundation which Mr. Hemsley controls.

(7)	Includes the following number of shares held in trust for the individuals pursuant to our 401(k) plan: Mr. Hemsley — 282 shares; and Mr. Mikan — 140 shares.

(8)	Includes 58,450 shares of restricted stock.

(9)	Includes the indirect holdings included in footnotes (3), (4) and (6), the shares held in our executive officers’ 401(k) accounts which were previously held in such officers’ accounts under the Company’s former Employee Stock Ownership Plan, 100,715 shares of restricted stock held by certain of our executive officers, and 40 shares held in custodial accounts for the benefit of one of our executive officer’s children. Pursuant to the terms of the Company’s 401(k) plan, a participant has sole voting power over his or her shares; however, the plan trustee votes all unvoted shares in the same proportions as the actual proxy votes submitted by plan participants.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who beneficially own more than 10% of our common stock, to file initial reports of ownership and reports of changes in ownership with the SEC and the NYSE. Executive officers, directors and greater-than-10% beneficial owners are required by SEC rules to furnish us with copies of all Section 16(a) reports they file.

Based solely on our review of these reports and written representations from our executive officers and directors, we believe that all of our executive officers and directors complied with all Section 16(a) filing requirements during 2010.

PROPOSAL 1 — ELECTION OF DIRECTORS

Director Nomination Process

Criteria for Nomination to the Board

The Nominating and Corporate Governance Committee Charter, which is available on our website, provides that the Nominating and Corporate Governance Committee (the “Nominating Committee”) is responsible for analyzing, on an annual basis, Board member skills and attributes, and recommending to the Board of Directors appropriate individuals for nomination as Board members.

The Nominating Committee has developed a skills matrix to assist it in considering the appropriate balance of experience, skills and attributes required of a director and to be represented on the Board as a whole. The skills matrix was developed after considering the Company’s near and long-term strategies and is intended to identify skills and attributes that will assist the Board in exercising its oversight function. The Nominating Committee uses the skills matrix to analyze the attributes of each Board member and to determine whether a potential Board member’s skills would complement or enhance the skills represented by the current Board members. The skills matrix has two sections – a list of core criteria that every member of the Board should meet and a list of skills and attributes desired to be represented on the Board as a whole, with a goal of having members of the Board possess one or more of the collective skills and attributes listed. The skills matrix is periodically reviewed and updated by the Nominating Committee as necessary. The skills matrix reflects the following core director criteria that should be satisfied by each director or nominee:

•	Independence under the Company’s Standards for Director Independence and NYSE listing requirements, subject to waiver based on the Nominating Committee’s business judgment;

•	Service on no more than three other public company boards at the time elected to the Board and thereafter;

•	High integrity and ethical standards;

•	Standing and reputation in the individual’s field;

•	Risk oversight ability with respect to the particular skills of the individual director that are reflected in the collective skills section of the skills matrix;

•	Understanding of and experience with complex public companies or like organizations; and

•	Ability to work collegially and collaboratively with other directors and management.

The skills matrix reflects the following skills and attributes desired to be represented collectively on the Board as a whole:

•	Corporate governance expertise;

•	Financial expertise;

•	Health care industry expertise;

•	Direct consumer marketing expertise;

•	Brand marketing/public relations expertise;

•	Diversity;

•	Legal expertise;

•	Capital markets expertise;

•	Political/health care policy expertise;

•	Clinical practice; and

•	Technology/business process expertise.

Our Nominating Committee also strives to maintain a balance of tenure on the Board. Long-serving directors bring valuable business and governance experience with our company and familiarity with the challenges it has faced over the years, while newer directors bring fresh perspective and new ideas.

Our Nominating Committee evaluates potential Board candidates against the skills matrix when determining whether to recommend that the Board appoint the candidate to be a director. Part of this evaluation includes assessing the candidate’s experience, skills and attributes against the attributes and skills possessed by current directors of the Company.

Diversity

UnitedHealth Group embraces and encourages a culture of diversity and inclusion. We believe that valuing diversity makes good business sense and helps to ensure our future success. Diversity is included as one of the collective attributes in our directors’ skills matrix. Our Board has not adopted a formal definition of diversity.

Our Board assesses its overall effectiveness through an annual evaluation process. This evaluation includes, among other things, an assessment of the overall composition of the Board, including the diversity of its members.

Nominating Advisory Committee

The Board of Directors formed the Nominating Advisory Committee in 2006 to provide the Nominating Committee with additional input from shareholders and others regarding desirable characteristics of director candidates and the composition of the Board of Directors. The Nominating Committee considers, but is not bound by, input provided by the Nominating Advisory Committee. The Nominating Advisory Committee currently includes four individuals affiliated with long-term shareholders of the Company and one individual who is a member of the medical community. The Nominating Advisory Committee held one meeting in 2010. At this meeting, the Nominating Advisory Committee provided feedback on the skills and attributes included in the skills matrix, particularly with respect to the search for new director candidates. In addition, members of the Nominating Advisory Committee suggested potential candidates for consideration by the Nominating Committee and provided feedback on the characteristics of candidates under consideration by the Nominating Committee. A description of the Nominating Advisory Committee can be found on the Company’s website at www.unitedhealthgroup.com. Members of the Nominating Advisory Committee do not receive any compensation from the Company for serving on the Nominating Advisory Committee.

Process for Identifying and Evaluating Nominees

In the case of incumbent directors, in addition to the factors listed above under “Criteria for Nomination to the Board,” the Nominating Committee reviews the directors’ overall performance on the Board of Directors and other relevant factors. All director nominees were elected by our shareholders at the 2010 Annual Meeting, other than Mr. Lawson who was appointed to the Board in February 2011. In late 2006, our Board of Directors committed to having five Board seats filled by new independent directors in order to bring in new experiences, expertise and perspectives. The Board of Directors has fulfilled its commitment and added five independent directors as follows: Rodger A. Lawson (February 2011), Kenneth I. Shine, M.D. (February 2009), Glenn M. Renwick (June 2008), Michele J. Hooper (October 2007) and Robert J. Darretta (April 2007).

The Nominating Committee has retained an outside firm to assist its search for new directors. In considering potential candidates to the Board who are not incumbent directors, the Nominating Committee assesses the potential candidate’s qualifications and how the qualifications fit with the desired composition of the Board of Directors as a whole, including the criteria set forth above under “Criteria for Nomination to the Board” and criteria discussed with the Nominating Advisory Committee. In evaluating a potential candidate’s qualifications, among other things, the Nominating Committee reviews biographical information and references, and receives input from the full Board of Directors.

The Nominating Committee considers views expressed by members of the Nominating Advisory Committee and other shareholders regarding skill sets that would be valuable for a new director to possess. With respect to consideration of candidates that culminated in the appointment of Mr. Lawson, the Nominating Committee considered views expressed by Nominating Advisory Committee members and other shareholders that a consumer marketing or technology background would be useful and that, although not reflected on our skills matrix specifically, prior principal executive officer level experience would be beneficial. The Nominating Committee also considered feedback provided by the Nominating Advisory Committee that an individual with institutional investor experience would provide a valuable perspective to the Board.

In recommending Mr. Lawson as a director, the Nominating Committee considered a diverse slate of potential candidates. Mr. Lawson emerged as the final candidate because the Nominating Committee believed his overall skill set and experience were the best fit for our Board. The Nominating Committee believed that, based on Mr. Lawson’s experience, he possesses all of the core director criteria listed on the skills matrix as well as the following skills reflected in the director skills matrix:

•	capital markets expertise;

•	financial expertise;

•	consumer marketing expertise;

•	brand marketing/public relations expertise; and

•	technology/business process expertise.

The Nominating Committee believes that Mr. Lawson’s investor-oriented perspective makes him a valuable resource for our Board of Directors. Mr. Lawson’s characteristics and experience were discussed with the members of our shareholder Nominating Advisory Committee and other shareholders prior to his appointment and we received positive feedback.

The Nominating Committee will consider director candidates put forth by shareholders, provided that shareholders follow the procedures outlined under the heading “Shareholder Proposals for Nominees” below in submitting recommendations. The Nominating Committee will evaluate new candidates according to the procedures outlined above regardless of the source of the candidate recommendation.

Shareholder Proposals for Nominees

The Nominating Committee will consider candidates proposed by shareholders upon timely written notice to the Secretary to the Board of Directors. For the 2012 Annual Meeting, notice must be received at our principal executive offices, directed to the Secretary to the Board of Directors, on or before December 15, 2011. The notice must include the information set forth in the Bylaws about each proposed nominee, including: (i) the name, age, business address, residence address and principal occupation or employment, (ii) the number of shares of the Company’s common stock which are beneficially owned, and (iii) other information concerning the nominee as would be required in soliciting proxies for the election of that nominee. The notice must also include the information set forth in the Bylaws about the shareholder making the nomination and any associated person, including information about the direct and indirect ownership of or derivative positions in the Company’s common stock and arrangements and understandings related to the proposed nomination or the voting of the Company’s common stock. The notice must also include a signed consent of each nominee to serve as a director of the Company, if elected. If we do not receive a notice and the required information regarding the shareholder and any associated person by the deadline described above, the proposed nominee may be excluded from consideration at the 2012 Annual Meeting.

2011 Director Nominees

Under our Articles of Incorporation and Bylaws, each member of our Board of Directors is elected annually. The Board of Directors has nominated ten directors for election by the shareholders at the 2011 Annual Meeting as set forth below. All of the nominees have informed the Board of Directors that they are willing to serve as directors if elected. If any nominee should decline or become unable to serve as a director for any reason, the persons named as proxies will elect a replacement.

The Board of Directors recommends that you vote FOR the election of each of the nominees. Proxies will be voted FOR the election of each nominee unless you specify otherwise.

Name	Age	Director Since
William C. Ballard, Jr.	70	1993
Richard T. Burke	67	1977
Robert J. Darretta	64	2007
Stephen J. Hemsley	58	2000
Michele J. Hooper	59	2007
Rodger A. Lawson	64	2011
Douglas W. Leatherdale	74	1983
Glenn M. Renwick	55	2008
Kenneth I. Shine, M.D.	76	2009
Gail R. Wilensky, Ph.D.	67	1993

The director nominees, if elected, will serve until the 2012 Annual Meeting or until their successors are elected and qualified. The following is a brief biographical description of each director nominee, which includes a discussion of the skills and attributes held by each director that are reflected in the skills matrix, as described above, and that, in part, led the Board to conclude that each respective director should continue to serve as a member of the Board.

Mr. Ballard served as Of Counsel to Greenebaum Doll & McDonald PLLC, a law firm in Louisville, Kentucky, from June 1992 until July 2008. In 1992, Mr. Ballard retired from Humana, Inc., a company operating managed health care facilities, after serving as the Chief Financial Officer and a director for 22 years. Mr. Ballard has satisfied all the core director criteria set forth in the skills matrix. As a result of his past experiences, Mr. Ballard also has health care industry, legal, and financial/capital markets expertise and qualifies as a financial expert under applicable SEC regulations. Mr. Ballard currently serves as a director of Health Care REIT, Inc.

Mr. Burke is Chair of the Board of UnitedHealth Group, has been a member of our Board of Directors since inception, and was Chief Executive Officer of UnitedHealthcare, Inc., our predecessor corporation, until February 1988. From 1995 until February 2001, Mr. Burke was the owner, Chief Executive Officer and Governor of the Phoenix Coyotes, a National Hockey League team. Mr. Burke has satisfied all the core director criteria set forth in the skills matrix. As a result of his past experiences, Mr. Burke also has health care industry expertise and qualifies as a financial expert under applicable SEC regulations. Mr. Burke currently serves as a director of Meritage Homes Corporation. In the past five years, he has also served as a director of First Cash Financial Services, Inc.

Mr. Darretta is the retired Vice Chair, Board of Directors, Chief Financial Officer and member of the Executive Committee of Johnson & Johnson, a health care products company. Mr. Darretta served as Chief Financial Officer and a member of the Executive Committee of Johnson & Johnson from 1997 to March 2007. Mr. Darretta joined Johnson & Johnson in 1968. Mr. Darretta has satisfied all the core director criteria set forth in the skills matrix. As a result of his past experiences, Mr. Darretta has corporate governance, health care industry, direct consumer marketing, technology/business process and financial/capital markets expertise and qualifies as a financial expert under applicable SEC regulations. Mr. Darretta currently serves as a trustee for certain Putnam mutual funds. In the past five years, he also served as a director of Johnson & Johnson.

Mr. Hemsley is President and Chief Executive Officer of UnitedHealth Group and has served in that capacity since November 2006. He has been a member of the Board of Directors since February 2000. Mr. Hemsley joined the Company in 1997 as Senior Executive Vice President. He became Chief Operating Officer in 1998, was named President in 1999, and served as President and Chief Operating Officer from 1999 to November 2006. Mr. Hemsley has satisfied all the core director criteria set forth in the skills matrix except that he is not an independent director because he is our Chief Executive Officer. As a result of his past experiences, Mr. Hemsley has health care industry and financial expertise.

Ms. Hooper is President and Chief Executive Officer of The Directors’ Council, a private company which she co-founded in 2003, that works with corporate boards to increase their independence, effectiveness and diversity. She was President and Chief Executive Officer of Voyager Expanded Learning, a developer and provider of learning programs and teacher training for public schools, from 1999 until 2000. Prior to that, she was President and Chief Executive Officer of Stadtlander Drug Company, Inc., a provider of disease-specific pharmaceutical care, from 1998 until Stadtlander was acquired in 1999. Ms. Hooper has satisfied all the core director criteria set forth in the skills matrix. She also is a nationally recognized corporate governance expert. As a result of her past experience, she also has health care industry expertise and qualifies as a financial expert under applicable SEC regulations. She currently serves as a director of AstraZeneca plc., PPG Industries, Inc. and Warner Music Group Corp.

Mr. Lawson served as the President and Chief Executive Officer of Fidelity Investments — Financial Services, a financial services company, from August 2007 until he retired in March 2010. Prior to joining Fidelity, Mr. Lawson served as Vice Chairman of Prudential Financial, a financial services company, from 2002 to 2007 and served as Vice President from 1996 to 2002. Prior to joining Prudential, Mr. Lawson held a series of senior management positions: President and CEO of Van Eck Global, a financial services company, from June 1994 to June 1996; Managing Director and Partner in charge of Private Global Banking and Mutual Funds at Bankers Trust, a bank, from January 1992 to April 1994; Managing Director and CEO of Fidelity Investments — Retail from May 1985 to May 1991; and President and CEO at the Dreyfus Service Corporation, an asset management and distribution company, from May 1982 to May 1985. Mr. Lawson has satisfied all the core director criteria set forth in the skills matrix. As a result of his past experiences, Mr. Lawson has corporate governance, direct consumer marketing, brand marketing/public relations, financial/capital markets and technology/business process expertise and qualifies as a financial expert under applicable SEC regulations. Although not specifically included in our skills matrix, we believe that Mr. Lawson’s past experience as an executive at a major institutional investor makes him a valuable resource for the Board.

Mr. Leatherdale served as the Chair and Chief Executive Officer of The St. Paul Companies, Inc. (currently known as Travelers Companies, Inc.), a property casualty insurance company, from 1990 until he retired in October 2001. Mr. Leatherdale has satisfied all the core director criteria set forth in the skills matrix. As a result of his past experiences, Mr. Leatherdale has corporate governance and financial/capital markets expertise and qualifies as a financial expert under applicable SEC regulations. In the past five years Mr. Leatherdale has also served as a director of Xcel Energy Inc.

Mr. Renwick is President and Chief Executive Officer of The Progressive Corporation, an auto insurance holding company. Before being named Chief Executive Officer in 2001, Mr. Renwick served as Chief Executive Officer-Insurance Operations and Business Technology Process Leader from 1998 through 2000. Prior to that, he led Progressive’s Consumer Marketing group and served as President of various divisions within Progressive. Mr. Renwick joined Progressive in 1986 as Auto Product Manager for Florida. Mr. Renwick has satisfied all the core director criteria set forth in the skills matrix. As a result of his past experience, Mr. Renwick has corporate governance, health care industry, direct consumer marketing, brand marketing/public relations, financial/capital markets and technology/business process expertise and qualifies as a financial expert under applicable SEC regulations. Mr. Renwick currently serves as a director of The Progressive Corporation and Fiserv, Inc.

Dr. Shine has served as the Executive Vice Chancellor for Health Affairs of the University of Texas System (the “UT System”), which consists of nine academic campuses and six health institutions, since November 2003. Dr. Shine also served as the interim Chancellor of the University of Texas System from May 2008 until February 2009. Dr. Shine served as President of the Institute of Medicine at the National Academy of Sciences from 1992 until 2002. From 1993 until 2003, Dr. Shine served as a Clinical Professor of Medicine at the Georgetown University School of Medicine. From 1971 until 1992, Dr. Shine served in several positions at the University of California School of Medicine, ending as Dean and Provost, Medical Sciences, and he continues to be Professor of Medicine Emeritus. Dr. Shine has also served as Chair of the Council of Deans of the Association of American Medical Colleges from 1991 until 1992 and as President of the American Heart Association from 1985 until 1986. Dr. Shine has satisfied all the core director criteria set forth in the skills matrix. He is a nationally recognized cardiologist and, as a result of his past experience, has health care policy and clinical practice expertise.

Dr. Wilensky has been a senior fellow at Project HOPE, an international health foundation, since 1993. From 2008 to 2009, Dr. Wilensky was President of the Department of Defense Health Board and chaired its sub-committee on health care delivery. From December 2006 to December 2007, Dr. Wilensky co-chaired the Department of Defense Task Force on the Future of Military Health Care. During 2007 she also served as a commissioner on the President’s Commission on Care for America’s Returning Wounded Warriors. From May 2001 to May 2003, she was the Co-Chair of the President’s Task Force to Improve Health Care for our Nation’s Veterans. From 1997 to 2001, she was also Chair of the Medicare Payment Advisory Commission. From 1992 to 1993, Dr. Wilensky served as the Deputy Assistant to President George H. W. Bush for policy development, and from 1990 to 1992, she was the Administrator of the Health Care Financing Administration (now known as the Centers for

Medicare and Medicaid Services) directing the Medicaid and Medicare programs for the United States. Dr. Wilensky has satisfied all the core director criteria set forth in the skills matrix. She is a nationally recognized health care economist and, as a result of her past experience, has health care policy expertise. Dr. Wilensky currently serves as a director of Cephalon, Inc., Quest Diagnostics Incorporated, and SRA International Inc. In the past five years, she has also served as a director of Gentiva Health Services and Manor Care, Inc.

CORPORATE GOVERNANCE

Overview

UnitedHealth Group is committed to high standards of corporate governance and ethical business conduct, reporting results with accuracy and transparency, and complying fully with the laws and regulations that govern our businesses.

Important documents governing our corporate governance practices include our Articles of Incorporation, Bylaws, Principles of Governance, Board of Directors Committee Charters, Standards for Director Independence, Code of Business Conduct and Ethics, Related-Person Transactions Approval Policy, Board of Directors Communication Policy, Political Contributions Policy and Corporate Environmental Policy. You can access these documents at www.unitedhealthgroup.com to learn more about our corporate governance practices.

Corporate Governance Practices

Some of our key corporate governance practices include:

Board Structure and Shareholder Rights

•	All members of our Board of Directors are elected annually by our shareholders.

•	Our Articles of Incorporation provide that each director must be elected by a majority vote in an uncontested election.

•	We have no supermajority shareholder approval provisions.

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We have a non-executive independent Chair of the Board. If the Chair of the Board is not independent, then a Lead Independent Director will be appointed by a majority vote of the independent directors.

Board and Board Committees Composition and Performance

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Our Board of Directors has formed and convened a Nominating Advisory Committee comprised of representatives from the shareholder and medical communities to provide input into the composition of our Board of Directors.

•	All members of our Audit Committee are required to be financial experts as defined by the SEC.

•	A non-management director may not serve on more than four public company boards of directors (including the Company).

•	Our chief executive officer (“CEO”) may not serve on more than two public company boards of directors (including the Company).

•	Our directors are required to offer their resignations upon a change in their primary careers.

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Our Board of Directors and each Board committee conducts executive sessions of non-management directors at least four times per year. Our Chair of the Board presides over each executive session of non-management directors. Our Board committees also conduct executive sessions that are presided over by the Committee Chairs of their respective committees.

•	Our Board of Directors and Board committees have the authority to retain independent advisors.

•	Our Board of Directors and its Committees conduct performance reviews annually.

•	All directors are required to attend director education sessions.

Guidelines and Board Policies

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Our Board of Directors reviews our CEO succession plan annually. The Board of Directors developed our CEO succession plan with input from our CEO. The CEO succession plan has two components: a succession plan that addresses emergency or unanticipated loss of our CEO and a longer term succession plan. Material features of this plan include identification of Board members to lead the succession process, identification and development of internal candidates, and identification of external resources necessary to ensure a successful transition.

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We maintain stock ownership guidelines for directors and executive officers. We also maintain stock retention requirements for directors and executive officers. See the discussions under the heading “Compensation Discussion and Analysis — Elements of Our Compensation Program — Other Compensation Practices — Executive Stock Ownership Guidelines” for a description of the stock ownership guidelines and stock retention requirements for the Company’s executive officers, and under the headings “Director Compensation — Stock Ownership Guidelines” and “Director Compensation — Equity-Based Compensation” for a description of the stock ownership guidelines and stock retention requirements for the Company’s non-employee directors.

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We have a related-person transactions approval policy regarding the review, approval and ratification by our Audit Committee of all related-person transactions with consideration in excess of $1. See the discussion under the heading “Certain Relationships and Transactions” below.

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We have a clawback policy that allows the Company to recover cash incentive compensation and equity awards from senior executives in the event of fraud or misconduct resulting in a restatement of the Company’s financial statements or in the event of a senior executive’s violation of a restrictive covenant. See the discussion under the heading, “Compensation Discussion and Analysis — Elements of Our Compensation Program — Other Compensation Practices — Potential Impact on Compensation from Executive Misconduct” below.

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We have an independent compensation consultant policy that requires the consultant engaged by the Compensation and Human Resources Committee (the “Compensation Committee”) to be independent of the Company or the Company will disclose the fees paid to the consultant in the Company’s proxy statement.

•	Our Board of Directors believes that effective Board-shareholder communication strengthens the Board of Directors’ role as an active, informed and engaged fiduciary so we have a communication policy which outlines how shareholders and other interested parties may communicate with the Board of Directors. See the discussion under the heading, “Corporate Governance — Communication with the Board of Directors.”

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We have a political contributions policy which is overseen by our Public Policy Strategies and Responsibility Committee (the “Public Policy Strategies Committee”) and pursuant to which the political contributions of the Company and its federal and state political action committees are disclosed semi-annually.

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We have an environmental policy which outlines our focus on minimizing our impact on the environment and creating a Company culture that heightens our employees’ awareness of the importance of preserving the environment and conserving energy and natural resources.

Independent Auditors

•	Our shareholders annually ratify the selection of our independent registered public accounting firm.

•	The 2010 non-audit fees paid to our independent registered public accounting firm were less than 10% of total fees paid to that firm by the Company in 2010.

Principles of Governance

Our Articles of Incorporation and Bylaws, together with Minnesota law and NYSE and SEC rules, govern the Company. Our Principles of Governance reflect the views of our Board of Directors and set forth many of the practices, policies and procedures which provide the foundation of our commitment to strong corporate governance. The policies and practices covered in our Principles of Governance include shareholder rights and proxy voting; structure, composition and performance of the Board of Directors; use of an independent compensation consultant; stock ownership and stock retention requirements; Board of Directors operation; individual director responsibilities; and Board committees. Our Principles of Governance are reviewed at least annually by our Nominating Committee and are revised as necessary.

Code of Business Conduct and Ethics

The Code of Business Conduct and Ethics is published on the Company’s website and covers our principles and policies related to business conduct, conflicts of interest, public disclosure, legal compliance, reporting and accountability, corporate opportunities, confidentiality, fair dealing and protection, and proper use of Company assets. Any waiver of the Code of Business Conduct and Ethics for the Company’s executive officers, senior financial officers or directors may be made only by the Board of Directors or a committee of the Board. We will publish any amendments to the Code of Business Conduct and Ethics and waivers of the Code of Business Conduct and Ethics for an executive officer or director on the Company’s website.

Ethics & Compliance HelpCenter

We strongly encourage employees to raise ethics and compliance concerns. We offer several channels for employees and third parties to report ethics and compliance concerns or incidents, including concerns about accounting, internal controls or auditing matters. We provide an Ethics & Compliance HelpCenter that is available to employees 24 hours a day, 7 days a week, with live operators in multiple languages. In addition to phone support, we also provide a website for employees to submit an online report to the HelpCenter. Whether reporting by phone or online, individuals may choose to remain anonymous. Employees may also raise their ethics and compliance concerns with their manager or supervisor, their business unit attorney or compliance officer, our Ethics and Integrity Office, the Human Capital department or the Corporate Security department. We prohibit retaliatory action against any individual who in good faith raises concerns or questions regarding ethics and compliance matters or reports suspected violations. We train all employees and periodically advise them regarding the means by which they may report possible ethics or compliance issues and their affirmative responsibility to report any possible issues. In our latest employee survey, 97% of employees said they knew what to do if unethical behavior or misconduct occurred in their work area.

Director Independence

Our Board of Directors has adopted the Company’s Standards for Director Independence, which are available on the Company’s website. The Standards for Director Independence requirements exceed the standards set by the SEC and the NYSE.

Our Board of Directors has determined that each of William C. Ballard, Jr., Richard T. Burke, Robert J. Darretta, Michele J. Hooper, Rodger A. Lawson, Douglas W. Leatherdale, Glenn M. Renwick, Kenneth I. Shine, M.D. and Gail R. Wilensky, Ph.D. is “independent” under the NYSE rules and the Company’s Standards for Director Independence and that these directors have no material relationships with the Company that would prevent the directors from being considered independent. The Company’s President and CEO, Stephen J. Hemsley, is not an independent director.

In determining independence, the Board of Directors considered, among other factors, all of the business relationships between the Company and our directors and nominees, their immediate family members (as defined by the NYSE) or their affiliated companies. The Board of Directors considered whether any director or any nominee was a director, partner, significant shareholder or executive officer of an organization that has a relationship with the Company, and charitable contributions that the Company or its affiliates made to organizations with which such directors or nominees are or have been associated. In particular, the Board of Directors evaluated the following relationships and determined that such relationships were in the normal course of business and that the relationships did not impair the directors’ exercise of independent judgment:

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Mr. Burke is an owner of Rainy Partners, LLC. Rainy Partners, LLC is a customer of the Company and paid the Company premiums for health insurance of approximately $123,000 in 2010. These premiums were determined on the same terms and conditions as premiums for our other customers.

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Dr. Shine is the Executive Vice Chancellor for Health Affairs of the UT System, which includes six health institutions. The health institutions are part of the Company’s broad national network of hospitals and physicians and other care providers. In 2010, we paid the UT System approximately $136 million for medical expenses on behalf of consumers who obtain health insurance from us, approximately $570,000 for funded clinical trials, medical refunds and reimbursements, and tuition payments for employees and approximately $5,000 in community giving, which amounts to approximately 1.5% of the 2010 operating revenues of the UT System. Some of our self-funded customers also paid approximately $278 million to the UT System for health care services on behalf of their employees and health plan participants.

Dr. Shine is neither directly nor indirectly involved in this relationship. Dr. Shine has no direct responsibilities for any contractual or other relationships with the Company or its competitors. The UT System has established a process pursuant to which Dr. Shine will not have access to any information that is maintained by the UT System that could be used to benefit or provide an advantage to the Company.

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Dr. Wilensky is a senior fellow of Project HOPE. In 2010, the Company made charitable contributions of approximately $50,000 to Project HOPE in support of its mission of providing lasting solutions to health problems. In addition, the Company paid Project HOPE approximately $1.6 million in fees, or 1% of Project HOPE’s total revenues, related to a project to provide greater access to health care to underserved populations via a mobile telemedicine clinic. These fees were for services Project HOPE provides in the ordinary course of its business. The Company believes Project HOPE is uniquely qualified to support the mobile telemedicine clinic because of its success in providing similar health care services in underserved areas throughout the world. Dr. Wilensky is neither directly nor indirectly involved in this relationship.

•	Relationships between the Company and organizations on which our outside directors serve only as directors.

Independent Board Leadership

Our Board of Directors believes that having independent Board leadership is an important component of our governance structure. As such, our Bylaws require the Company to have either an independent Chair of the Board or a Lead Independent Director. The Company believes the current leadership structure delineates the separate roles of managers and directors. Whereas our CEO sets the strategic direction for the Company and provides day-to-day leadership, our independent Chair of the Board leads the Board in the performance of its duties and serves as the principal liaison between the independent directors and the CEO. In recognition of these distinct differences in duties, our Principles of Governance outline the specific duties of the Chair of the Board or a Lead Independent Director, including:

•	chairing all meetings of the Board at which the Chair is present (Chair of the Board duty only);

•	working with the CEO on the scheduling of Board meetings and the preparation of agendas and materials for Board meetings;

•	coordinating the preparation of agendas and materials for executive sessions of the Board’s non-management directors;

•	scheduling and leading the executive sessions of the Board’s non-management directors;

•	defining the scope, quality, quantity and timeliness of the flow of information between Company management and the Board that is necessary to effectively and responsibly perform their duties;

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leading the Board process for hiring, terminating and evaluating the performance of the Company’s CEO and working with the Chair of the Compensation Committee on the process for compensating and evaluating the CEO;

•	recommending outside advisors and consultants, as necessary, who report directly to the Board on Board-related issues;

•	serving as an ex-officio member of each committee and working with the Board Committee Chairs on the performance of their designated roles and responsibilities;

•	interviewing, along with the chair of the Nominating Committee, all Board candidates and making director candidate recommendations to the Nominating Committee;

•	assisting the Board and the Company in assuring compliance with and implementation of the Company’s Principles of Governance;

•	coordinating the performance evaluations of the Board and the Board committees in conjunction with the Committee Chairs and the Nominating Committee;

•	working with the Nominating Committee on the membership of Board committees; and

•	being available for communications with shareholders, as needed.

Risk Oversight

Enterprise-Wide Risk Oversight

Our Board of Directors oversees management’s enterprise-wide risk management activities. Management’s risk management activities include assessing and taking actions necessary to manage risk incurred in connection with the long-term strategic direction and operation of our business. Each director on our Board is required to have risk oversight ability for each skill and attribute the director possesses that is reflected in the collective skills section of our director skills matrix set forth in “Election of Directors — Director Nomination Process — Criteria of Nomination to the Board” above. Collectively, our Board of Directors uses its committees to assist in its risk oversight function as follows:

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Audit Committee oversees our controls and compliance activities. The Audit Committee also oversees management’s processes to identify and quantify material risks facing the Company. The Company’s General Auditor, who reports to the Audit Committee, assists the Company in identifying and evaluating risk management controls and methodologies and provides reports to the Audit Committee quarterly. In connection with its risk oversight role, the Audit Committee regularly meets privately with representatives from the Company’s independent registered public accounting firm, the Company’s General Auditor, and the Company’s General Counsel;

•	Compensation Committee oversees risk associated with our compensation practices and plans;

•	Nominating Committee oversees Board processes and corporate governance-related risk; and

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Public Policy Strategies Committee oversees risk associated with the Company’s activities in the public policy arena, including health care reform and modernization activities, political contributions, government relations, community and charitable activities and corporate social responsibility.

Our Board of Directors maintains overall responsibility for oversight of the work of its various committees by receiving regular reports from the Committee Chairs regarding the work performed by the various committees. In addition, discussions about the Company’s strategic plan, consolidated business results, capital structure, merger and acquisition related activities and other business discussed with the Board of Directors include a discussion of the risks associated with the particular item under consideration.

Enterprise-wide incentive compensation risk assessment

In late 2009, our Compensation Committee requested that management conduct a risk-assessment of the Company’s enterprise-wide compensation programs. The Company formed a multi-functional team comprising senior members of the Company’s finance, human capital, legal and business risk departments to design the enterprise-wide compensation program risk assessment. In 2010, management reevaluated the Company’s enterprise-wide compensation programs based upon the risk assessment principles developed in 2009. The Company also engaged a third party to assess the design of the enterprise-wide incentive compensation program risk assessment.

The risk assessment was conducted by management, who reviewed both cash incentive compensation plans and individual cash incentive awards paid in 2010 for the presence of certain design elements that could incent employees to incur excessive risk, the ratio and level of incentive to fixed compensation, the amount of manager discretion, the percentage of compensation expense as compared to the business units’ revenues, and the presence of other design features that serve to mitigate excessive risk taking, such as the Company’s clawback policy, stock ownership guidelines, multiple performance metrics, caps on individual or aggregate payments and similar features. The Compensation Committee also receives an annual report on the Company’s compliance with its equity award program controls.

After considering the results of the risk assessment, management concluded that the level of risk associated with the Company’s enterprise-wide compensation programs is not reasonably likely to have a material adverse effect on the Company. The results of the risk assessment were reviewed with the Compensation Committee at its February 2011 meeting. Please see “Compensation Discussion and Analysis” for a discussion of design elements intended to mitigate excessive risk taking by our executive officers.

Board Meetings and Annual Meeting Attendance

Directors are expected to attend Board meetings, meetings of committees on which they serve and the Annual Meeting of Shareholders. All of our incumbent directors attended the 2010 Annual Meeting, other than Mr. Lawson who was not a director at that time. During the year ended December 31, 2010, the Board of Directors held nine meetings. All incumbent directors who were members of the Board of Directors in 2010 attended at least 75% of the meetings of the Board and any Board committees of which they were members.

Board Committees

The Board of Directors has established four standing committees: the Audit Committee, the Compensation Committee, the Nominating Committee and the Public Policy Strategies Committee. These committees help the Board of Directors fulfill its responsibilities and assist the Board of Directors in making informed decisions. Each committee operates under its own written charter, and evaluates its charter and conducts a committee performance evaluation annually.

Director	Audit	Compensation and Human Resources	Nominating and Corporate Governance	Public Policy Strategies and Responsibility
William C. Ballard, Jr.	Chair		X
Richard T. Burke*
Robert J. Darretta	X	X
Stephen J. Hemsley
Michele J. Hooper			Chair	X
Rodger A. Lawson
Douglas W. Leatherdale		Chair	X
Glenn M. Renwick	X
Kenneth I. Shine, M.D.				X
Gail R. Wilensky, Ph.D.		X		Chair

*	Mr. Burke is the Chair of the Board and ex-officio member of each Board committee. As an ex-officio member, Mr. Burke has a standing invitation to attend each Board committee meeting, but does not count for quorum purposes or vote on committee matters.

Audit Committee

The Audit Committee consists of Messrs. Ballard (Chair), Darretta and Renwick, each of whom is an independent director under the NYSE listing standards and the SEC rules. The Board of Directors has determined that Messrs. Ballard, Darretta and Renwick are “audit committee financial experts” as defined by the SEC rules. The Audit Committee has responsibility for the selection and retention of the independent registered public accounting firm, and assists the Board of Directors by overseeing financial reporting and internal controls, public disclosure and compliance activities. The Audit Committee also oversees management’s processes to identify and quantify material risks facing the Company. The Audit Committee operates as a direct line of communication between the Board of Directors and our independent registered public accounting firm, as well as our internal audit, compliance and legal personnel. The Audit Committee held eleven meetings in 2010.

Compensation and Human Resources Committee

The Compensation Committee consists of Messrs. Leatherdale (Chair) and Darretta and Dr. Wilensky, each of whom is an independent director under the NYSE listing standards, a non-employee director under the SEC rules and an outside director under the Internal Revenue Code of 1986 (the “Internal Revenue Code”). The Compensation Committee is responsible for overseeing our policies and practices related to total compensation for executive officers, the administration of our incentive and equity-based plans and the risk associated with our compensation practices and plans. The Compensation Committee also establishes our employment arrangements with our CEO and other executive officers, conducts an annual performance review of the CEO, and reviews and monitors director compensation programs and the Company’s stock ownership guidelines. The Compensation Committee held seven meetings in 2010.

Nominating and Corporate Governance Committee

The Nominating Committee consists of Ms. Hooper (Chair) and Messrs. Ballard and Leatherdale, each of whom is an independent director under the NYSE rules. The Nominating Committee’s duties include identifying and nominating individuals to be proposed for election as directors at each Annual Meeting or to fill board vacancies, conducting the Board evaluation process, evaluating the categorical standards which the Board of Directors uses to determine director independence, and monitoring and evaluating corporate governance. The Nominating Committee also oversees Board processes and corporate governance-related risk. The Nominating Committee held four meetings in 2010.

Public Policy Strategies and Responsibility Committee

The Public Policy Strategies Committee consists of Dr. Wilensky (Chair), Ms. Hooper and Dr. Shine. The Public Policy Strategies Committee is responsible for assisting the Board of Directors in fulfilling its responsibilities relating to the Company’s public policy, health care reform and modernization activities, political contributions, government relations, community and charitable activities and corporate social responsibility. The Public Policy Strategies Committee is also responsible for overseeing the risk associated with these activities. The Public Policy Strategies Committee held four meetings in 2010.

Communication with the Board of Directors

The Board of Directors values the input and insights of our shareholders and other interested parties and believes that effective communication strengthens the Board of Directors’ role as an active, informed and engaged fiduciary. The Board of Directors has adopted a Board of Directors Communication Policy to facilitate communication with the Chair of the Board, any director, committee of the Board, the non-management directors as a group or the full Board of Directors. Under the policy, the Board of Directors has designated the Company’s Secretary to the Board of Directors as its agent to receive and review communications addressed to the Chair of the Board, any director, committee of the Board, the non-management directors as a group or the full Board of Directors.

The Company will not forward to the directors communications received which are of a personal nature or not related to the duties and responsibilities of the Board of Directors, including, without limitation, junk mail, mass mailings, business solicitations, routine customer service complaints, new product or service suggestions, and opinion survey polls. The Secretary to the Board of Directors will forward such complaints and suggestions received to the appropriate members of the Company’s management.

Appropriate Board communications include matters relating to:

•	Board succession planning process;

•	CEO succession planning process;

•	Executive compensation;

•	Use of capital;

•	Corporate governance; and

•	General Board oversight, including accounting, internal controls, auditing and other related matters.

The policy, including information on how to contact the Board of Directors, may be found in the corporate governance section of the Company’s website, www.unitedhealthgroup.com.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

UnitedHealth Group’s compensation program is designed to attract and retain highly qualified executives and to maintain a strong link between pay and performance that rewards achievement of enterprise-wide goals. Our executive compensation philosophy emphasizes and rewards teamwork and close collaboration among executive officers. We believe that such teamwork produces Company growth and performance, optimizes the use of enterprise-wide capabilities, drives efficiencies, and integrates products and services for the benefit of our customers and other stakeholders. Further, the Compensation Committee recognizes that to promote long-term sustained performance, it is necessary to reward not only the achievement of financial and operational goals, but also the accomplishment of significant objectives that position the Company for future growth, even if those objectives are not expected to immediately impact financial results.

In determining executive compensation for 2010, the Compensation Committee considered the Company’s strong growth, operating performance and financial results, achieved in a difficult economic environment. Some of our key business results were as follows:

•	revenues increased to $94.2 billion in 2010 from $87.1 billion in 2009, an 8% increase over 2009;

•	operating income was $7.9 billion in 2010 compared to $6.4 billion in 2009, a 24% increase over 2009;

•	net earnings increased to $4.6 billion in 2010 from $3.8 billion in 2009, a 21% increase over 2009;

•	cash flow was $6.3 billion in 2010 compared to $5.6 billion in 2009, an 11.5% increase over 2009;

•	earnings per share increased 26.5%;

•	dividend payable to our shareholders increased from $0.03 per share annually to $0.125 quarterly ($0.50 per share annually); and

•	total shareholder return was 19.8%.

Achievement of the Company’s financial performance was due in large part to our success on a broad range of initiatives that were designed to address the expected difficult economic environment in 2010 and in the longer term. These initiatives were intended to position the Company for future growth in connection with the expected economic recovery by introducing innovative products and services, ever improving service experience to consumers and care providers, reducing medical cost trends while improving outcomes, lowering operating costs through increased productivity and brand recognition and reputational advances.

The Company’s positive financial performance under difficult circumstances, the positioning of the Company for future growth, the successful implementation of the initiatives above, as well as other factors and peer comparisons described herein, led the Compensation Committee to determine that our named executive officers merited the awards described below.

The Compensation Committee believed that total compensation for our Chief Executive Officer, our Chief Financial Officer and each of our three other most highly compensated executive officers for fiscal 2010 (the “named executive officers”) should be heavily weighted toward long-term performance-based compensation. The elements of compensation for our named executive officers were unchanged from 2009. In 2010, long-term compensation represented between 65% and 80% of the total mix of compensation granted to our named executive officers.

As discussed in detail below, in 2010, the Compensation Committee determined that our CEO, Mr. Hemsley, should receive the following compensation:

•	Base salary of $1.3 million, which has not been increased since 2006;

•	Annual cash incentive award of $3.4 million, which represents 174% of his target opportunity;

•	No long-term cash incentive award for the 2008 – 2010 performance period;

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Performance-based restricted stock units (“performance shares”) with a targeted grant date value of approximately $3 million, stock appreciation rights (“SARs”) with a grant date fair value of approximately $1.5 million and restricted stock units (“RSUs”) with a grant date fair value of approximately $1.5 million; and

•	Company matching contributions of $107,300 made under the Company’s 401(k) and Executive Savings Plan.

The Compensation Committee believed this compensation was appropriate to recognize Mr. Hemsley’s overall leadership in positioning the Company for long-term success during a difficult overall economic environment and during a period of significant change and modernization in the health care marketplace, and in particular, his leadership in enhancing the Company’s reputation, ethical culture and tone at the top, and his support and promotion of social responsibility initiatives. Even though Mr. Hemsley’s total compensation is below the CEO median in the Company’s peer groups, the Compensation Committee and Mr. Hemsley agree that the total compensation awarded is sufficient to motivate and retain him.

For the other named executive officers, the Company believes internal pay parity increases collaboration, teamwork and accountability across the enterprise, recognizes the skills and versatility of each executive officer and reflects internal parity of contributions. As a result, each named executive officer received the same relative target total compensation.

Philosophy and Objectives of our Compensation Program

We seek to attract and retain highly qualified executives and establish a strong relationship between executive compensation and Company performance based on the achievement of enterprise goals. We strive to compensate competitively and sensibly. We also believe that compensation is not the exclusive means to attract and retain highly qualified executive officers.

The primary objectives of our executive compensation program are to:

•	Attract and retain highly qualified executive officers and motivate them to deliver a consistently high level of performance in the industries and markets in which we compete.

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Align the economic interests of our executive officers with those of our shareholders by placing a substantial portion of compensation at risk through performance goals that, if achieved, are expected to increase total shareholder return over the long term and contribute to the long-term prosperity of the Company.

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Reward performance that emphasizes teamwork and close collaboration among executive officers, supports Company growth by leveraging enterprise-wide capabilities, drives efficiencies and integrates products and services for the benefit of customers and other stakeholders.

•	Reward performance that supports the Company’s values by promoting and instilling a culture of integrity, business ethics, customer and provider service, community service and diversity.

•	Reward performance that advances our mission of helping people live healthier lives.

•	Foster an entrepreneurial spirit that reflects innovative thinking and action, effective and accountable management and leverages the ingenuity of our employees.

Compensation Program Principles

Our Compensation Committee uses the following principles to implement our compensation philosophy and achieve our executive compensation program objectives:

1.	Pay for performance. A substantial portion of the total compensation of our executive officers is composed of annual and long-term incentive payments that are earned upon achievement of financial and non-financial outcomes that either influence or contribute to shareholder value creation.

2.	Enhance prosperity of the business. We have a balanced compensation program that is significantly weighted towards long-term performance. In addition, we base cash incentives on achievement of goals and objectives that reflect a mix of quantitative and qualitative performance measures which encourage executive officers to favor the longer-term prosperity of the Company, while avoiding excessive risk-taking in the short-term.

3.	Reward long-term growth and sustained profitability. Compensation of our executive officers is heavily weighted toward equity and long-term cash awards. These awards require sustained financial performance to deliver significant value by the Company and encourage our executive officers to deliver continued growth over an extended period of time. They also aid us in the retention of executive officers who are vital to our long-term success. The equity awards, coupled with executive stock ownership guidelines and stock retention requirements, further assure the alignment of interests between our executive officers and our shareholders.

4.	Modest benefits and limited perquisites. We provide standard employee benefits and limited perquisites or other forms of compensation to our named executive officers. We believe that the financial opportunities provided to our executive officers through our compensation program minimize the need for extra benefits or perquisites and that the absence of such benefits or perquisites does not impact our ability to attract and retain such executives.

Determination of Total Compensation

The Compensation Committee’s Use of an Independent Compensation Consultant

The Compensation Committee retains a separate independent compensation consultant to advise the Compensation Committee on executive and director compensation matters, assess total compensation program levels and program elements for executive officers and evaluate competitive compensation trends. In 2009, the Board of Directors adopted a policy formalizing the Compensation Committee’s practice of using an independent compensation consultant.

The Compensation Committee retained Jon Weinstein to act as its independent compensation consultant in 2010. From January 2010 until October 2010, Mr. Weinstein worked at Towers Watson. In October 2010, Mr. Weinstein joined Pay Governance LLC, a new firm established by former Towers Watson executive compensation consultants. After considering the results of a performance review, the Compensation Committee discussed their satisfaction with the services provided by Mr. Weinstein and determined to continue to retain him at Pay Governance. Pay Governance does not provide any other services to the Company. The Compensation Committee has concluded that Mr. Weinstein at all times has been an independent compensation consultant under the Board of Directors’ policy because he takes directions from and reports directly to the Compensation Committee and does not perform any work for management.

In 2010, the Company paid Towers Watson approximately $251,000 for executive compensation services provided to the Compensation Committee. The Company also paid Towers Watson approximately $260,000 for benefit administration, actuarial services and off-the-shelf surveys provided to management.

In addition to executive compensation consulting services, Towers Watson also provides health benefit consulting services to certain customers of the Company. In 2010, we paid Towers Watson or its affiliates approximately $2.6 million in commissions related to the sale of Company health care products and services to customers of the Company, pre-implementation audits and other audit services at the request of and for the benefit of Company customers, and consulting services related to the development of certain health care products and services provided by the Company. Towers Watson is also a customer of the Company and we paid them pharmacy rebates of approximately $260,000 in 2010. These additional services provided to management and the Company in 2010 were in the normal course of business and therefore not approved by the Compensation Committee. Mr. Weinstein had no participation in any of the relationships between management and Towers Watson.

Competitive Positioning

The Compensation Committee approves the overall compensation for the named executive officers based on its own evaluation, including internal pay equity considerations, tenure and performance of each named executive officer, input from its independent consultant and benchmark data. The Compensation Committee believes that total compensation for named executive officers should be heavily weighted toward long-term performance-based compensation, but it does not target a specific mix of compensation between annual and long-term compensation or between equity and cash compensation. In 2010, long-term compensation (cash and equity) represented between 65% and 80% of the total mix of compensation granted to named executive officers.

In general, the Compensation Committee’s goal is to achieve total compensation for the named executive officers as a group that falls within a range of the fiftieth to the seventy-fifth percentiles of benchmark data if paid at target. Total compensation of our named executive officers as a group in 2010, consisting of base salary, annual cash incentive award, long-term cash incentive award, and the grant date fair value of equity awards, resulted in compensation paid between the median and the seventy-fifth percentile of benchmark data as compared to our peer groups.

In assessing the competiveness of our executive compensation program, our Compensation Committee uses three sets of peer group data as follows:

•	broader industry group;

•	strategic and operating group; and

•	managed care company group.

The Compensation Committee considers data from a broader general industry group in order to review more robust market data, including a wide array of relevant industries that reflects a broad market for talent, particularly for corporate level executive officers. The general industry group was developed by the independent compensation consultant based on the following selection criteria:

•	top 100 publicly traded companies in terms of revenue or market cap;

•

eliminate industries that have unique structures that are not relevant to UnitedHealth Group, such as oil and gas, heavy manufacturing, aerospace and defense, auto manufacturing or similar industries, because the Company is unlikely to recruit from these industries;

•	eliminate companies with a single line of business, so that only multi-segment companies are included; and

•	add major companies located near UnitedHealth Group’s significant executive locations, to consider local competitive dynamics.

The Company does not participate in the selection of the companies for inclusion in the general industry group and is not made aware of the companies in this group until the independent compensation consultant presents its benchmarking results to the Compensation Committee. The companies that were included in the 2010 general industry group pursuant to the criteria set forth above are listed in the Appendix A to this Compensation Discussion and Analysis.

Next, the Compensation Committee considers data from a strategic and operating peer group consisting of 28 companies listed in the Appendix to this Compensation Discussion and Analysis. The companies included in this peer group were chosen because they contain similar strategic and/or operating characteristics to the Company, although the Company is significantly larger than most of the companies in this peer group.

The Compensation Committee also considers data from the five largest publicly traded managed care companies with which we compete, who are listed in the Appendix to this Compensation Discussion and Analysis. The Compensation Committee does not benchmark compensation practices solely against these managed care companies because the Company is substantially larger, more complex and more diverse than those companies, and the Company competes for talent and capital with other successful large companies without regard to industry.

Role of Management and CEO in Determining Executive Compensation

While the Compensation Committee has the responsibility to approve and monitor all compensation for our executive officers, management plays an important role in determining executive compensation. Management recommends appropriate enterprise-wide financial and non-financial performance goals. Management works with the Compensation Committee to establish the agenda and prepare meeting information for each Compensation Committee meeting. Our CEO assists the Compensation Committee by providing his evaluation of the performance of the executive officers who report directly to him and recommends compensation levels for such executive officers. Our CEO does not, however, make recommendations regarding his own compensation.

Use of Tally Sheets and Wealth Accumulation Analysis

When approving compensation decisions, the Compensation Committee reviews tally sheet information for each of our executive officers. These tally sheets are prepared by management and quantify the elements of each executive officer’s total compensation, including base salary, annual cash incentive awards, long-term cash incentive awards and stock ownership levels. The tally sheets also include a summary of all equity awards previously granted to each executive officer, the gain realized from past vesting or exercise of equity awards and the projected value of accumulated equity awards based upon various stock appreciation scenarios. This is done to effectively analyze the amount of compensation each executive officer has accumulated to date and to better understand the amount the executive officer could accumulate in the future.

Elements of our Compensation Program

Overview

The compensation program for our named executive officers consists of the following elements:

Compensation Element	Objective	Type of Compensation
Base salary	To provide a base level of cash compensation for executive officers	Annual cash compensation, not at risk
Annual cash incentive awards	To encourage and reward executive officers for achieving annual corporate performance goals	Annual performance compensation, at risk
Long-term cash incentive awards	To encourage and reward executive officers for achieving three-year corporate performance goals	Long-term performance compensation, at risk
Equity awards

To motivate and retain executive officers and align their interests with shareholders through the use of:

•     SARs to encourage performance that contributes to sustained stock price appreciation;

•     Performance shares to motivate sustained performance and growth; and

•     RSUs to retain executive officers and build stock ownership positions.

Long-term performance compensation, at risk
Employee benefits	The smallest part of total remuneration promotes health, well-being and financial security of employees, including executive officers	Annual indirect compensation, not at risk

Annual Compensation

Base Salary

The Compensation Committee generally determines base salary levels for our named executive officers early in the fiscal year, with changes becoming effective during the first quarter of the fiscal year. In 2010, Mr. Renfro’s base salary was increased to $700,000. The Compensation Committee made no other changes to the base salaries of any of our named executive officers in 2010. The table below sets forth the 2010 base salaries:

Name	2010 Base Salary
S. Hemsley	$1,300,000
M. Mikan	$700,000
G. Boudreaux	$700,000
A. Welters	$700,000
L. Renfro	$700,000

The base salaries of Messrs. Mikan, Renfro and Welters and Ms. Boudreaux reflect the Company’s belief that internal base pay parity is important to reinforce the importance of executive collaboration, teamwork, accountability and success across all of the Company’s business lines in meeting the goals set forth in the Company’s 2010 business plan.

Annual Cash Incentive Awards

Overview

Annual cash incentive awards may be paid if our Company meets or exceeds annual performance goals as determined by the Compensation Committee for that year. These awards are structured to be qualified performance-based compensation under Section 162(m) of the Internal Revenue Code (“Section 162(m)”). Under the Company’s 2008 Executive Incentive Plan, the material terms of which were approved by the Company’s shareholders in 2008, the maximum potential annual bonus pool is equal to 2% of net income. For each participating named executive officer, the Compensation Committee established a maximum potential annual cash incentive award that was expressed as a percentage of base salary and, under the terms of the 2008 Executive Incentive Plan, could not exceed 25% of the annual bonus pool. The actual annual cash incentive award for each named executive officer for 2010 was significantly less than such percentage of the bonus pool established by the Compensation Committee, and was determined based on the performance criteria and target performance goals described below. This approach was designed to establish each named executive officer’s annual cash incentive award in a manner that complied with the performance-based compensation requirements of Section 162(m), while preserving the Compensation Committee’s flexibility to determine the actual annual cash incentive award for each named executive officer up to the maximum amount under the Company’s 2008 Executive Incentive Plan.

2010 Annual Incentive Plan Performance Goals

In February 2010, the Compensation Committee approved performance criteria and target performance goals for the 2010 annual cash incentive award. These performance goals are based on enterprise-wide measures because the Compensation Committee believes that the named executive officers share the responsibility to support the goals and performance of the Company as key members of the Company’s leadership team. The following table sets forth these performance measures, as well as 2010 performance in each of those categories:

2010 Performance Measure	Weight	Threshold Performance	Target Performance	Maximum Performance	Actual 2010 Performance
Revenue	1/3	$84.550 billion	$89.000 billion	$93.450 billion	$93.091 billion
Operating Income	1/3	$4.832 billion	$5.685 billion	$6.538 billion	$7.823 billion
Cash Flow		$3.570 billion	$4.200 billion	$4.830 billion	$6.273 billion
Stewardship: • Customer and Physician Satisfaction • Employee Engagement • Employee Teamwork	1/3	2009 results	2 points above threshold, except customer and physician satisfaction is 5 points above 2009 results	2 points above 2010 target	Between 2010 target and maximum

In 2010, the Company achieved performance close to or significantly in excess of the maximum level on all financial measures. With respect to stewardship, the Company achieved performance at threshold for customer and physician satisfaction, at target for employee engagement, and at maximum for employee teamwork. In determining the actual amount of annual cash incentive compensation to be awarded to each named executive officer, the Compensation Committee considers overall Company performance against all approved goals as set forth in the table above, as well as performance by the management team and individual performance. The Compensation Committee retains discretion to pay an annual incentive award that is higher or lower than the performance level achieved based on these considerations once threshold performance is achieved on any metric. The Compensation Committee also has discretion to consider other factors, such as regulatory compliance, reputation advancement, brand identity and public and social responsibility and the Company’s performance as compared to other large managed care companies, in determining annual cash incentive awards.

The Company’s 2002 Executive Incentive Plan allows for adjustments to the Company’s reported earnings for the impact of changes in accounting principles, extraordinary items and unusual or non-recurring gains or losses, including significant differences from the assumptions contained in the financial plan upon which the incentive targets have been established. Adjustments to reported earnings are intended to better reflect executives’ line of sight / ability to affect payouts, align award payments with growth of the Company’s business, avoid artificial inflation or deflation of awards due to unusual or non-recurring items in the applicable period, and eliminate counterproductive short-term incentives — for example, refraining from settling legacy legal proceedings, pursuing significant new business initiatives or deferring disposing of underutilized assets. Pursuant to the 2002 Executive Incentive Plan, 2010 revenue and operating income were decreased from the results reported in accordance with GAAP consistent with this philosophy. If these decreases had not been made, 2010 revenues would have exceeded the maximum performance level.

Context for 2010 Performance Goals

In establishing the performance measures for the 2010 annual cash incentive awards set forth in the table above, the Compensation Committee sought to align broadly the compensation of our executive officers to key elements of the Company’s 2010 business plan, which was developed in late 2009 and finalized in the first quarter of 2010. Development of the Company’s 2010 business plan was a robust process that involved input from all of the Company’s business units and was reviewed with the Company’s Board of Directors in the fourth quarter of 2009 and the first quarter of 2010. At the target level, these financial performance measures were consistent with the 2010 financial outlook publicly presented in December 2009 at the Company’s annual Investor Conference.

The 2010 financial performance at target level set forth in the table above represented year-over-year growth in revenues of $1.9 billion but also included an expected year-over-year decline in operating income of $674 million and an expected decline in operating cash flow of $1.4 billion. This reflected the Company’s view that there would be a continued difficult business environment in 2010, including expectations that:

•	the general unemployment rate would remain near the 10% level;

•	2010 revenue would increase, but such an increase would be slowed by commercial member losses sustained in 2009 in connection with the then-rising unemployment rate;

•	there would be unprecedented and significant reductions in Medicare Advantage payment rates received from the federal government in 2010;

•	the Company would incur additional costs associated with providing newly mandated benefits related to behavioral parity and autism coverage requirements; and

•	operating cash flows were also expected to be negatively impacted by a legislative change requiring accelerated payment of Part D pharmacy claims.

The non-financial performance measures were intended to incent named executive officers to take actions necessary (and incur associated costs) to achieve improvements in operational performance areas and to encourage employee behaviors that contribute to the overall success of the enterprise. These measures were viewed to be important to obtaining longer-term financial successes that might not be immediately reflected in annual financial results. The non-financial target levels represented an increase over 2009 performance in all categories.

The Compensation Committee was of the view that the breadth of financial and non-financial performance measures for the 2010 annual cash incentive award set forth in the table would motivate the executive officers to achieve results that should contribute to value creation for our shareholders on a long-term basis and avoid excessive risks. At the beginning of 2010, the Company believed it was unlikely that the enterprise-wide revenue, operating income and cash flow goals for 2010 could be achieved without substantial performance on a broad range of initiatives contained in the 2010 business plan. These initiatives were designed to position the Company to manage through an expected difficult general economic environment in 2010, drive or position the Company for growth in connection with the expected economic recovery by introducing innovative products and services, even improving service experience to consumers and care providers, reducing medical cost trends while improving outcomes, lowering operating costs through increased productivity and brand recognition and reputational advances. These initiatives included the following:

•	growth in Medicare Advantage, Part D and Medicaid enrollment;

•

execution of a major multi-track Medicare Advantage remediation plan to compensate for reduced funding rates from the federal government over the near and longer-term that are projected to be less than the rate of medical cost inflation during the same time period;

•	continued innovation in commercial products;

•	delivering ever more effective and comprehensive clinical management; and

•	further improvements to our consolidated operating cost ratio.

The Company made substantial progress with regard to these initiatives contained in the 2010 business plan and, in addition, enrollment in the Company’s commercial business significantly exceeded the Company’s expectations. As a result, 2010 revenues, operating income and cash flow were near or above maximum levels and represented increases over 2009 in every measure. The Company’s total shareholder return was 19.8% in 2010, reflecting successful performance in an uncertain environment.

Determination of 2010 Annual Cash Incentive Award Amounts

At the beginning of each year, the Compensation Committee approves an “annual incentive target percentage” for each executive officer as a percentage of the executive officer’s base salary. In 2010, the maximum cash incentive award that each executive officer could earn, as set by the Compensation Committee, was equal to two times the applicable annual incentive target percentage. The Compensation Committee approves the amount of the annual cash incentive award to be paid to each executive officer for a particular fiscal year in the first quarter of the following fiscal year.

The Compensation Committee believes that it was important to provide the same relative target opportunity to all of the named executive officers, other than Mr. Hemsley, to increase collaboration, teamwork and accountability across the enterprise, to recognize the skills and versatility of each executive officer and to reflect internal parity of contributions. The annual incentive target percentages for annual cash incentive awards to our named executive officers and the actual 2010 annual cash incentive awards paid are set forth in the table below.

2010 Annual Cash Incentive Awards
Name	Target Percentage (% of Salary)	Target Award Value ($)	Maximum Award Value ($)	Actual Award Paid ($)	Paid Award (% of Target)
S. Hemsley	150%	1,950,000	3,900,000	3,400,000	174%
G. Mikan	100%	700,000	1,400,000	1,400,000	200%
G. Boudreaux	100%	700,000	1,400,000	1,400,000	200%
A. Welters	100%	700,000	1,400,000	1,400,000	200%
L. Renfro	100%	700,000	1,400,000	1,400,000	200%

The factors considered by the Compensation Committee in determining the 2010 annual cash incentive award amounts for each executive officer are discussed under “Rationale for Individual Incentive Compensation Decisions” below.

Long-Term Incentive Compensation

Long-term compensation, consisting of the long-term cash incentive program and equity awards, represents the largest portion of executive officer compensation. This combination of long-term incentives provides a compelling performance-based compensation opportunity, aids in aligning and retaining the senior management team and accelerates the optimization of business unit capabilities across the enterprise.

Long-Term Cash Incentive Awards

Overview

The long-term cash incentive awards program creates a financial incentive for achieving or exceeding three-year financial goals for the enterprise. These awards are structured to be qualified performance-based compensation under Section 162(m) of the Internal Revenue Code. Long-term cash incentive awards for the 2008-2010 performance period were established under the Company’s 2008 Executive Incentive Plan. Under the Company’s 2008 Executive Incentive Plan, the maximum potential bonus pool for the 2008-2010 performance period is equal to 2% of the Company’s average net income during the performance period. For each participating executive officer, the Compensation Committee established a maximum potential long-term cash incentive award that was expressed as a percentage of base salary and, under the terms of the 2008 Executive Incentive Plan, could not exceed 25% of the long-term bonus pool. The potential long-term cash incentive award for each named executive officer for the 2008-2010 performance period was significantly less than such percentage of the bonus pool established by the Compensation Committee, and was determined based on the performance criteria and target performance goals described below. This approach was designed to establish each executive officer’s potential long-term cash incentive award in a manner that complied with the performance-based compensation requirements of Section 162(m), while preserving the Compensation Committee’s flexibility to determine the actual long-term cash incentive award for each executive officer up to the maximum amount under the Company’s 2008 Executive Incentive Plan.

2008-2010 Long-Term Incentive Plan Performance Goals

No long-term cash incentive awards for the 2008-2010 performance period were paid because the Company did not achieve the performance threshold on either of the following metrics:

2008-2010 Performance Measure	Weight	Threshold Performance	Actual 2008-2010 Performance
Cumulative EPS	1/2	$11.53	$10.29
Return on Equity	1/2	20.8%	17.0%

The $11.53 cumulative three-year earnings per share (EPS) performance threshold corresponded to a compound annual growth rate of 7.3% over the three-year period. On a GAAP basis, EPS declined by approximately 30% in 2008 as a result of a number of factors, including the difficult economic environment, settlement of class-action lawsuits, and the Company not fully realizing its plans with respect to enrollment growth and medical and operating costs. The Company had year-over-year GAAP EPS growth of 35% in 2009 and 26.5% in 2010. Notwithstanding the strong EPS performance in 2009 and 2010, the cumulative EPS results for the 2008-2010 performance period fell short of the three-year performance goal as a result of the significant decline in EPS in 2008. The 20.8% average return on equity (ROE) performance threshold represented a slight decline from the actual ROE at the time the goal was established. Due to the same factors contributing to the decline in 2008 EPS, the ROE for 2008 decreased to 14.9%. ROE improved to 17.3% in 2009 and 18.7% in 2010, but results for the 2008-2010 performance period fell short of the three-year performance goal.

Equity Awards

Equity Award Practices

Awards of equity-based compensation to our executive officers complement long-term cash incentives and serve the purposes described above under “Long-Term Cash Incentive Awards.” In addition, equity-based awards encourage a strong ownership stake in our Company and align the interests of named executive officers and our shareholders. All outstanding equity-based compensation awards to the executive officers have been awarded under one of three equity-based compensation plans. The most recent equity-based compensation plan, the 2002 Stock Incentive Plan, is the source of current awards.

The Compensation Committee determined that equity-based compensation for 2010 should include grants of SARs, RSUs and performance shares to achieve better balance and effectiveness in our equity-based compensation and to align better the interests of our executive officers and our shareholders. SAR grants were selected because they have value to the recipient only if the Company’s stock price increases, have a similar accounting treatment to stock options and result in a smaller number of shares being issued from our 2002 Stock Incentive Plan. This extends the life of the authorized pool of shares under the 2002 Stock Incentive Plan that is available for future equity awards. RSU grants were selected because they are full value shares with time vesting and, as such, provide added retention value. Performance share grants were selected to further strengthen the longer-term pay-for-performance alignment of the Company’s compensation program. The Compensation Committee’s decision to grant performance shares was informed, in part, by discussions held between the Company and certain of its shareholders regarding the merits of performance shares in a pay-for-performance executive compensation program.

The Compensation Committee’s equity award policy is designed to facilitate the establishment of appropriate processes, procedures and controls in connection with the administration of equity-based incentive plans. The Compensation Committee’s equity award policy requires that all grants of equity be made at set times and at the sole discretion of the Compensation Committee. The Compensation Committee does not delegate authority to management to grant equity awards. We do not have a specific program, plan or practice to time equity compensation awards to named executive officers in coordination with our release of material information.

The Compensation Committee approves all equity awards, including those made to our named executive officers. SAR awards are made with an exercise price equal to or greater than fair market value on the date of grant, and typically have a term of ten years with 25% of the award vesting in each of the first four years following the date of grant. RSU awards are valued at the fair market value on the date of grant, and typically vest 25% annually in each of the first four years following the date of grant.

The number of performance shares that each named executive officer will receive will be determined at the end of a three-year cliff vesting performance period and will be dependent upon the achievement of certain operating metrics approved by the Compensation Committee.

The Company does not pay dividend equivalents on unvested performance shares granted to employees. The Compensation Committee amended the RSU award agreements to permit the payment of dividend equivalents on RSUs awarded in 2011 and after. The dividend equivalents are subject to the same terms as the RSUs and will be forfeited if the related RSUs do not vest.

Beginning in 2011, our equity award agreements that contain time-based vesting features no longer provide for “single-trigger” accelerated vesting upon a change in control. These agreements now include a “double-trigger” provision, which provides for accelerated vesting only if there is a change in control and within two years of the change in control the executive officer’s employment is terminated without “cause” or the executive officer terminates his or her employment for “good reason.” The Compensation Committee determined that “double-trigger” acceleration of vesting for time-based equity better preserved the retentive value of the equity award and was more consistent with the interests of our shareholders.

The aggregate number of shares subject to equity awards made in 2010 was less than 2% of the Company’s shares outstanding at the end of 2010.

Equity Awards — 2010

In February 2010, the Compensation Committee granted the following target number of performance shares, SARs and RSUs to Messrs. Hemsley, Mikan, Renfro and Welters and Ms. Boudreaux:

Name	Target Number of Performance Shares	SARs	RSUs
S. Hemsley	90,910	114,036	45,455
G. Mikan	60,607	76,024	30,304
B. Boudreaux	60,607	76,024	30,304
L. Renfro	60,607	76,024	30,304
A. Welters	60,607	76,024	30,304

The number, mix and value of equity awards was determined by the Compensation Committee at its February 2010 meeting during which determinations were also made regarding the 2009 annual cash bonus and the 2007-2009 long-term cash incentive payments. The value and mix of equity awards for all named executive officers were determined by the Compensation Committee after considering competitive market data; the desirability of utilizing a balanced system to mitigate risk, encourage superior performance, and build ownership; and the need to retain and motivate the executives to deliver sustained performance that enhances the longer-term prosperity of the business. The mix of equity awards was intended to enhance long-term performance and strengthen the Company’s long-term pay-for-performance alignment because 75% of the value of the equity awards is delivered through performance shares and SARs.

The grant date fair values and terms of these equity awards are discussed further in the “Grants of Plan Based Awards” table and related footnotes below.

Rationale for Individual Incentive Compensation Decisions

Stephen J. Hemsley. Mr. Hemsley’s 2010 annual cash incentive award was determined by the Compensation Committee in February 2011 after considering the results of a performance evaluation conducted by the Compensation Committee and incorporating feedback from all Board members other than Mr. Hemsley. This award was based on:

•	Achievement of strong overall performance in 2010 as discussed above under “Context for 2010 Performance Goals” and “2008-2010 Long-Term Incentive Plan Performance Goals”;

•	Ensuring the appropriate organizational structure, management team and resources to carry out business strategies and achieve objectives;

•	Ability to focus the Company, build consensus and utilize its resources to effectively accomplish the Company’s objectives, including actions taken to improve the Company’s critical capabilities;

•	Leadership in enhancing the Company’s culture, including furthering a strong ethical culture and encouraging corporate social responsibility initiatives;

•	Positive participation and leadership of the Company in the health care reform and modernization debate;

•	Continued improvement in the Company’s reputation as perceived by third parties;

•

Formalizing senior leadership talent development and retention activities, including rotation of senior executives into new roles with new opportunities for business and personal growth and development;

•	Mr. Hemsley’s outstanding leadership style and performance;

•

An internal pay analysis of Mr. Hemsley’s total direct incentive compensation to total direct incentive compensation awarded to other executive officers at the Company, which the Compensation Committee believes is appropriate because the senior leadership team, including the CEO, is most responsible for the Company’s performance; and

•	An external pay analysis and comparison of Mr. Hemsley’s compensation to the Company’s peer groups, which shows compensation levels below the median of the Company’s peer groups.

Although Mr. Hemsley’s total compensation is below median as compared to other CEOs in the Company’s peer groups, the Compensation Committee and Mr. Hemsley agree that it is sufficient to motivate and retain him.

George L. Mikan III, Gail Boudreaux, Larry C. Renfro and Anthony Welters. The 2010 annual cash incentive awards for Messrs. Mikan, Renfro and Welters and Ms. Boudreaux were determined by the Compensation Committee after considering recommendations made by and performance evaluations conducted by Mr. Hemsley. These awards were based on the following collective considerations:

•

Achievement of strong overall performance in 2010 despite challenging circumstances as discussed in detail above under “Context for 2010 Performance Goals” and “2008-2010 Long-Term Incentive Plan Performance Goals”;

•	The responsibilities and skills of each named executive officer;

•	Cross enterprise teamwork and collaboration efforts of each named executive officer;

•	Efforts and emphasis on enterprise-wide ethical values and leadership by example in community service initiatives; and

•

An internal pay analysis and comparison of the cash incentive compensation of the named executive officers to each other and to certain of the other most senior managers at the Company. The Compensation Committee believes an internal pay analysis is appropriate because the executive officers, including the named executive officers, are most responsible for the Company’s financial results.

These awards were also based on the following individual considerations:

•

For Mr. Mikan, continued strong stewardship of the Company’s financial resources and capital structure, which provided flexibility for the Board’s implementation of a meaningful dividend for shareholders;

•

For Ms. Boudreaux, successful repositioning of UnitedHealthcare’s commercial benefits business with a focus on innovation and local market execution, leading to commercial enrollment growth that significantly exceeded expectations;

•	For Mr. Renfro, successful execution of a major multi-track Medicare remediation initiative; and

•	For Mr. Welters, successful positioning of the Company during the federal health care reform debate and launch of corporate reputation improvement initiatives.

The Compensation Committee did not make specific assessment of, quantify or otherwise assign relative weights to the factors considered in reaching its decision.

Under the terms of her employment agreement, Ms. Boudreaux also received a bonus of $205,000 on the second anniversary of her employment. This bonus is subject to pro-rata repayment based on the number of full months employed if, within twenty-four months of the second anniversary of her employment, Ms. Boudreaux’s employment with the Company was voluntarily terminated by Ms. Boudreaux, other than for “good reason,” or terminated by the Company for “cause.” See “Executive Employment Agreements” for a discussion of “good reason” and “cause.”

Other Compensation

Benefits

Our executive officers are generally eligible to participate in our broadly-available employee health, welfare and retirement benefit programs. These benefits include a 401(k) savings plan, an employee stock purchase plan, short- and long-term disability plans, term life insurance coverage, medical, vision and dental plans, a flexible spending account plan and an employee assistance plan.

In addition to these benefits, our executive officers are eligible to receive supplemental long-term disability coverage equal to 60% of base salary (up to $420,000) and all of our named executive officers, other than Mr. Hemsley and Mr. Renfro, receive supplemental group term life insurance coverage of $2 million. Executive officers are also eligible to participate in our non-qualified Executive Savings Plan. See the “2010 Non-Qualified Deferred Compensation” table below for additional information regarding contributions, earnings and distributions for each named executive officer under the Executive Savings Plan. Our Executive Savings Plan does not provide for guaranteed or above-market interest.

As part of its continued focus on the community, the Company implemented an Executive Board Service Matching Program in 2008. This program is available to approximately 200 senior leaders of the Company, including the named executive officers. This program provides for Company matching contributions on a 1:1 or 2:1 basis to certain charitable and nonprofit organizations up to a maximum amount of $10,000 per organization and a maximum annual Company match amount of $40,000 per senior leader. In order to receive the matching contribution, the employee must serve on the board of the charitable or nonprofit institution and make a personal financial contribution.

Perquisites

We do not believe that providing generous executive perquisites is either necessary to attract and retain executive talent or consistent with our pay-for-performance philosophy. Therefore, we do not generally provide perquisites such as company automobiles, security services, private jet services, financial planning services, club memberships, apartments, or vacation homes to our executive officers. Our corporate aircraft use policy prohibits personal use of corporate aircraft by any executive officer. Because there is essentially no incremental cost to the Company, however, the policy does permit an executive officer’s family member to accompany the executive officer on a business flight on Company aircraft provided a seat is available.

Employment Agreements and Post-Employment Payments and Benefits

The Company has a policy of entering into employment agreements with each of our named executive officers. These employment agreements are described in greater detail in “Executive Employment Agreements.” In 2006, the Company entered into an employment agreement with Mr. Hemsley for his service as our CEO. This employment agreement had an initial term of four years, expiring on December 1, 2010, and contained an automatic one-year renewal feature. Prior to the expiration of the initial term of this employment agreement, the Compensation Committee requested and received advice from its compensation consultant regarding the terms of the agreement. In reaching a conclusion to extend the employment agreement for an additional four-year term, the Compensation Committee considered the following positive and negative factors:

•	General views held by some that employment agreements should only be used in limited circumstances, and used rarely, if ever for long-tenured employees.

•	Under the terms of his employment agreement, Mr. Hemsley is only assured of receiving his base salary each year.

•

The employment agreement does not set any minimum or target level for any bonus or other incentive compensation for Mr. Hemsley. All awards of bonus and incentive compensation are solely at the discretion of the Compensation Committee.

•	Severance provided pursuant to the employment agreement is limited to the payment of base salary, and does not include any bonus or incentive compensation.

•	Mr. Hemsley does not receive any perquisites under the employment agreement other than benefits generally provided to all employees.

•	The employment agreement contains certain non-competition, non-disclosure and non-solicitation provisions.

•

The overall view of strong performance by Mr. Hemsley during his initial term as CEO and the desire of the Board to obtain Mr. Hemsley’s commitment to continue serving as the Company’s CEO for an extended period.

The Compensation Committee did not make specific assessments of, quantify or otherwise assign relative weights to the factors considered in reaching its decision. At its meeting in November 2010, the Compensation Committee unanimously recommended to the Board that the Company enter into an employment agreement amendment with Mr. Hemsley.

None of the employment agreements for the other named executive officers provides for ongoing fixed minimum annual equity awards or fixed cash incentive awards. The Company’s policies related to post-employment payments and benefits do not provide for enhanced cash severance payments upon termination in connection with a change in control or for excise tax gross up payments payable in connection with a change in control. The Company also does not have any ongoing supplemental executive retirement plan obligations for its named executive officers.

The employment agreements with our executive officers provide for certain severance payments in connection with their termination of employment under various circumstances, typically termination by the Company without “cause” or by the executive officer for a “good reason.” See “Executive Employment Agreements” and “Potential Payments Upon Termination or Change-in-Control” for additional information regarding potential severance payments that may be made to named executive officers. We have provided these post-employment payments and benefits and severance payment triggers because they have enabled us to obtain specific post-employment non-competition, non-solicitation and non-disclosure agreements with our executive officers that we believe are of value to the Company and our shareholders.

Our equity award agreements typically provide that the awards become fully vested and exercisable if the executive officer’s employment ends due to death or disability, or if a change in control of the Company occurs. Beginning in 2011, equity award agreements that contain time-based vesting features no longer provide for “single-trigger” accelerated vesting upon a change in control. These agreements now include a “double-trigger” provision, which provides for accelerated vesting only if there is a change in control and within two years of the change in control the executive officer’s employment is terminated without “cause” or the executive officer terminates his or her employment for “good reason.” For performance shares, the target number of performance shares will immediately vest upon a change in control of the Company. The Compensation Committee determined that “double-trigger” acceleration of vesting for time-based equity better preserved the retentive value of the equity award and was more consistent with the interests of our shareholders. Our equity award agreements also generally provide for continued vesting and exercisability during any period in which an executive officer receives severance and for continued exercisability of vested awards for a limited period of time after termination of employment for other reasons. In addition, equity awards granted in 2009 and going forward provide for continued vesting and exercisability for up to five years after retirement, subject to certain conditions. The Compensation Committee elected to provide such continued vesting and exercisability because such provisions are a common market practice and our other retirement benefits are limited to the Company’s 401(k) Plan and non-qualified deferred compensation plans.

Other Compensation Practices

Executive Stock Ownership Guidelines

The Compensation Committee believes that requiring significant stock ownership by our executive officers further aligns their interests with those of long-term shareholders. Under our stock ownership guidelines, each executive officer must beneficially own a number of shares of the Company’s common stock with a fair market value equal to or in excess of a specified multiple of the individual’s base salary within three years of an executive officer’s election or appointment as an executive officer as follows:

•	for the CEO, five times base salary; and

•	for other executive officers, two times base salary.

Stock options and SARs do not count toward satisfaction of the ownership requirements under the guidelines, regardless of their vesting status. Time-based RSUs and restricted stock awards are counted toward the satisfaction of the ownership requirements. The Compensation Committee periodically reviews compliance with this requirement. As of the record date of this proxy statement, all of our named executive officers meet the ownership requirements, including Mr. Hemsley, who holds shares equal to 88x his base salary.

In 2009, the Board established a stock retention policy for Section 16 officers. For equity awards received after October 23, 2009, Section 16 officers are required to retain one-third of the net shares acquired upon the vesting or exercise of the equity awards for at least one year.

Transactions in Company Securities

In general, SEC rules prohibit uncovered short sales of shares of our common stock by our executive officers, including the named executive officers. Accordingly, our insider trading policy prohibits short sales of shares of our common stock by all employees and directors, including the executive officers, and discourages all employees from engaging in any hedging transactions relating to our common stock. The policy also requires all restricted employees to consult with our Office of the General Counsel if they intend to engage in any hedging transactions. In 2010, no executive officer consulted with the Office of the General Counsel regarding hedging transactions.

Potential Impact on Compensation from Executive Misconduct

If the Board of Directors determines that an executive officer has engaged in fraud or misconduct, the Board of Directors may take a range of actions to remedy the misconduct, prevent its recurrence and impose such discipline as would be appropriate. Actions taken would vary depending on the facts and circumstances and may include, without limit: (1) a termination of employment and (2) initiating legal action against the executive officer. In addition, with respect to approximately 50 members of senior management, if the fraud or misconduct causes, in whole or in part, a material restatement of the Company’s financial statements, action may include (a) seeking reimbursement of the entire amount of cash incentive compensation awarded to the executive officer, if the executive officer would have received a lower (or no) cash incentive awards if calculated based on the restated financial results and (b) canceling all outstanding vested and unvested equity awards subject to the clawback policy and requiring the executive officer to return to the Company all gains from equity awards realized during the twelve-month period following the filing of the incorrect financial statements.

The Compensation Committee plans to review our clawback policy and revise it as necessary to comply with any forthcoming SEC rules implementing the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Consideration of Risk in Named Executive Officer Compensation

Our compensation programs are balanced, focused on long-term pay for performance and allow for discretion. The Compensation Committee believes that the design of the compensation program for our executive officers does not encourage excessive or unnecessary risk-taking, as illustrated by the following list of features:

•	Our annual cash bonus program includes a variety of financial and non-financial metrics that require substantial performance on a broad range of initiatives;

•	The Compensation Committee has capped the maximum amount of annual cash bonus and long-term cash bonus that can be earned;

•	Our equity awards include a diversified mix of SARs, RSUs and performance shares to encourage sustained performance over time;

•	We have stock ownership guidelines for our executive officers;

•	We require executive officers to retain one-third of net equity awards granted after October 2009 for a period of at least twelve months; and

•	We have a clawback policy that deters misconduct or fraudulent behavior by recouping the entire bonus paid, not just the amount that would not have been earned.

In addition, our Compensation Committee retains a large amount of discretion to adjust compensation for quality of performance, adherence to Company values and other factors.

Accounting and Tax Considerations

Internal Revenue Code Section 162(m) imposes a $1 million limit on the amount that a company may annually deduct for compensation to its CEO and its three other highest-paid executive officers employed at the end of the year, unless, among other things, the compensation is “performance-based,” as defined in Section 162(m), and provided under a plan that has been approved by the shareholders. The Compensation Committee seeks to structure most elements of our executive compensation program to meet this exception. However, to maintain flexibility to promote varying corporate goals, we have not adopted a policy requiring all compensation to be deductible. For example, RSUs granted under the Company’s 2002 Stock Incentive Plan do not qualify as performance-based compensation. Stock options granted under the Company’s 1998 Broad-Based Stock Incentive Plan (the “1998 Plan”) and exercised by named executive officers also do not qualify as performance-based compensation; however no equity awards have been granted under the 1998 Plan since April 2002.

As part of the new federal health care legislation enacted in 2010, Section 162(m) was revised as it pertains to compensation paid by health insurers, including the Company. Starting in 2013, an annual tax deduction limit of $500,000 per person will apply to compensation that we pay to any of our employees and certain service providers. This tax deduction limitation also applies to compensation earned in 2010 through 2012, to the extent that the receipt of the compensation is deferred until after 2012. The tax deduction limitation will apply whether or not compensation is performance-based or is being provided pursuant to a shareholder-approved plan. This tax deduction limitation has already begun to impact the Company. As described in the Company’s Annual Report on Form 10-K for the year ending December 31, 2010, the Company lost some tax benefit that would otherwise have been available in 2010 for deferred compensation that will be paid after 2012 that the Company believes will be in excess of the $500,000 deduction limit.

Appendix A

UnitedHealth Group Executive Compensation Peer Groups

Managed Care Competitors

Aetna Inc.
CIGNA Corp.
Coventry Health Care Inc.
Humana Inc.
WellPoint Inc.

Strategic & Operating Peer Group

Accenture PLC	Hewlett-Packard Co.
Aetna Inc.	Humana Inc.
American Express Co.	International Business Machines Corp.
Ameriprise Financial Inc.	McKesson Corp.
Automatic Data Processing Inc.	Medco Health Solutions Inc.
Bank of New York Mellon Corp.	Metlife Inc.
Cardinal Health Inc.	Oracle Corp.
CIGNA Corp.	Paychex Inc.
Coventry Health Care Inc.	Prudential Financial Inc.
CVS Caremark Corp.	State Street Corp.
Express Scripts Inc.	United Parcel Service Inc.
FedEx Corp.	Visa Inc.
Fidelity Investments	WellPoint Inc.
Hewitt Associates Inc.	Wells Fargo & Co.

Broader General Industry Peer Group

3M Company	Kraft Foods Inc.
AT&T Inc.	McDonald’s Corp.
Abbott Laboratories	McKesson Corp.
Allstate Corp (The)	Medco Health Solutions Inc.
Amazon.com Inc.	Medtronic Inc.
American Express Co.	Merck & Co. Inc.
Amgen Inc.	Metlife Inc.
Apple Inc.	Microsoft Corp.
Bank of America Corp.	Motorola Inc.
Baxter International Inc.	Nike Inc.
Best Buy Co. Inc.	New York Life
Bristol-Myers Squibb Co.	PepsiCo Inc.
CVS Caremark Corp.	Pfizer Inc.
Cardinal Health Inc.	Procter & Gamble Co. (The)
Cargill	Prudential Financial Inc.
Cisco Systems Inc.	Schering-Plough
Coca-Cola Company (The)	Sprint Nextel Corp.
Colgate-Palmolive Co.	State Farm Insurance
EMC Corp (Mass)	State Street Corp.
Eli Lily and Co.	TIAA-CREF
Emerson Electric Co.	Target Corp.
Express Scripts Inc.	Travelers Companies Inc. (The)
General Mills Inc.	U.S. Bancorp
Google Inc.	United Parcel Service Inc.
HCA Healthcare	Verizon Communications Inc.
Hewlett-Packard Co.	WellPoint Inc.
Humana Inc.	Wells Fargo & Co.
International Business Machines	Wyeth
Intel Corp.
Johnson & Johnson
Kimberly-Clark Corp.

Compensation and Human Resources Committee Report

The Compensation and Human Resources Committee has reviewed and discussed the above Compensation Discussion and Analysis with management. Based on the review and discussions, the Compensation and Human Resources Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the proxy statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2010. This report was provided by the following independent directors who comprise the Compensation and Human Resources Committee:

Douglas W. Leatherdale (Chair)

Robert J. Darretta

Gail R. Wilensky, Ph.D.

2010 Summary Compensation Table*

The following table provides certain summary information for the years ended December 31, 2010, 2009 and 2008 relating to compensation paid to, or accrued by us on behalf of, our named executive officers.

Name and Principal Position	Year	Salary ($) (1)	Bonus ($)		Stock Awards ($) (2)	SAR Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (4)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($) (5)		All Other Compensation ($) (6)	Total ($)

Stephen J. Hemsley President and Chief Executive Officer	2010	1,300,000	—		4,500,045	1,500,007	3,400,000	—	(7)	110,079	10,810,131
	2009	1,300,000	—		4,122,694	1,442,306	1,950,000	—		86,916	8,901,916
	2008	1,300,000	—		—	—	1,822,019	—		119,023	3,241,042

George L. Mikan III Executive Vice President and Chief Financial Officer (8)	2010	700,000	—		3,000,063	1,000,004	1,400,000	—		87,264	6,187,331
	2009	700,000	—		2,748,471	746,605	1,240,000	—		321,314	5,756,390
	2008	692,115	—		1,237,181	1,912,198	1,750,000	—		1,137,362	6,728,856

Gail K. Boudreaux Executive Vice President and President, UnitedHealthcare (8)	2010	700,000	205,000	(9)	3,000,063	1,000,004	1,400,000	—		68,679	6,373,746

Larry C. Renfro Executive Vice President and Chief Executive Officer of Public and Senior Markets Group (8)	2010	692,308	—		3,000,063	1,000,004	1,400,000	—		240,300	6,332,675
	2009	535,385	600,000		3,170,284	944,704	1,000,000	—		520,298	6,770,671

Anthony Welters Executive Vice President and President of Public and Senior Markets Group (8)	2010	700,000	—		3,000,063	1,000,004	1,400,000	—		119,687	6,219,754
	2009	700,000	—		2,748,471	978,505	1,240,000	—		372,885	6,039,861
	2008	692,115	—		2,319,731	796,751	875,000	—		1,297,661	5,981,258

*	Please see “Compensation Discussion and Analysis” above for a description of our executive compensation program necessary to an understanding of the information disclosed in this table. Please see “Executive Employment Agreements” below for a description of the material terms of each named executive officer’s employment agreement.

(1)	Amounts reported reflect the base salary earned by named executive officers in the years ended December 31, 2010, 2009 and 2008. Amounts reported include the following salary amounts deferred by the named executive officers under our Executive Savings Plan:

Name	Year	Amount Deferred
Stephen J. Hemsley	2010	$78,000
George L. Mikan III	2010	$42,000
Gail K. Boudreaux	2010	$42,000
Larry C. Renfro	2010	$41,169
Anthony Welters	2010	$42,000

(2)	The amounts reported in this column reflect the aggregate grant date fair value of the RSUs granted in 2010, 2009 and 2008 and performance shares (at target) granted in 2010 and 2009 computed in accordance with FASB ASC Topic 718, based on the closing stock price on the grant date. The grant date fair value of RSUs granted in 2010 and the grant date value of performance shares if target performance and maximum performance is achieved are as follows:

Name	Year	Restricted Stock Units	Performance-Based Restricted Stock Units
			Target	Maximum
Stephen J. Hemsley	2010	$1,500,015	$3,000,030	$6,000,060
George L. Mikan III	2010	$1,000,032	$2,000,031	$4,000,062
Gail K. Boudreaux	2010	$1,000,032	$2,000,031	$4,000,062
Larry C. Renfro	2010	$1,000,032	$2,000,031	$4,000,062
Anthony Welters	2010	$1,000,032	$2,000,031	$4,000,062

See the “2010 Grants of Plan-Based Awards” table for more information on stock awards granted in 2010.

(3)	The actual value to be realized by a named executive officer related to SARs depends upon the appreciation in value of the Company’s stock and the length of time the SARs are held. No value will be realized with respect to any SAR if the Company’s stock price does not increase following the award’s grant date.

The amounts reported in this column reflect the aggregate grant date fair value of SARs granted in 2010, 2009 and 2008 computed in accordance with FASB ASC Topic 718. For a description of the assumptions used in computing the aggregate grant date fair value, see “Note 11 to Consolidated Financial Statements” included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010. These assumptions also have been used in computing the aggregate grant date fair value since fiscal 2003.

See the “2010 Grants of Plan-Based Awards” table for information on SARs granted in 2010.

(4)	Amounts reported include both annual and long-term cash incentive awards to our named executive officers under our 2008 Executive Incentive Plan. The annual incentive awards earned in 2010 and paid in 2011, including amounts deferred by the named executive officers, were the following:

Name	Year	Total Amount of Annual Cash Incentive Award	Amount of Annual Cash Incentive Award Deferred
Stephen J. Hemsley	2010	$3,400,000	$204,000
George L. Mikan III	2010	$1,400,000	$84,000
Gail K. Boudreaux	2010	$1,400,000	$140,000
Larry C. Renfro	2010	$1,400,000	—
Anthony Welters	2010	$1,400,000	$84,000

The Company did not make a long-term cash incentive payment for the 2008-2010 incentive period under our 2008 Executive Incentive Plan.

(5)	Named executive officers participate in our Executive Savings Plan, which is a non-qualified deferred compensation plan. The Executive Savings Plan does not credit above-market earnings or preferential earnings to the amounts deferred, and accordingly, no non-qualified deferred compensation earnings have been reported. Under the Executive Savings Plan, there are no measuring investments tied to Company stock performance. The measuring investments are a collection of unaffiliated mutual funds identified by the Company.

(6)	All other compensation includes the following:

Name	Year	Company Matching Contributions Under 401(k) Savings Plan	Company Matching Contributions Under Executive Savings Plan	Company Matching Contributions Under Executive Board Service Matching Program (a)	Insurance Premiums (b)	Relocation Benefits (c)	Tax Assistance (c)	Other
Stephen J. Hemsley	2010	$9,800	$97,500	—	—	—	—	—
George L. Mikan III	2010	$9,800	$48,000	—	—	—	—	$24,525	(d)
Gail K. Boudreaux	2010	$9,800	$52,500	—	—	—	—	—
Larry C. Renfro	2010	$6,277	$20,585	—	—	$89,123	$51,425	$70,112	(e)
Anthony Welters	2010	$6,788	$48,000	$30,000	$10,320	—	—	$21,800	(d)

As permitted by SEC rules, we have omitted perquisites and other personal benefits that we provided to certain named executive officers in 2010 if the aggregate amount of such compensation to each of such named executive officers was less than $10,000. In addition, consistent with SEC rules, we have not separately quantified and identified those items of other compensation that have a value of less than $10,000.

(a)	As part of its commitment to serve local communities, the Company encourages its executive officers to serve on the boards of charitable organizations and to financially contribute to those organizations. The Company has adopted a policy pursuant to which it will match certain charitable contributions made by an executive officer if the executive officer also serves on the board of the charitable organization. The amount included for Mr. Welters represents donations to charitable organizations made by the Company in 2010 to match the donations Mr. Welters made to charitable organizations on whose board he serves.

(b)	The Company provides Messrs. Mikan and Welters and Ms. Boudreaux a $2 million face value term life insurance policy. The 2010 annual premiums paid by the Company on behalf of Mr. Mikan and Ms. Boudreaux were less than $10,000.

(c)	The Company offers relocation assistance for all transferred or relocated professionals and executives. The amount shown for Relocation Benefits represents payments related to relocation costs of Mr. Renfro in 2010, including reimbursement of closing costs in connection with the sale of his prior residence and purchase of his current residence and relocation related travel expenses. The amount shown for Tax Assistance is the aggregate amount of payments made on Mr. Renfro’s behalf by the Company during 2010 for the payment of taxes related to relocation costs. The Company pays the taxes related to relocation costs for all transferred and relocated professionals and executives to the extent those relocation costs are deemed to be income to the professional or executive.

(d)	As part of our 2006 review of the Company’s historical stock option practices, the Company determined that certain historical stock options granted to individuals who were non-executive officer employees at the time of grant (including Messrs. Mikan and Welters) were granted with an exercise price that was lower than the closing price of our common stock on the applicable accounting measurement date, subjecting these individuals to additional tax under Section 409A. For any outstanding stock options subject to additional tax under Section 409A that were granted to non-executive officer employees, the Company increased the exercise price and committed to make cash payments to these holders following the vesting of the options based on the difference between the original stock option exercise price and the revised increased stock option exercise price. The payments were made on a quarterly basis following vesting of the applicable awards. If the modified stock options are subsequently exercised, the Company will recover the amount of these cash payments at the time of exercise.

(e)	Includes temporary living expenses ($40,255) and commuting expenses ($29,857). Also reflects a family member accompanying him on a business trip using Company aircraft in accordance with our policy for which no aggregate incremental cost was incurred. We report the aggregate incremental cost to the Company of any such personal use of Company aircraft based on the cost of fuel, trip-related maintenance, crew travel expenses, on-board catering, landing fees, trip-related hangar/parking costs and smaller variable costs. Since Company aircraft are used primarily for business travel, we do not include the fixed costs that do not change based on usage, such as pilots’ salaries, the purchase costs of Company aircraft, and the cost of maintenance not related to trips.

(7)	The amount of Mr. Hemsley’s supplemental retirement benefit was frozen in 2006 based on his current age and average base salary and converted into a lump sum of $10,703,229. As such, there was no increase in the benefit payable to Mr. Hemsley under his supplemental retirement benefit in fiscal 2010.

(8)	On January 18, 2011, Mr. Mikan was appointed Executive Vice President and Chief Executive Officer of Optum, the Company’s health services businesses, Ms. Boudreaux was appointed Executive Vice President and Chief Executive Officer of UnitedHealthcare, which was expanded to include all of our health benefits businesses, Mr. Renfro was appointed Executive Vice President and Mr. Welters was appointed Executive Vice President.

(9)	Reflects a bonus paid to Ms. Boudreaux on the twenty-fourth month anniversary of the effective date of her employment agreement.

2010 Grants of Plan-Based Awards*

The following table presents information regarding each grant of an award under our compensation plans made during 2010 to our named executive officers for fiscal 2010.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option/ SAR Awards: Number of Securities Underlying Options/ SARs (#)	Exercise or Grant Price of Option/ SAR Awards ($/Sh)	Grant Date Fair Value of Stock or Option/ SAR Awards ($) (1)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Stephen J. Hemsley President and Chief Executive Officer
Annual Cash Incentive Award (2)	—	1,755,000	1,950,000	3,900,000	—	—	—	—	—	—	—
Long-Term Cash Incentive Award (3)	—	3,544	680,479	1,360,958	—	—	—	—	—	—	—
SAR Award (4)	2/9/10	—	—	—	—	—	—	—	114,036	33.00	1,500,007
RSU Award (5)	2/9/10	—	—	—	—	—	—	45,455	—	—	1,500,015
Performance Share Award (6)	2/9/10	—	—	—	473	90,910	181,820	—	—	—	3,000,030
George L. Mikan III Executive Vice President and Chief Financial Officer
Annual Cash Incentive Award (2)	—	630,000	700,000	1,400,000	—	—	—	—	—	—	—
Long-Term Cash Incentive Award (3)	—	1,908	366,412	732,824	—	—	—	—	—	—	—
SAR Award (4)	2/9/10	—	—	—	—	—	—	—	76,024	33.00	1,000,004
RSU Award (5)	2/9/10	—	—	—	—	—	—	30,304	—	—	1,000,032
Performance Share Award (6)	2/9/10	—	—	—	316	60,607	121,214	—	—	—	2,000,031
Gail K. Boudreaux Executive Vice President and President, UnitedHealthcare
Annual Cash Incentive Award (2)	—	630,000	700,000	1,400,000	—	—	—	—	—	—	—
Long-Term Cash Incentive Award (3)	—	1,908	366,412	732,824	—	—	—	—	—	—	—
SAR Award (4)	2/9/10	—	—	—	—	—	—	—	76,024	33.00	1,000,004
RSU Award (5)	2/9/10	—	—	—	—	—	—	30,304	—	—	1,000,032
Performance Share Award (6)	2/9/10	—	—	—	316	60,607	121,214	—	—	—	2,000,031

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option/ SAR Awards: Number of Securities Underlying Options/ SARs (#)	Exercise or Grant Price of Option/ SAR Awards ($/Sh)	Grant Date Fair Value of Stock or Option/ SAR Awards ($) (1)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Larry C. Renfro Executive Vice President and Chief Executive Officer of Public and Senior Markets Group
Annual Cash Incentive Award (2)	—	630,000	700,000	1,400,000	—	—	—	—	—	—	—
Long-Term Cash Incentive Award (3)	—	1,896	364,104	728,208	—	—	—	—	—	—	—
SAR Award (4)	2/9/10	—	—	—	—	—	—	—	76,024	33.00	1,000,004
RSU Award (5)	2/9/10	—	—	—	—	—	—	30,304	—	—	1,000,032
Performance Share Award (6)	2/9/10	—	—	—	316	60,607	121,214	—	—	—	2,000,031
Anthony Welters Executive Vice President and President of Public and Senior Markets Group
Annual Cash Incentive Award (2)	—	630,000	700,000	1,400,000	—	—	—	—	—	—	—
Long-Term Cash Incentive Award (3)	—	1,908	366,412	732,824	—	—	—	—	—	—	—
SAR Award (4)	2/9/10	—	—	—	—	—	—	—	76,024	33.00	1,000,004
RSU Award (5)	2/9/10	—	—	—	—	—	—	30,304	—	—	1,000,032
Performance Share Award (6)	2/9/10	—	—	—	316	60,607	121,214	—	—	—	2,000,031

*	Please see “Compensation Discussion and Analysis” above for a description of our executive compensation program necessary for an understanding of the information disclosed in this table.

(1)	The actual value to be realized by a named executive officer depends upon the appreciation in value of the Company’s stock and the length of time the award is held. No value will be realized with respect to any SAR award if the Company’s stock price does not increase following the grant date. The amount reported in this column is based on the grant date fair value of the awards computed in accordance with FASB ASC Topic 718. For a description of the assumptions used in computing the grant date fair value for the SAR award pursuant to FASB ASC Topic 718, see “Note 11 to Consolidated Financial Statements” included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010. The grant date fair value of each restricted stock unit award and targeted grant date value of the performance share award was computed in accordance with FASB ASC Topic 718 based on the closing stock price on the grant date.

(2)

Amounts represent estimated payouts of annual cash incentive awards granted under our Executive Incentive Plan in 2010. The Executive Incentive Plan permits a maximum annual bonus pool for executive officers equal to 2% of the Company’s net income (as defined in the plan) and no executive officer may receive more than 25% of such annual bonus pool. The Compensation Committee has limited annual cash incentive payouts to not more than two times the target amount, which is reflected in the maximum payout column. In order for any amount to be paid, the Company must achieve approved performance metrics of (i) revenue, (ii) operating income, (iii) cash flow, (iv) consumer, customer and physician satisfaction, (v) employee engagement and (vi) employee teamwork. The estimated threshold award represents the amount that may be paid if threshold performance is achieved on each of the performance metrics. Once threshold performance is achieved, the Compensation Committee has the discretion to pay an award ranging from 0% up to a maximum of 200% of target. The actual annual cash incentive amounts earned in connection with the 2010 awards were paid in 2011, and are reported in the “2010 Summary Compensation Table.” See “Compensation Discussion and Analysis — Elements of our Compensation Program — Annual Compensation — Annual Cash Incentive Awards” for a description of the Company’s annual cash incentive award program.

(3)	Amounts represent estimated future payouts of long-term cash incentive awards granted under our Executive Incentive Plan in 2010 for the 2010-2012 incentive period, to be paid in 2013. The Executive Incentive Plan permits a maximum long-term bonus pool for executive officers equal to 2% of the Company’s average net income (as defined in the plan) during the performance period and no executive officer may receive more than 25% of such long-term bonus pool. The Compensation Committee has limited the long-term cash incentive payout maximum amount to not more than two times each named executive officer’s target amount, which is reflected in the maximum payout column. In 2010, upon recommendation by management, the Compensation Committee approved a cumulative EPS metric and an average return on equity metric for the 2010-2012 incentive period, either one of which must be achieved before the threshold amount shown above becomes earned and payable. Each measure is weighted equally. In 2013, the Compensation Committee will determine whether the goals have been achieved. The estimated threshold award represents the amount that may be paid if threshold performance on one of the performance metrics is exceeded. Once threshold performance is achieved, the Compensation Committee has the discretion to pay an award ranging from 0% up to a maximum of 200% of target. The estimated threshold, target and maximum awards listed in the table were computed based on participants’ current salaries and assuming that participants’ salaries are increased 5% effective February 1, 2012. See “Compensation Discussion and Analysis — Elements of our Compensation Program — Long-Term Incentive Compensation — Long-Term Cash Incentive Awards” for a description of the Company’s long-term cash incentive award program.

(4)	Amounts represent the number of SARs granted under our 2002 Stock Incentive Plan. These SARs expire ten years following the date of grant, vest and become proportionately exercisable on each of the first four anniversaries of February 9, 2010, and are subject to earlier termination upon certain events related to termination of employment. SARs not yet exercisable generally become exercisable upon a change in control of the Company or upon death or disability, as these terms are defined in each executive’s equity-award agreement. SARs may also continue to vest over any severance period following termination of employment or up to five years following retirement, if the executive officer is retirement eligible. See “Compensation Discussion and Analysis — Elements of our Compensation Program — Long-Term Incentive Compensation — Equity Awards” for a description of the Company’s equity awards program. See also the “Outstanding Equity Awards at 2010 Fiscal Year-End” table for the vesting schedule of all outstanding equity awards for each named executive officer.

(5)	Amounts represent the number of RSUs granted under our 2002 Stock Incentive Plan. These RSUs proportionately vest on each of the first four anniversaries of February 9, 2010, other than for Messrs. Hemsley and Welters as described in footnote 5 to the “Outstanding Equity Awards at 2010 Fiscal Year End” table. These RSUs are subject to earlier termination upon certain events related to termination of employment. RSUs not yet vested generally vest upon a change in control of the Company or upon death or disability, as these terms are defined in each executive’s equity-award agreement. RSUs may also continue to vest following retirement if the executive officer is retirement eligible or over any severance period following termination of employment. See “Compensation Discussion and Analysis — Elements of our Compensation Program — Long-Term Incentive Compensation — Equity Awards” for a description of the Company’s equity awards program. See also the “Outstanding Equity Awards at 2010 Fiscal Year-End” table for the vesting schedule of all outstanding equity awards for each named executive officer.

(6)	Amounts represent the estimated future number of the performance shares that may be earned under our 2002 Stock Incentive Plan at each of the threshold, target and maximum levels. The performance share award will be paid out in shares of Company common stock. The number of performance shares that the executive officer will receive will be determined at the conclusion of the 2010 — 2012 performance period and will be dependent upon the Company’s achievement of a cumulative EPS metric and an average return on equity metric approved by the Compensation Committee. The Compensation Committee has the discretion to reduce the number of performance shares an executive officer is entitled to receive. The estimated threshold award represents the number of performance shares that may be awarded if threshold performance is achieved on one of the performance metrics. The target number of performance shares will immediately vest upon a change in control of the Company, as this term is defined in each executive’s equity-award agreement. Upon retirement, if the executive officer is retirement eligible, the executive officer will vest in the full number of performance shares that are earned at the end of the performance period as if the executive officer had been continuously employed throughout the entire performance period, provided the executive officer had served for at least one year of the performance period. Upon death, disability or termination of employment for “Good Reason” or other than for “Cause” (as these terms are defined in the performance share award agreement), the executive officer will receive at the end of the applicable performance period, a pro-rata number of performance shares that are earned based on the number of full months employed plus, if applicable, the number of months for any severance period. See “Compensation Discussion and Analysis — Elements of our Compensation Program — Long-Term Incentive Compensation — Equity Awards” for a description of the Company’s equity awards program. See also the “Outstanding Equity Awards at 2010 Fiscal Year-End” table for the vesting schedule of all outstanding equity awards for each named executive officer.

Outstanding Equity Awards at 2010 Fiscal Year-End

The following table presents information regarding outstanding equity awards held at the end of 2010 by our named executive officers for fiscal 2010.

		Option/SAR Awards					Stock Awards
Name	Date of Option/ SAR Grant	Number of Securities Underlying Unexercised Options/ SARs (#) Exercisable	Number of Securities Underlying Unexercised Options/ SARs (#) Unexercisable		Option/ SAR Exercise/ Grant Price ($)	Option/ SAR Expiration Date (1)	Stock Award Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares or Units That Have Not Vested (#)		Equity Incentive Plan Awards: Market Value of Unearned Shares or Units That Have Not Vested ($) (2)
Stephen J. Hemsley President and Chief Executive Officer	2/9/2010 2/23/2009 1/31/2006 5/2/2005 5/2/2005 2/3/2005 2/3/2005 2/11/2004 2/11/2004 2/11/2004 2/12/2003 2/12/2003 1/7/2002	— 42,421 200,000 62,500 187,500 450,000 150,000 300,000 300,000 600,000 300,000 900,000 1,200,000	114,036 127,262 — — — — — — — — — — —	(3) (4)	33.0000 29.7400 59.4200 57.4183 48.3550 45.2800 55.3583 29.7000 36.2382 58.3600 58.3600 58.3600 25.0925	2/9/2020 2/23/2019 1/31/2016 5/2/2015 5/2/2015 2/3/2015 2/3/2015 2/11/2014 2/11/2014 2/11/2014 2/12/2013 2/12/2013 1/7/2012	2/9/2010 2/9/2010 2/23/2009 2/23/2009	44,333 — 43,269 —	(5) (6)	1,600,865 — 1,562,444 —	— 90,910 — 230,770	(7) (7)	— 3,282,760 — 8,333,105
George L. Mikan III Executive Vice President and Chief Financial Officer	2/9/2010 2/23/2009 6/5/2008 5/28/2007 5/28/2007 5/2/2006 10/31/2005 5/2/2005 11/4/2004 5/10/2004 10/28/2003 10/28/2003 2/12/2003	— 28,281 101,822 — 131,250 125,000 45,000 100,000 190,000 150,000 17,500 52,500 75,000	76,024 84,841 101,820 75,000 43,750 — — — — — — — —	(3) (4) (3) (8) (3)	33.0000 29.7400 33.9400 54.4100 54.4100 48.5800 60.0700 48.5700 42.8650 30.7050 26.1750 28.1000 20.7250	2/9/2020 2/23/2019 6/5/2018 5/28/2017 5/28/2017 5/2/2016 10/31/2015 5/2/2015 11/4/2014 5/10/2014 10/28/2013 10/28/2013 2/12/2013	2/9/2010 2/9/2010 2/23/2009 2/23/2009 6/5/2008	30,304 — 28,846 — 18,226	(5) (6) (3)	1,094,277 — 1,041,629 — 658,141	— 60,607 — 153,846 —	(7) (7)	— 2,188,519 — 5,555,379 —
Gail K. Boudreaux Executive Vice President and President, UnitedHealthcare	2/9/2010 2/23/2009 6/5/2008	— 28,281 64,550	76,024 84,841 64,550	(3) (4) (3)	33.0000 29.7400 33.9400	2/9/2020 2/23/2019 6/5/2018	2/9/2010 2/9/2010 2/23/2009 2/23/2009 6/5/2008	30,304 — 28,846 — 58,450	(5) (6) (3)	1,094,277 — 1,041,629 — 2,110,630	— 60,607 — 153,846 —	(7) (7)	— 2,188,519 — 5,555,379 —
Larry C. Renfro Executive Vice President and Chief Executive Officer of Public and Senior Markets Group	2/9/2010 2/3/2009	— 23,200	76,024 69,600	(3) (4)	33.0000 29.7400	2/9/2020 2/3/2019	2/9/2010 2/9/2010 2/3/2009	30,304 — 79,950	(5) (6)	1,094,277 — 2,886,995	— 60,607 —	(7)	— 2,188,519 —
Anthony Welters Executive Vice President and President of Public and Senior Markets Group	2/9/2010 2/23/2009 6/5/2008 5/28/2007 5/28/2007 5/2/2006 10/31/2005 5/2/2005 11/4/2004	— 28,281 42,426 — 112,500 100,000 40,000 100,000 270,000	76,024 84,841 42,425 25,000 37,500 — — — —	(3) (4) (3) (8) (3)	33.0000 29.7400 33.9400 54.4100 54.4100 48.5800 60.0700 48.5700 42.8650	2/9/2020 2/23/2019 6/5/2018 5/28/2017 5/28/2017 5/2/2016 10/31/2015 5/2/2015 11/4/2014	2/9/2010 2/9/2010 2/23/2009 2/23/2009 6/5/2008	29,556 — 28,134 — 34,174	(5) (6) (3)	1,067,267 — 1,015,919 — 1,234,023	— 60,607 — 153,846 —	(7) (7)	— 2,188,519 — 5,555,379 —

(1)	The expiration date shown is the latest date that options/SARs may be exercised. Options/SARs may terminate earlier in certain circumstances, such as in connection with the named executive officer’s termination of employment.

(2)	Based on the per share closing market price of our common stock on December 31, 2010 of $36.11.

(3)	Vest 25% annually over a four-year period beginning on the first anniversary of the grant date.

(4)	Vest 25% annually over a four-year period beginning on February 3, 2010.

(5)	Vest 25% annually over a four-year period beginning on the first anniversary of the grant date, other than for retirement eligible executive officers. A portion of a retirement eligible executive officer’s award that otherwise would have vested on the next anniversary of the grant date is cancelled to pay applicable FICA taxes owed by the executive. The cancellation occurs in the year of grant if the executive officer is retirement eligible during that year or in the first year the executive officer becomes retirement eligible. The remainder of the award vests proportionally over the remaining vesting period. Messrs. Hemsley and Welters are retirement eligible. For more information on RSUs cancelled in 2010, please see “2010 Option Exercises and Stock Vested” table.

(6)	Vest 25% annually over a four-year period beginning on February 3, 2010, other than for retirement eligible executive officers. A portion of a retirement eligible executive officer’s award that otherwise would have vested on the next anniversary of the grant date is cancelled to pay applicable FICA taxes owed by the executive. The cancellation occurs in the year of grant if the executive officer is retirement eligible during that year or in the first year the executive officer becomes retirement eligible. The remainder of the award vests proportionally over the remaining vesting period. Mr. Welters became retirement eligible in 2010. For more information on RSUs cancelled in 2010, please see “2010 Option Exercises and Stock Vested” table.

(7)	Vest 100% at the end of the three-year performance period. The number of performance shares that the executive officer will receive is dependent upon the achievement of a cumulative EPS metric and an average return on equity metric approved by the Compensation Committee. The number of performance shares reported above for 2010 is the target number established by the Compensation Committee because we believe that payout at target is the probable outcome of the performance conditions. The number of performance shares reported above for 2009 is the maximum number established by the Compensation Committee because we believe that payout at maximum is the probable outcome of the performance conditions based on the Company’s performance through December 31, 2010.

(8)	Vest 100% on the sixth anniversary of the grant date.

2010 Option Exercises and Stock Vested

The following table presents information regarding the exercise of stock options during 2010 by our named executive officers and vesting of restricted stock awards held by our named executive officers for fiscal 2010.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Stephen J. Hemsley	2,400,000	43,545,935 (2)	14,121	474,080 (3)
President and Chief Executive Officer
George L. Mikan III	25,000	379,875 (4)	18,729	596,893 (5)
Executive Vice President and Chief Financial Officer
Gail K. Boudreaux			38,841	1,207,092 (6)
Executive Vice President and President, UnitedHealthcare
Larry C. Renfro			26,650	887,978 (7)
Executive Vice President and Chief Executive Officer of Public and Senior Markets Group
Anthony Welters	97,500	819,829 (8)	28,163	892,115 (9)
Executive Vice President and President of Public and Senior Markets Group

(1)	Computed by determining the market value per share of the shares acquired based on the difference between: (a) the per share market value of our common stock at exercise, defined as the closing price on the date of exercise, or the weighted average selling price if same-day sales occurred, and (b) the exercise price of the options.

(2)	Mr. Hemsley retained the 364,923 net shares he acquired upon the exercise of stock options on February 11, 2010, after payment of the exercise price and related taxes with acquired shares. Mr. Hemsley’s value was computed as described in note (1) above and was based on the following:

Date of Award	Exercise Date	Number of Options Exercised	Stock Splits Since Date of Award	Market Price at Exercise	Exercise Price
3/8/2000	2/11/2010	1,200,000	8:1	33.12	15.6250
1/17/2001	12/13/2010	450,400	4:1	37.03	18.0475
1/17/2001	12/14/2010	746,165	4:1	36.73	18.0475
1/17/2001	12/15/2010	3,435	4:1	36.19	18.0475

(3)	Reflects the vesting on February 3, 2010 of 12,999 RSUs granted on February 23, 2009 with a value of $433,127 and the cancellation on December 14, 2010 of 1,122 RSUs granted on February 9, 2010 with a value of $40,953 for the payment of FICA tax liability. The value realized was computed based on a closing stock price of $33.32 on February 3, 2010 and a closing stock price of $36.50 on December 14, 2010.

(4)	Mr. Mikan’s value was computed as described in note (1) above and was based on the following:

Date of Award	Exercise Date	Number of Options Exercised	Stock Splits Since Date of Award	Market Price at Exercise	Exercise Price
2/12/2003	12/17/2010	25,000	4:1	35.26	20.06

(5)	Reflects the vesting of a portion of the RSUs granted to Mr. Mikan. The value realized on vesting was computed based on the following:

Date of Award	Vesting Date	Number of Shares Acquired on Vesting	Market Price at Vesting	Value Realized on Vesting
2/23/2009	2/3/2010	9,616	33.32	320,405
6/5/2008	6/5/2010	9,113	30.34	276,488

(6)	Reflects the vesting of a portion of the RSUs granted to Ms. Boudreaux. The value realized on vesting was computed based on the following:

Date of Award	Vesting Date	Number of Shares Acquired on Vesting	Market Price at Vesting	Value Realized on Vesting
2/23/2009	2/3/2010	9,616	33.32	320,405
6/5/2008	6/5/2010	29,225	30.34	886,687

(7)	Reflects the vesting on February 3, 2010 of 26,650 RSUs granted on February 3, 2009. The value realized was computed based on a closing stock price of $33.32 on February 3, 2010.

(8)	Mr. Welter’s value was computed as described in note (1) above and was based on the following:

Date of Award	Exercise Date	Number of Options Exercised	Stock Splits Since Date of Award	Market Price at Exercise	Exercise Price
10/28/2003	12/9/2010	97,500	2:1	36.51	28.10

(9)	Reflects the vesting of a portion of the RSUs granted to Mr. Welters. The value realized on vesting was computed based the following:

Date of Award	Vesting Date	Number of Shares Acquired on Vesting	Market Price at Vesting	Value Realized on Vesting
2/23/2009	2/3/2010	9,616	33.32	320,405
6/5/2008	6/5/2010	17,087	30.34	518,420

Also reflects the cancellation on December 14, 2010 of 712 RSUs granted on February 23, 2009 with a value of $25,988 and 748 RSUs granted on February 9, 2010 with a value of $27,302 for the payment of FICA tax liability. The value realized was computed based on a closing stock price of $36.50 on December 14, 2010.

2010 Pension Benefits

The following table presents information regarding the present value of accumulated benefits payable under our non-qualified defined-benefit pension plans covering our named executive officers for fiscal 2010.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)		Payments During Last Fiscal Year ($)
Stephen J. Hemsley President and Chief Executive Officer	Individual Agreement for Supplemental Executive Retirement Pay	— (1)	10,703,229	(1)	—
George L. Mikan III Executive Vice President and Chief Financial Officer	N/A	—	—		—
Gail K. Boudreaux Executive Vice President and President, UnitedHealthcare	N/A	—	—		—
Larry C. Renfro Executive Vice President and Chief Executive Officer of Public and Senior Markets Group	N/A	—	—		—
Anthony Welters Executive Vice President and President of Public and Senior Markets Group	N/A	—	—		—

(1)	Upon termination of Mr. Hemsley’s employment for any reason, a lump-sum benefit of $10,703,229 will be paid six months and one day after his termination. In the event of Mr. Hemsley’s death prior to payment of his entire supplemental retirement benefit, his surviving spouse will receive any unpaid benefit. The dollar amount of this lump sum benefit will not vary, regardless of Mr. Hemsley’s age, years of service or average compensation at the time of his actual termination.

2010 Non-Qualified Deferred Compensation

The following table presents information as of the end of 2010 regarding the non-qualified deferred compensation arrangements for our named executive officers for fiscal 2010.

Name (a)	Executive Contributions in Last FY ($) (1) (2) (b)	Registrant Contributions in Last FY ($) (1) (3) (c)	Aggregate Earnings in Last FY ($) (4) (d)	Aggregate Withdrawals/ Distributions ($) (5) (e)	Aggregate Balance at Last FYE ($) (1) (f)
Stephen J. Hemsley	195,000	97,500	321,779	—	7,215,808
President and Chief Executive Officer
George L. Mikan III	96,000	48,000	133,434	—	893,633
Executive Vice President and Chief Financial Officer
Gail K. Boudreaux	147,000	52,500	53,568	—	472,714
Executive Vice President and President, UnitedHealthcare
Larry C. Renfro	41,169	20,585	3,924	—	65,678
Executive Vice President and Chief Executive Officer of Public and Senior Markets Group
Anthony Welters	96,000	48,000	87,109	—	894,119
Executive Vice President and President of Public and Senior Markets Group

(1)	All amounts in columns (b) and (c) have been reported as compensation. In addition to the amounts shown in columns (b) and (c), column (f) includes the following amounts reported in the summary compensation table for prior years:

Name	Amount Previously Reported
Stephen J. Hemsley	$5,361,376
George L. Mikan III	$495,316
Gail K. Boudreaux	$—
Larry C. Renfro	$—
Anthony Welters	$381,750

(2)	Named executive officers are eligible to participate in our Executive Savings Plan, which is a non-qualified deferred compensation plan. Under the plan, employees may generally defer up to 80% of their eligible annual base salary (100% prior to January 1, 2007) and up to 100% of their annual and long-term cash incentive awards. Amounts deferred, including Company credits, are credited to a bookkeeping account maintained for each participant, and are distributable pursuant to an election made by the participant as to time and form of payment that is made prior to the time of deferral. The Company maintains a Rabbi Trust for the plan. The Company’s practice is to set aside amounts in the Rabbi Trust to be used to pay for all benefits under the plan, but the Company is under no obligation to do so except in the event of a change in control.

(3)	For the first 6% of the employee’s base salary and annual incentive award deferrals under our Executive Savings Plan, the Company provides a matching credit of up to 50% of amounts deferred at the time of each deferral. This matching credit does not apply to deferrals of long-term cash incentive awards, or other special incentive awards.

(4)	Amounts deferred are credited with earnings from measuring investments selected by the employee from a collection of unaffiliated mutual funds identified by the Company. The Executive Savings Plan does not credit above-market earnings or preferential earnings to amounts deferred. The returns on the mutual funds available to employees during 2010 ranged from 0.20% to 31.55%, with a median return of 13.51% for the year ended December 31, 2010. The Company changed the administrator of the Executive Savings Plan in September 2010 and the mutual fund options available to employees were changed at that time. Employees may change their selection of measuring investments on a daily basis.

(5)	Under our Executive Savings Plan, unless an employee in the plan elects to receive distributions during the term of his or her employment with the Company, benefits will be paid no earlier than at the beginning of the year following the employee’s termination. However, upon a showing of severe financial hardship, an employee may be allowed to access funds in his or her deferred compensation account earlier. Benefits can be received either as a lump sum payment, in five or ten annual installments, in pre-selected amounts and on pre-selected dates, or a combination thereof. An employee may change his or her election with respect to the timing and form of distribution for such deferrals under certain conditions. However, for deferrals relating to services performed on or after January 1, 2004, employees may not accelerate the timing of the distributions.

Executive Employment Agreements

We have entered into an employment agreement with each of the named executive officers.

Stephen J. Hemsley

On November 7, 2006, the Board of Directors entered into an employment agreement with Mr. Hemsley to serve as President and CEO. On December 14, 2010, the employment agreement was amended to extend the employment period to December 1, 2014. The employment agreement will extend automatically for additional one-year periods after December 1, 2014 unless sooner terminated in accordance with the terms of the employment agreement. During the period of his employment, the Board of Directors will nominate Mr. Hemsley for election to the Board of Directors by the shareholders of the Company.

Under the employment agreement, Mr. Hemsley receives a base salary of $1,300,000, with any increases at the sole discretion of the Compensation Committee and ultimately the independent members of the Board of Directors. The employment agreement does not set any minimum or target level for any bonus or other incentive compensation. All bonus and incentive compensation awards are solely at the discretion of the Compensation Committee. Mr. Hemsley is eligible to participate in the Company’s generally available employee benefit programs.

Upon termination of Mr. Hemsley’s employment for any reason, he is entitled to a previously accrued and vested lump sum supplemental retirement benefit of $10,703,229 to be paid six months and one day after his termination.

If Mr. Hemsley’s employment is terminated by the Company without Cause, other than upon expiration of the term of the employment agreement, or by Mr. Hemsley for Good Reason, the Company will pay Mr. Hemsley a lump sum in an amount equal to his annual base salary for the longer of the remainder of the term under the employment agreement or twelve months.

If Mr. Hemsley’s employment is terminated because of his death or permanent disability, the Company will pay him or his beneficiaries a lump sum in an amount equal to two years’ total compensation of base salary plus the average bonus for the last two calendar years, excluding any special or one-time bonus or incentive compensation payments.

If Mr. Hemsley is terminated by the Company for Cause, by Mr. Hemsley without Good Reason or because of his retirement or upon expiration of the term of the employment agreement, he will not be entitled to any further compensation from the Company other than earned but unpaid salary and benefits.

As defined in the employment agreement, “Cause” generally means willful and continued failure to perform his duties after written notice and a failure to remedy the deficiency, a violation of the Company’s Code of Conduct that is materially detrimental to the Company and is not remedied after written notice, engaging in fraud, material dishonesty or gross misconduct in connection with the Company’s business, conviction of a felony or willful and material breach of the employment agreement that is not remedied after written notice. As defined in the employment agreement, “Good Reason” generally means an assignment of duties inconsistent with his position or duties or other diminution of duties, a relocation of primary work location by more than 25 miles, failure by the Board of Directors to elect Mr. Hemsley as CEO, failure by the Board of Directors to nominate Mr. Hemsley to serve on the Board of Directors, the Company’s failure to pay or provide Mr. Hemsley’s base salary, incentive compensation or other benefits, or any other material breach of Mr. Hemsley’s employment agreement that is not remedied.

Pursuant to the employment agreement, Mr. Hemsley is subject to provisions prohibiting his solicitation of the Company’s employees and customers or competing with the Company during the term of the employment agreement and the longer of two years following termination or the period that severance payments are made to him under the employment agreement. In addition, he is prohibited at all times from disclosing confidential information related to the Company.

Gail K. Boudreaux, George L. Mikan III, Larry C. Renfro and Anthony Welters

Ms. Boudreaux and Messrs. Mikan, Renfro and Welters each entered into an employment agreement with the Company, effective April 8, 2008 (and amended and restated on June 2, 2010), November 2006, January 2009 and April 2007, respectively. The titles of these executive officers are specified in footnote 8 to the “2010 Summary Compensation Table” above.

Under their respective employment agreements, Ms. Boudreaux and Messrs. Mikan, Renfro and Welters report to the President and CEO of the Company and receive base salaries with any adjustments at the discretion of the Compensation Committee. These executive officers are eligible to participate in the Company’s incentive compensation plans. The target and maximum amount of any actual bonus payable to each executive officer is in the discretion of the Compensation Committee. These executive officers also are eligible to receive stock-based awards in the discretion of the Compensation Committee and to participate in the Company’s generally available employee benefit programs. During the term of employment of Ms. Boudreaux and Messrs. Mikan and Welters, in addition to the Company’s generally available benefits, the Company will provide each executive officer, at the Company’s expense, a $2 million face value term life insurance policy. Ms. Boudreaux and Messrs. Mikan, Renfro and Welters also participate in a long-term disability policy, at the Company’s expense, which provides an annual benefit that covers 60% of eligible base salary in the event of a qualifying long-term disability, subject to the terms of the policy.

The employment agreements for Ms. Boudreaux and Mr. Renfro also contained provisions for equity awards and bonuses in connection with commencement of employment.

Each employment agreement and each executive officer’s employment may be terminated (a) at any time by mutual agreement or, with prior written notice, by the Company with or without Cause, (b) at any time by the executive officer with or without Good Reason and (c) upon the executive officer’s death or disability that renders him incapable of performing the essential functions of his job, with or without reasonable accommodation. If an executive officer’s employment is terminated by the Company without Cause or by the executive officer for Good Reason, the Company will provide the executive officer with outplacement services consistent with those provided to similarly situated executives and pay the executive officer severance compensation equal to the sum of (a) 200% of his annualized base salary as of his termination date, (b) 200% of the average of his last two calendar years’ bonus, excluding any equity awards and any special or one-time bonus or incentive compensation payments (except that if termination occurs within two years following the effective date of Mr. Renfro’s employment agreement, the amount payable to Mr. Renfro will be 200% of his target incentive), and (c) $12,000 to offset the costs of benefit continuation coverage. The severance compensation will be payable over a 24-month period for Ms. Boudreaux and Messrs. Mikan and Welters and over a 12-month period for Mr. Renfro.

For purposes of each applicable employment agreement, “Cause” generally means (a) material failure to follow the Company’s reasonable direction or to perform any duties reasonably required on material matters, (b) a material violation of, or failure to act upon or report known or suspected violations of, the Company’s Principles of Integrity and Compliance, (c) conviction of a felony, commission of any criminal, fraudulent or dishonest act or any conduct that is materially detrimental to the interests of the Company, or (d) material breach of the employment agreement. The employment agreement provides that the Company will, within 120 days of the discovery of the conduct constituting Cause, give the executive officer written notice specifying the conduct constituting Cause in reasonable detail and the executive officer will have 60 days to remedy the conduct, if the conduct is reasonably capable of being remedied. In any instance where the Company may have grounds for Cause, failure by the Company to provide written notice of the grounds for Cause within 120 days of discovery will be a waiver of its right to assert the subject conduct as a basis for termination for Cause.

For purposes of each applicable employment agreement, “Good Reason” will generally exist if the Company (a) reduces the executive officer’s base salary or long- or short-term target bonus percentage other than in connection with a general reduction affecting a group of similarly situated employees, (b) moves the executive officer’s primary work location more than 50 miles, (c) makes changes that substantially diminish the executive officer’s duties or responsibilities, or (d) changes the executive officer’s reporting relationship away from the President and CEO of the Company. The employment agreement provides that the executive officer must give the Company written notice specifying in reasonable detail the circumstances constituting Good Reason within 120 days of becoming aware of the circumstances, or those circumstances will not constitute Good Reason. If the circumstances constituting Good Reason are reasonably capable of being remedied, the Company will have 60 days to remedy the circumstances.

Pursuant to their respective employment agreements, each executive officer is subject to provisions prohibiting his solicitation of the Company’s employees or competing with the Company during the term of the employment agreement and two years following termination for any reason. In addition, each executive officer is prohibited at all times from disclosing confidential information related to the Company.

Potential Payments Upon Termination or Change-in-Control

The following table describes the potential payments to named executive officers upon termination of employment or a change in control of the Company as of December 31, 2010. Amounts are calculated based on the benefits available to the named executive officers under existing plans and arrangements, including each of their employment agreements described under “Executive Employment Agreements.”

	For Good Reason or Not For Cause ($)	Death ($)	Disability ($)	Voluntary Termination or Retirement ($)	Change- in-Control ($)
Stephen J. Hemsley
Cash Payments	5,091,667	5,768,750	5,768,750	—	—
Annual Cash Incentive (1)	—	3,900,000	3,900,000	3,900,000	—
Long-Term Cash Incentive (2)	—	2,600,000	2,600,000	2,600,000	2,600,000
SERP	10,703,229	10,703,229	10,703,229	10,703,229	10,703,229
Insurance Benefits	—	—	420,000	—	—
Acceleration of Equity (3)	11,777,932	8,200,622	8,200,622	11,777,932	11,777,932

Total (4)	27,572,828	31,172,601	31,592,601	28,981,161	25,081,161
George L. Mikan III
Cash Payments	3,712,000	—	—	—	—
Annual Cash Incentive (1)	—	1,400,000	1,400,000	1,400,000	—
Long-Term Cash Incentive (2)	—	1,397,372	1,397,372	1,397,372	1,397,372
Insurance Benefits	—	2,000,000	420,000	—	—
Acceleration of Equity (3)	7,565,380	6,373,192	6,373,192	—	8,758,077

Total (4)	11,277,380	11,170,564	9,590,564	2,797,372	10,155,449
Gail K. Boudreaux
Cash Payments	3,662,000	—	—	—	—
Annual Cash Incentive (1)	—	1,400,000	1,400,000	1,400,000	—
Long-Term Cash Incentive (2)	—	1,314,743	1,314,743	1,314,743	1,314,743
Insurance Benefits	—	2,000,000	420,000	—	—
Acceleration of Equity (3)	8,936,992	7,744,805	7,744,805	—	10,129,690

Total (4)	12,598,992	12,459,548	10,879,548	2,714,743	11,444,433
Larry C. Renfro
Cash Payments	2,812,000	—	—	—	—
Annual Cash Incentive (1)	—	1,400,000	1,400,000	1,400,000	—
Long-Term Cash Incentive (2)	—	1,065,983	1,065,983	1,065,983	1,065,983
Insurance Benefits	—	—	420,000	—	—
Acceleration of Equity (3)	2,901,818	5,390,589	5,390,589	—	6,849,577

Total (4)	5,713,818	7,856,572	8,276,572	2,465,983	7,915,560
Anthony Welters
Cash Payments	2,837,000	—	—	—	—
Annual Cash Incentive (1)	—	1,400,000	1,400,000	1,400,000	—
Long-Term Cash Incentive (2)	—	1,397,372	1,397,372	1,397,372	1,397,372
Insurance Benefits	—	2,000,000	420,000	—	—
Acceleration of Equity (3)	9,152,351	6,767,466	6,767,466	7,826,266	9,152,351

Total (4)	11,989,351	11,564,838	9,984,838	10,623,638	10,549,723

(1)	Represents the maximum amount the Compensation Committee may in its discretion determine, but is not required, to pay the executive officer (or the executive officer’s estate, if applicable) based upon a pro-rated portion of the award that the executive officer would have received but for the death, disability or retirement, calculated at the achievement of the maximum performance target, as more fully described in note (2) to the “2010 Grants of Plan-Based Awards” table.

(2)	With respect to “For Good Reason or Not for Cause,” “Death,” “Disability” and “Retirement,” represents the maximum amount the Compensation Committee may in its discretion determine, but is not required, to pay the executive officer (or the executive officer’s estate, if applicable) based upon the portion of the incentive periods the executive officer served prior to death, disability or retirement and measurement of Company and executive performance based on performance through the end of the fiscal year of the Company which ends closest to the executive officer’s date of death, disability or retirement, calculated at the achievement of the maximum performance target, as more fully described in note (3) to the “2010 Grants of Plan-Based Awards” table. With respect to “Change-in-Control,” represents the amount payable by the Company or its successor to each executive officer (or credit to the named executive officer’s account in the Company’s Executive Savings Plan if a timely deferral election is in effect), which is a pro-rated portion of the maximum long-term cash incentive award for which the executive officer is eligible for, for each incentive period within 90 days of the occurrence.

(3)	Represents the (i) unvested RSUs multiplied by the closing stock price on December 31, 2010 ($36.11), (ii) intrinsic value of the unvested stock options and SARs which is calculated based on the difference between the closing price of our stock on December 31, 2010 ($36.11), and the exercise or grant price of the unvested stock options and SARs as of that date, and (iii) the number of performance shares earned if target performance is achieved multiplied by the closing stock price on December 31, 2010 ($36.11). If maximum performance is achieved for the performance shares, the amounts for Acceleration of Equity would be (a) for “For Good Reason or Not for Cause,” $19,227,244 for Mr. Hemsley; $12,531,588 for Mr. Mikan; $13,903,201 for Ms. Boudreaux; $4,360,843 for Mr. Renfro; and $14,118,560 for Mr. Welters; (b) for “Death” and “Disability,” $12,072,625 for Mr. Hemsley; $8,954,515 for Mr. Mikan; $10,326,128 for Ms. Boudreaux; $6,120,119 for Mr. Renfro; and $9,348,790 for Mr. Welters; (c) for “Retirement,” $19,227,244 for Mr. Hemsley; and $12,792,474 for Mr. Welters and (d) for “Change-in-Control,” $19,227,244 for Mr. Hemsley; $13,724,285 for Mr. Mikan; $15,095,898 for Ms. Boudreaux; $9,038,096 for Mr. Renfro; and $14,118,560 for Mr. Welters.

For “For Good Reason or Not for Cause,” the amount includes the value of unvested equity awards held by the named executive officer that will not immediately vest upon termination but will continue to vest through any applicable severance. For “Retirement”, the amount includes the value of certain unvested equity awards granted in 2009 and 2010 that will continue to vest and be exercisable for a period of five years (but not after the award’s expiration date). The value of the awards that will not immediately vest is based on their intrinsic values on December 31, 2010. However, because these awards would continue to vest after termination of employment or retirement, the actual value the named executive officer would receive is not determinable. At December 31, 2010, Mr. Hemsley and Mr. Welters had met the retirement eligibility provisions.

(4)	Does not include value of benefits, plans or arrangements that would be paid or available following termination of employment that do not discriminate in scope, terms or operation in favor of our executive officers and that are generally available to all salaried employees or accrued balances under any non-qualified deferred compensation plan that is described above on page 71.

PROPOSAL 2 – ADVISORY (NON-BINDING) VOTE TO APPROVE EXECUTIVE COMPENSATION

The Board of Directors recognizes the significant interest of shareholders in executive compensation matters. We are seeking shareholders’ views on our executive compensation philosophy and practices through an advisory vote on the following resolution at the Annual Meeting:

Resolved, that the shareholders approve, on an advisory basis, the compensation of the named executive officers as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables and the related narrative disclosures.

The Compensation Discussion and Analysis, the compensation tables and the related narrative disclosures appear on pages 35-76 of this proxy statement.

As discussed in the Compensation Discussion and Analysis, the Board of Directors believes that our executive compensation program attracts and retains highly qualified executives while linking executive compensation directly to Company-wide performance. Further, our executive compensation program aligns the interests of our executive officers with those of our shareholders by emphasizing the achievement of financial and non-financial outcomes that either influence or contribute to shareholder value creation.

In deciding how to vote on this proposal, the Board of Directors urges you to consider the following key points with regard to our executive compensation program:

•	We achieved strong performance in 2010 despite challenging business conditions.

▪	Revenues increased to $94.2 billion in 2010 from $87.1 billion in 2009, an 8% increase over 2009;

▪	Operating income was $7.9 billion in 2010 compared to $6.4 billion in 2009, a 24% increase over 2009;

▪	Net earnings increased to $4.6 billion in 2010 from $3.8 billion in 2009, a 21% increase over 2009;

▪	Cash flow was $6.3 billion in 2010 compared to $5.6 billion in 2009, an 11.5% increase over 2009;

▪	Dividend payable to our shareholders increased from $0.03 per share annually to $0.125 quarterly ($0.50 per share annually); and

▪	Total shareholder return was 19.8%.

•

We pay for performance.    A substantial portion of the total compensation of our named executive officers is composed of annual and long-term incentive payments that are earned upon achievement of financial and operational goals and the accomplishment of significant objectives that position the Company for future growth.

•

We reward long-term growth and sustained profitability.    Compensation of our named executive officers is weighted heavily toward equity and long-term cash awards. In 2010, long-term (cash and equity) compensation represented between 65% and 80% of the total mix of compensation granted to named executive officers.

•	We limit perquisites. We provide standard employee benefits and limited perquisites or other forms of compensation to our named executive officers.

•

We use tally sheets when approving compensation.    The Compensation Committee reviews tally sheet information for each of our named executive officers to more effectively analyze not only the amount of compensation each executive officer has accumulated to date, but also to fully understand the amount the executive officer could accumulate in the future.

•	Our pay practices align with sound risk management.

▪	Our annual cash bonus program includes a variety of financial and non-financial metrics that require substantial performance on a broad range of initiatives;

▪	The Compensation Committee has capped the maximum amount of annual cash bonus and long-term cash bonus that can be earned under the respective plans;

▪	Our equity awards in 2010 included a diversified mix of SARs, RSUs and performance shares to encourage sustained performance over time;

▪

We have stock ownership guidelines for our executive officers that require our CEO to own stock with a value of five times base salary and our other named executive officers to own stock with a value of two times base salary. Our CEO, Mr. Hemsley, owns stock with a value of 88x his base salary;

▪	We require named executive officers to retain one-third of net equity awards granted after October 2009 for a period of at least twelve months;

▪	We prohibit short sales of shares of our common stock by all directors and employees, including executive officers; and

▪	We have a clawback policy that deters misconduct or fraudulent behavior by recouping the entire bonus paid, not just the amount that would not have been earned.

•	We use an independent compensation consultant. Our compensation consultant reports directly to the Compensation Committee and does not perform any work for management.

For these reasons, the Board of Directors recommends that shareholders vote FOR the approval of the compensation of our named executive officers as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables and the related narrative disclosures. Proxies will be voted FOR the approval of the Company’s executive compensation unless you specify otherwise.

Although this vote on the compensation of our named executive officers is advisory and is not binding on the Board of Directors, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation decisions and arrangements.

PROPOSAL 3 – ADVISORY (NON-BINDING) VOTE ON THE FREQUENCY

OF HOLDING A SAY-ON-PAY VOTE

As part of its commitment to understanding shareholder sentiment on the Company’s executive compensation philosophy and practices, the Board of Directors is seeking shareholders’ views on how frequently the Company should submit executive compensation for consideration by shareholders.

Shareholders may vote to hold an advisory vote on executive compensation every one, two or three years or abstain. After careful consideration, the Board of Directors is recommending that shareholders approve holding the Say-on-Pay vote EVERY YEAR.

The Board of Directors believes holding an annual advisory vote on executive compensation is consistent with its policy of seeking regular input from shareholders on corporate governance matters and the Company’s executive compensation philosophy and practices. This vote is not binding but rather will provide the Compensation Committee with shareholders’ view on how frequently they desire to consider executive compensation. Although the vote is advisory, the Compensation Committee will take into account the outcome of the vote when considering how frequently the Company will submit executive compensation to a shareholder vote.

The Board will carefully consider and expects to be guided by the alternative that receives the most shareholder support in determining the frequency of future say-on-pay votes. Notwithstanding the outcome of the shareholder vote, the Board may in the future decide to conduct advisory votes on a more or less frequent basis and may vary its practice based on factors such as discussions with shareholders and the adoption of material changes to compensation programs.

The Board of Directors recommends that you vote to hold the Say-on-Pay vote EVERY YEAR. Proxies will be voted to hold the Say-on-Pay vote EVERY YEAR unless you specify otherwise.

PROPOSAL 4 – APPROVAL OF UNITEDHEALTH GROUP 2011 STOCK INCENTIVE PLAN

The Board of Directors recommends the approval of a new stock incentive plan, to be known as the UnitedHealth Group Incorporated 2011 Stock Incentive Plan (the “2011 Plan”), to succeed the UnitedHealth Group Incorporated 2002 Stock Incentive Plan (the “2002 Plan”). The Board of Directors unanimously approved the 2011 Plan on February 9, 2011, subject to shareholder approval. If shareholders approve this 2011 Plan proposal, no new award grants will be made under the 2002 Plan. As of March 24, 2011, there were 123,805,623 shares subject to previously granted and outstanding awards under the 2002 Plan. The shares subject to these awards will be considered shares under the 2011 Plan, as described under “Shares Subject to the Plan” in the table below. On March 24, 2011, the record date, the closing price of our common stock traded on the New York Stock Exchange was $43.80 per share.

The purpose of the 2011 Plan is to aid in attracting and retaining employees, management and members of the Board of Directors who are capable of contributing greatly to the future success of the Company and to incent them to put forth maximum efforts for the success of the Company’s business.

If shareholders do not approve the 2011 Plan, the Company will continue to have the authority to grant awards under the 2002 Plan. If shareholders approve the 2011 Plan, the termination of the Company’s grant authority under the 2002 Plan will not affect awards then outstanding under that plan.

Summary of the 2011 Plan

All the terms of the proposed plan are set forth in their entirety in Exhibit A. The Board of Directors urges you to read them. The following is a summary of the 2011 Plan’s material provisions. The 2011 Plan has other terms that are different from the 2002 Plan in a number of other respects that we do not view to be material. These other changes are intended to reflect current best practices and address compliance with current laws and regulations.

Key Provisions	Description
Shares Subject to the Plan	173,805,623 shares, which includes 123,805,623 shares subject to outstanding awards under the 2002 Plan as of March 24, 2011. The shares subject to the 2011 Plan will be reduced by any shares that were subject to awards under the 2002 Plan as of March 24, 2011 and that are no longer subject to outstanding awards as of the Effective Date. Approval of the 2011 Plan would decrease the total number of shares available for granting new equity awards by approximately 8.9 million, from 182,747,204 shares currently available to 173,805,623 shares.
Effective Date	The date shareholders approve the 2011 Plan.
Plan Administration	The Compensation Committee will determine who receives awards, the types and amounts of awards and the terms and conditions of awards.
Eligible Participants	All employees, officers and directors are eligible to receive equity awards. In 2010, actual employee eligibility was limited to approximately 10,000 employees in senior and middle management positions, 23% of whom received awards in 2010. Individual consultants or independent contractors providing services to the Company also are eligible for awards. In 2010, no individual consultants or independent contractors received awards.
Plan Duration	No new awards may be granted more than ten years after the date the 2011 Plan was approved by the Board of Directors. The term of individual awards may extend beyond this date.
Award Types	Stock options, stock appreciation rights, performance awards, restricted stock, restricted stock units and other equity-based awards.
Limit on the Amount of Each Type of Award	The number of shares that may be subject to awards of restricted stock, restricted stock units and special full value awards is limited to 41,332,237 shares, which includes 16,332,237 shares subject to outstanding awards under the 2002 Plan as of March 24, 2011. Special full value awards also are limited to 5% of the aggregate number of shares available for grant under the 2011 Plan. Awards to non-employee directors do not count against the limitation on special full value awards. Incentive Stock Options are limited to 25,000,000 shares.
Shares Added Back to the Plan	Shares that are forfeited or subject to awards that terminate without any shares being issued will be available again for grant.
Limit on Amount of Awards to One Person	No individual may be granted options and stock appreciation rights in any one calendar year with respect to more than 5,000,000 shares, or awards intended to qualify under Section 162(m) of the Code (other than options and stock appreciation rights) with respect to more than 5,000,000 shares. No individual may granted in any calendar year awards intended to qualify under Section 162(m) of the Code that are payable only in cash in excess of $10,000,000.

Key Provisions	Description
Terms of Stock Options and Stock Appreciation Rights	The exercise or grant price of stock options and stock appreciation rights must not be less than the fair market value of the common stock on the grant date. The term of awards may not exceed ten years.
Terms of Restricted Stock and Restricted Stock Units	Awards without a performance vesting condition may not vest in full until three or more years from the grant date. Awards with a performance vesting condition may not vest in full until one year or more from the grant date.
Terms of Performance Awards	Awards with a performance vesting condition may be denominated or payable in cash, shares of Company common stock, other Company securities, other awards or otherwise as determined by the Compensation Committee. Payouts of these awards will be conditioned upon the achievement of performance goals during performance periods that are determined by the Compensation Committee.
Performance Goals for Performance Awards	The Compensation Committee will establish performance goals for performance awards based on one or more of the following business criteria: earnings per share; cash flow; stock price; total shareholder return; gross revenue; revenue growth; operating income (before or after taxes); net earnings (before or after interest, taxes, depreciation and/or amortization); return on equity, return on invested capital, assets, or net investment; or cost containment or reduction. The Compensation Committee may adjust performance goals to mitigate the unbudgeted impact of material, unusual or nonrecurring gains and losses, accounting changes or other extraordinary events that are not foreseen at the time the goals were set, unless the Compensation Committee provides otherwise at the time of establishing the performance goals.
Special Full Value Awards	The Compensation Committee also may grant other awards that are denominated in or otherwise relate to the Company’s common stock and establish the terms and conditions of such awards. For example, the Compensation Committee may grant restricted stock or restricted stock units that do not satisfy the minimum vesting conditions described above. These awards will be treated as special full value awards for purposes of the share limits described above.
Non-Employee Director Awards	The Compensation Committee may grant all types of awards to non-employee directors, though no awards will count against the limitation on the amount of special full value awards. Currently, non-employee directors receive grants of deferred stock units with an annual fair value of $150,000, which must be held until departure from the Board.
Acceleration of Vesting	The Compensation Committee has discretion to accelerate vesting of equity awards.

Key Provisions	Description
Section 162(m)

Compensation of persons who are “covered employees” of the Company (generally, the chief executive officer and certain other executive officers) is subject to the tax deduction limits of Section 162(m) of the Code. Under Section 162(m), an award that qualifies as “performance-based compensation” is exempt from the limits of Section 162(m) and, therefore, the Company is allowed the full federal tax deduction otherwise permitted for such compensation. The 2011 Plan permits the Compensation Committee to grant awards of “performance-based compensation” that will be exempt from the deduction limits of Section 162(m).

As part of the new health care legislation enacted in 2010, Section 162(m) was revised as it pertains to compensation paid by health insurers, including the Company. Starting in 2013, an annual tax deduction limit of $500,000 per person will apply to compensation that we pay to any of our employees and certain service providers. The tax deduction limitation will apply whether or not compensation is performance-based or is being provided pursuant to a shareholder-approved plan.

Transferability of Awards	Generally, awards may be transferred only upon death or pursuant to a domestic relations order. The Compensation Committee, however, may allow for other transfers of awards, except in the case of incentive stock options.
Effect of a Change in Control	In the event of a corporate transaction (for example, a merger) where the Company does not survive, the vesting of any outstanding awards will generally occur in accordance with the terms of the equity award agreement.
Clawback Policy	Awards under the 2011 Plan will be subject to the Company’s recoupment, clawback or similar policy as in effect from time to time, as well as similar provisions of applicable law. These policies may require repayment or forfeiture of awards and payouts under certain circumstances. The Company’s current clawback policy is discussed under “Compensation Discussion and Analysis – Elements of Our Compensation Program – Other Compensation Practices – Potential Impact on Compensation from Executive Misconduct” in this proxy statement.
Adjustments	In the event of certain capitalization changes (for example, a stock split), the Compensation Committee will adjust equitably the number of shares available for grant under the 2011 Plan, the number of shares subject to outstanding awards, and purchase or exercise prices.

Key Provisions	Description
Amendment and Termination of the Plan	The Board may terminate the 2011 Plan at any time. The Board may also amend the 2011 Plan at any time but cannot, without prior approval of shareholders: materially increase benefits accruing to participants; materially increase the number of shares that may be issued under the 2011 Plan; materially modify the requirements for participation under the 2011 Plan; or make any change to the 2011 Plan where shareholder approval is required under applicable law, stock exchange rules or, under applicable tax law to preserve the intended tax consequences of the 2011 Plan.
Amendment of Awards	The Compensation Committee generally may amend awards or waive conditions to awards, including acceleration of vesting or exercisability in limited circumstances. No amendment, however, may materially adversely affect the holder of an award without that holder’s consent. In addition, the Compensation Committee may not reprice options or stock appreciation rights, or exchange them for cash or new awards with a lower exercise price without shareholder approval.
No Limit on Other Authority	Except as expressly provided with respect to the termination of the authority to grant new awards under the 2002 Plan, the 2011 Plan does not limit the authority of the Board of Directors or any committee to grant awards or authorize any other compensation, with or without reference to the Company’s common stock, under any other plan or authority.

The 2011 Plan also does not contain the following provisions that were included in the 2002 Plan:

•

No “reload options” are permitted under the 2011 Plan. A reload option provides that the exercise of an option can automatically trigger the grant of a new option with respect to the number of shares used to pay for the exercise of the initial option. This feature was never used under the 2002 Plan.

•

The 2011 Plan provides that the Company may not directly or indirectly reduce the exercise price of options granted under the 2011 Plan without shareholder approval, including the exchange of underwater options for new equity grants or a cash payment. This feature was never used under the 2002 Plan.

•

The 2011 Plan does not contain any liberal share counting provisions. For example, the 2011 Plan does not add shares back into the 2011 Plan that are (i) tendered for the payment of the exercise price or taxes or (ii) repurchased on the open market using stock option exercise proceeds.

•

The 2011 Plan does not contain any evergreen features. The 2002 Plan contained an evergreen feature that was limited in scope to increasing shares available for grant in certain merger and acquisition contexts.

In 2011, the Compensation Committee determined that equity award agreements with time-based vesting features will include a “double-trigger” provision, which provides for accelerated vesting only if there is a change in control and the participant’s employment is terminated without “cause” or the participant terminates his or her employment for “good reason.”

New Plan Benefits

As of the date of the 2011 annual meeting, no awards will have been granted under the 2011 Plan. Subject to shareholder approval of the 2011 Plan, all awards granted under the plan will be made at the discretion of the Compensation Committee. Therefore, it is not currently possible to determine the benefits or amounts that will be received by an individual or groups pursuant to the 2011 Plan in the future, or the benefits or amounts that would have been received for the last fiscal year if the 2011 Plan had been in effect. Information regarding our recent practices with respect to equity-based compensation is presented elsewhere in this proxy statement.

U.S. Tax Treatment of Plan Awards

The U.S. federal income tax consequences of the 2011 Plan under current federal law, which is subject to change, are summarized in the following discussion of the general tax principles applicable to the 2011 Plan. This summary is not intended to be exhaustive and, among other considerations, does not describe the deferred compensation provisions of Section 409A of the U.S. Internal Revenue Code to the extent an award is subject to and does not satisfy those rules, nor does it describe state, local, or international tax consequences.

Non-Qualified Stock Options	With respect to non-qualified stock options, the Company is generally entitled to deduct and the award holder recognizes taxable income in an amount equal to the difference between the option exercise price and the fair market value of the shares at the time of exercise.
Incentive Stock Options	With respect to incentive stock options, the Company is generally not entitled to a deduction and the award holder does not recognize income at the time of exercise, although the award holder may be subject to the U.S. federal alternative minimum tax.
Other Awards	The current federal income tax consequences of other awards authorized under the 2011 Plan generally follow certain basic patterns: nontransferable restricted stock subject to a substantial risk of forfeiture results in income recognition equal to the excess of the fair market value over the price paid (if any) only at the time the restrictions lapse (unless the recipient elects to accelerate recognition as of the date of grant); stock appreciation rights, cash and stock-based performance awards, dividend equivalents, restricted stock units, and other types of awards are generally subject to tax at the time of payment; and compensation otherwise effectively deferred is taxed when paid. In each of the foregoing cases, the Company will generally have a corresponding deduction at the time the participant recognizes income.

Limitations on Tax Deductions	If an award is accelerated under the 2011 Plan in connection with a “change in control” (as that term is used under the U.S. Internal Revenue Code), the Company may not be permitted to deduct the portion of the compensation attributable to the acceleration (“parachute payments”) if it exceeds certain threshold limits under the U.S. Internal Revenue Code (and certain related excise taxes may be triggered). Furthermore, the aggregate compensation in excess of $1,000,000 attributable to awards that are not “performance-based” within the meaning of Section 162(m) of the U.S. Internal Revenue Code may not be permitted to be deducted by the Company in certain circumstances. As part of the new health care legislation enacted in 2010, Section 162(m) was revised as it pertains to compensation paid by health insurers, including the Company. Starting in 2013, an annual tax deduction limit of $500,000 per person will apply to compensation that we pay to any of our employees and certain service providers. The tax deduction limitation will apply whether or not compensation is performance-based or is being provided pursuant to a shareholder-approved plan.

Vote Required

Approval of the 2011 Plan requires the affirmative vote of the holders of a majority of the shares of common stock present and entitled to vote in person or by proxy at the 2011 annual meeting.

The Board of Directors recommends a vote FOR approval of the UnitedHealth Group Incorporated 2011 Stock Incentive Plan. Proxies will be voted FOR this proposal unless you specify otherwise.

PROPOSAL 5 – APPROVAL OF AMENDMENT OF UNITEDHEALTH GROUP

1993 EMPLOYEE STOCK PURCHASE PLAN

The Board of Directors recommends the approval of this proposal to amend the UnitedHealth Group 1993 Employee Stock Purchase Plan (the “Employee Stock Purchase Plan”) to increase the number of shares of common stock available for purchase by 20 million shares. Our Board of Directors adopted the amendment to the Employee Stock Purchase Plan, subject to shareholder approval, and the amended Employee Stock Purchase Plan will become effective when shareholder approval is obtained.

We believe the Employee Stock Purchase Plan will continue to be a valuable tool in motivating our employees, increasing the employees’ efforts and contributions to our growth and success and encouraging employees to remain in the employ of the Company or its participating affiliates. The Employee Stock Purchase Plan is designed to have two components: (i) a qualified “employee stock purchase plan” under Section 423 of the Internal Revenue Code; and (ii) a “Non-423 Plan” which does not meet the requirements of Section 423 of the Internal Revenue Code.

On March 24, 2011, the record date, the closing price of our common stock was $43.80 per share. Because employee participants may purchase shares of our common stock at a discount to the fair market value of our common stock, the value of the purchase of common stock under the Employee Stock Purchase Plan is not currently determinable.

Summary of the Employee Stock Purchase Plan

All the terms of the proposed amendment to the Employee Stock Purchase Plan are set forth in their entirety in Exhibit B. The Board of Directors urges you to read them. The following is a summary of the Employee Stock Purchase Plan’s material provisions.

Key Provisions	Description
Shares Subject to the Plan	As of March 24, 2011, there were 15,000,000 shares of authorized common stock under the Employee Stock Purchase Plan, of which approximately 3,832,649 shares were available for purchase. If shareholders approve the amendment, the number of authorized shares will be increased to 35,000,000 and approximately 23,832,649 shares will be available for purchase under the Employee Stock Purchase Plan.
Effective Date	The date shareholders approve the plan.
Plan Administration	The Compensation Committee will administer the Employee Stock Purchase Plan.
Eligible Participants	All employees of the Company and its subsidiaries (as defined in Section 424(o) of the Internal Revenue Code) designated by the Compensation Committee are eligible to participate, except for (i) employees customarily employed less than 20 hours weekly; (ii) employees whose customary employment is not for more than five months in any calendar year; and (iii) employees who, immediately after a right to purchase is granted, would be deemed under Section 423(b)(3) of the Internal Revenue Code to own stock possessing five percent or more of the total combined voting power or value of all classes of shares of the Company. On January 1, 2011, there were approximately 87,000 employees who were eligible to participate under the Employee Stock Purchase Plan.
Purchases	Participants may make contributions for the purchase of common stock through after-tax payroll deductions for six month periods in amounts not less than one percent or more than 10% of their total compensation. Participants may purchase shares of common stock for 85% of the fair market value of the Company’s common stock based upon the closing price of our common stock on the NYSE on the first or last day of the six-month period, whichever is lower.
Purchase Limitations	Participants may not purchase more than 1,000 shares of common stock in each six month purchase period, or an amount of shares with a fair market value that exceeds $25,000 in any calendar year.

Key Provisions	Description
Amendment and Termination of the Plan	The Board may amend or terminate the Employee Stock Purchase Plan but cannot, without prior approval of shareholders, adopt an amendment that would (i) authorize an increase in the number of shares which may be purchased under the Employee Stock Purchase Plan (other than as a result of a stock dividend, stock-split or reclassification); (ii) permit the issuance of common stock before payment in full for that common stock; (iii) increase the rate of payroll deductions above 10% of compensation; (iv) reduce the purchase price per share; (v) withdraw administration of the Employee Stock Purchase Plan from the Compensation Committee; or (vi) change the definition of the Company’s subsidiaries eligible to participate in the Employee Stock Purchase Plan. The Board of Directors has delegated to the Company’s Executive Vice President, Human Capital the authority to amend the Employee Stock Purchase Plan provided any amendment does not materially increase the cost of the Employee Stock Purchase Plan. The Board of Directors may terminate the Employee Stock Purchase Plan once no further shares of common stock remain for issuance or at any time in its discretion (after 30 days written notice to eligible employees).

Vote Required

This proposal must be approved by holders of a majority of the shares of common stock present and entitled to vote in person or by proxy at the Annual Meeting.

The Board of Directors recommends a vote FOR approval of the amendment of the UnitedHealth Group Incorporated 1993 Employee Stock Purchase Plan. Proxies will be voted FOR this proposal unless you specify otherwise.

Equity Compensation Plan Information

The following table sets forth certain information, as of December 31, 2010, concerning shares of common stock authorized for issuance under all of our equity compensation plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (3) (a)	Weighted- average exercise price of outstanding options, warrants and rights (3) (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by shareholders (1)	83,713,634	$36.31	68,962,025	(4)
Equity compensation plans not approved by shareholders (2)	—	—	—

Total (2)	83,713,634	$36.31	68,962,025

(1)	Consists of the UnitedHealth Group Incorporated 2002 Stock Incentive Plan, as amended, and the UnitedHealth Group 1993 Employee Stock Purchase Plan, as amended. Includes 3,007,636 options to acquire shares of common stock that were originally issued under the United HealthCare Corporation 1998 Broad-Based Stock Incentive Plan, as amended, which was not approved by the Company’s shareholders, but the shares issuable under the 1998 Broad-Based Stock Incentive Plan were subsequently included in the number of shares approved by the Company’s shareholders when approving the 2002 Stock Incentive Plan.

(2)	Excludes 655,152 shares underlying stock options assumed by us in connection with our acquisition of the companies under whose plans the options originally were granted. These options have a weighted-average exercise price of $25.46 and an average remaining term of approximately 2.3 years. The options are administered pursuant to the terms of the plans under which the options originally were granted. No future awards will be granted under these acquired plans.

(3)	Excludes SARs to acquire 27,450,967 shares of common stock of the Company with exercise prices above $36.11, the closing price of a share of our common stock as reported on the NYSE on December 31, 2010.

(4)	Includes 5,567,105 shares of common stock available for future issuance under the Employee Stock Purchase Plan as of December 31, 2010, and 63,394,920 shares available under the 2002 Stock Incentive Plan as of December 31, 2010. Shares available under the 2002 Stock Incentive Plan may become the subject of future awards in the form of stock options, SARs, restricted stock, restricted stock units, performance awards and other stock-based awards, except that only 12,490,220 of these shares are available for future grants of awards other than stock options or SARs.

As of March 24, 2011, the total number of shares subject to outstanding stock option or SAR awards was 107,473,386 with a weighted-average exercise price of $40.52 and a weighted-average remaining term of approximately 5.2 years. On that date, there also were 16,332,237 shares subject to outstanding awards granted other than stock options or SARs. The shares subject to these awards will be considered shares under the 2011 Plan. Also as of March 24, 2011, 58,941,581 shares remained available for the grant of awards. If the 2011 Plan is approved by shareholders, the shares available for grant of awards will be reduced by approximately 8.9 million and no further awards will be made pursuant to the 2002 Plan. The Company will not grant new equity awards under the 2002 Plan from March 24, 2011 through the date of the shareholder meeting, other than the quarterly grant of deferred stock units to non-employee directors as part of their annual compensation.

DIRECTOR COMPENSATION

Our compensation and benefit program is designed to compensate our non-employee directors fairly for work required for a company of our size and scope, and align their interests with the long-term interests of our shareholders. Director compensation reflects our desire to attract, retain and use the expertise of highly qualified people serving on the Company’s Board of Directors. The Compensation Committee reviews the compensation level of our non-employee directors on an annual basis and makes recommendations to the Board of Directors. Employee directors do not receive any additional compensation for serving as a director.

The following table highlights the material elements of our director compensation program.

Compensation Element	Compensation Value
Annual Cash Retainer	$125,000
Annual Audit Committee Chair Cash Retainer	$15,000
Annual Compensation and Human Resources Committee Chair Cash Retainer	$15,000
Annual Nominating and Corporate Governance Committee Chair Cash Retainer	$10,000
Annual Public Policy Strategies and Responsibility Chair Cash Retainer	$10,000
Annual Board Chair Cash Retainer	$300,000
Annual Equity Award	$150,000 aggregate fair value of deferred stock units
Initial Equity Award to New Directors	6,250 deferred stock units
Equity Conversion Program	Cash compensation converted into deferred stock units at the director’s election

Cash Compensation

Director cash compensation is payable on a quarterly basis in arrears and prorated if the director did not serve the entire quarter. Directors may elect to convert cash compensation into equity or defer receipt of the cash compensation to a later date.

Cash Deferral Plan

Under our Directors’ Compensation Deferral Plan (“Director Deferral Plan”), non-employee directors may elect annually to defer receipt of all or a percentage of their cash compensation. Amounts deferred are credited to a bookkeeping account maintained for each director participant that uses a collection of unaffiliated mutual funds as measuring investments. Subject to certain additional rules set forth in the Director Deferral Plan, a participating director may elect whether the distribution is made in either:

•	an immediate lump sum upon the completion of his or her service on the Board of Directors;

•	a series of five or ten annual installments following the completion of his or her service on the Board of Directors;

•	a delayed lump sum following either the fifth or tenth anniversary of the completion of his or her service on the Board of Directors; or

•	pre-selected amounts to be distributed on pre-selected dates while the director remains a member of our Board of Directors.

Equity Conversion Program

Directors may elect to convert any or all director cash compensation earned into deferred stock units, which must be held until completion of his or her service on the Board. The conversion grants are made on the day the eligible cash compensation becomes payable to the director and immediately vest upon grant. If a director elects to convert his or her cash compensation into deferred stock units, he or she receives the number of deferred stock units equal to the cash compensation foregone, divided by the fair market value of one share of our common stock on the date of grant, rounded up to the nearest share.

Equity-Based Compensation

Non-employee directors receive grants of deferred stock units under our 2002 Stock Incentive Plan. In order to continue to align the interests of directors with the long-term interests of our shareholders, each director is required to retain all deferred stock units granted until completion of his or her service on the Board of Directors. Upon completion of service, the deferred stock units convert to an equal number of shares of the Company’s common stock. A director may defer receipt of the shares for up to ten years after completion of service.

Initial Equity Award

A new director receives an initial one-time grant of 6,250 deferred stock units on the date of the director’s appointment to the Board of Directors. The new director award vests at a rate of 25% per year for four years, subject to continued service on the Board of Directors on the vesting date. Each director is required to retain the deferred stock units until completion of his or her service on the Board of Directors.

Annual Equity Award

Non-employee directors also receive an annual grant of deferred stock units having an annual aggregate fair value of $150,000. This grant is in consideration of general service and responsibilities and required meeting preparation. The grants are issued quarterly in arrears on the first business day following the end of each fiscal quarter and prorated if the director did not serve the entire quarter. The number of deferred stock units granted is determined by dividing $37,500 (the quarterly value of the annual equity award) by the closing stock price on the grant date, rounded up to the nearest share. These awards are vested immediately upon grant and must be held until the director’s completion of his or her service on the Board of Directors.

Deferred Stock Unit Dividends

The Company pays dividend equivalents in the form of additional deferred stock units on all outstanding deferred stock units. Dividend equivalents are paid at the same rate and at the same time that dividends are paid to Company shareholders. The dividend equivalents are subject to the same vesting conditions as the underlying grant and must be held until the director’s completion of his or her service on the Board of Directors.

Other Compensation

We reimburse directors for any out-of-pocket expenses incurred in connection with service as a director. We also provide health care coverage to incumbent directors who are not eligible for coverage under another group health care benefit program. Health care coverage is provided generally on the same terms and conditions as current employees. Upon retirement from the Board of Directors, current directors may continue to obtain health care coverage under benefit continuation coverage, and after the lapse of such coverage, under the Company’s post-employment medical plan for up to a total of ninety-six months if they are otherwise eligible.

The Company maintains a program through which it will match up to $15,000 of charitable donations made by each director for each calendar year. The directors do not receive any financial benefit from this program because the charitable income tax deductions accrue solely to the Company. Donations under the program may not be made to family trusts, partnerships or similar organizations.

Stock Ownership Guidelines

In 2010, we revised our director stock ownership guidelines. Under our stock ownership guidelines, we require non-employee directors to achieve ownership of shares of the Company’s common stock (excluding stock options, but including vested deferred stock units and vested restricted stock units) having a fair market value equal to five times the directors’ annual base cash retainer. Non-employee directors must comply with the stock ownership guidelines within five years of their appointment to the Board of Directors, other than directors serving in August 2010 who must comply with the new stock ownership guidelines by August 2015. Messrs. Ballard, Burke, Darretta, Leatherdale and Renwick, Ms. Hooper and Dr. Wilensky have met the stock ownership requirement. Dr. Shine and Mr. Lawson are on track to achieve compliance with the stock ownership guidelines prior to August 2015 and February 2016, respectively.

2010 Director Compensation Table

The following table provides summary information for the year ended December 31, 2010 relating to compensation paid to or accrued by us on behalf of our non-employee directors who served in this capacity during 2010. The Director Compensation Table does not include Mr. Lawson because he did not serve a serve as a director in 2010.

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Option Awards ($) (3)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($) (4)	All Other Compensation ($) (5)	Total ($)
William C. Ballard, Jr.	140,000	150,065	—	—	17,500	307,565
Richard T. Burke	425,000	150,065	—	—	25,840	600,905
Robert J. Darretta	125,000	150,053	—	—	2,500	277,553
Michele J. Hooper	135,000	150,065	—	—	17,339	302,404
Douglas W. Leatherdale	140,000	150,065	—	—	17,500	307,565
Glenn M. Renwick	125,000	150,053	—	—	17,500	292,553
Kenneth I. Shine, M.D.	125,000	150,075	—	—	17,500	292,575
Gail R. Wilensky, Ph.D.	135,000	150,065	—	—	17,500	302,565

(1)	The amounts reported include the annual cash retainer earned in 2010 by the directors but elected by the directors to be converted into deferred stock units as follows: Mr. Darretta – $125,000 (3,793 deferred stock units); Mr. Renwick – $125,000 (3,793 deferred stock units); and Dr. Shine – $62,500 (1,896 deferred stock units). Mr. Leatherdale elected to defer all 2010 cash compensation under the Director Deferral Plan.

(2)	The amounts reported reflect the aggregate grant date fair value of the stock awards granted in 2010 computed in accordance with FASB ASC Topic 718, based on the closing stock price on the grant date. The amounts reported include for each director the incremental aggregate grant date fair value of the annual equity award of deferred stock units granted quarterly and, for Messrs. Darretta and Renwick and Dr. Shine, the incremental aggregate grant date fair value of deferred stock units issued in lieu of cash compensation because we round grants of deferred stock units up to the nearest whole share.

The aggregate grant date fair values of the stock awards granted in 2010 computed in accordance with FASB ASC Topic 718, based on the closing stock price on the grant date, are as follows:

	1/4/10 ($)	4/1/10 ($)	7/1/10 ($)	10/1/10 ($)
William C. Ballard, Jr.	37,521	37,510	37,514	37,520
Richard T. Burke	37,521	37,510	37,514	37,520
Robert J. Darretta*	37,521	68,751	68,762	68,770
Michele J. Hooper	37,521	37,510	37,514	37,520
Douglas W. Leatherdale	37,521	37,510	37,514	37,520
Glenn M. Renwick*	37,521	68,751	68,762	68,770
Kenneth I. Shine, M.D*.	37,521	53,147	53,138	53,145
Gail R. Wilensky, Ph.D.	37,521	37,510	37,514	37,520

*	Includes the value of restricted stock units issued upon conversion of annual cash retainer as described in note (1) above.

As of December 31, 2010, our non-employee directors held outstanding restricted stock unit awards and deferred stock unit awards as follows:

	Restricted Stock Units	Deferred Stock Units
William C. Ballard, Jr.	—	6,308
Richard T. Burke	—	6,308
Robert J. Darretta	3,125	9,281
Michele J. Hooper	6,250	6,308
Douglas W. Leatherdale	—	6,308
Glenn M. Renwick	3,125	9,281
Kenneth I. Shine, M.D.	6,250	7,796
Gail R. Wilensky, Ph.D.	—	6,308

(3)	The Company did not grant stock option awards to directors in 2010. As of December 31, 2010, our non-employee directors held outstanding (and unexercised) option awards as follows: Mr. Ballard – 263,000 options; Mr. Burke – 311,140 options; Mr. Darretta – 56,621 options; Ms. Hooper – 35,000 options; Mr. Leatherdale – 289,110 options; Mr. Renwick – 33,929 options; Dr. Shine – 8,167 options; and Dr. Wilensky – 272,660 options.

(4)	The Director Deferral Plan does not credit above-market earnings or preferential earnings to the amounts deferred. There are no measuring investments tied to Company stock performance. The measuring investments are a collection of unaffiliated mutual funds identified by the Company.

(5)	In 2010, the Company matched charitable contributions made by directors to charitable organizations selected by directors pursuant to the Company’s Board Matching Program as follows: Mr. Ballard – $15,000; Mr. Burke – $15,000; Ms. Hooper – $14,390; Mr. Leatherdale – $15,000; Mr. Renwick – $15,000; Dr. Shine – $15,000; and Dr. Wilensky – $15,000. In 2010, the Company also made a $2,500 contribution to a charitable organization selected by each director in lieu of 2009 holiday gifts. We also paid $8,340 and $449 in health care premiums on behalf of Mr. Burke and Ms. Hooper, respectively.

CERTAIN RELATIONSHIPS AND TRANSACTIONS

Approval or Ratification of Related-Person Transactions

The Board of Directors has adopted a written Related-Person Transactions Approval Policy, which is administered by the Audit Committee. A copy of the policy is available on our website at www.unitedhealthgroup.com. Under the policy, the following “related-person” transactions are prohibited unless approved or ratified by the Audit Committee:

•

Any transaction or series of transactions directly or indirectly involving a director, executive officer or five-percent shareholder of the Company or any of their respective immediate family members, in which the Company or its subsidiaries is directly or indirectly a participant and the amount involved exceeds $1.00.

•	Any amendment or modification to an existing related-person transaction.

•	Any transaction or relationship involving a director that is not deemed to be immaterial under the Company’s Standards for Director Independence as then in effect.

Related-person transactions under the policy do not include:

•	Indemnification and advancement of expenses made pursuant to the Company’s Articles of Incorporation or Bylaws or pursuant to any agreement or instrument.

•	Interests arising solely from the ownership of a class of the Company’s equity securities if all holders of that class of equity securities receive the same benefit on a pro rata basis.

•

Any transaction that involves the providing of compensation to a director or executive officer in connection with his or her duties to the Company or any of its subsidiaries, including the reimbursement of business expenses incurred in the ordinary course.

Under the policy, the Company determines whether a transaction falls under the definition of a related-person transaction, requiring review by the Audit Committee. Identifying possible related-person transactions involves a number of search and identification processes and procedures, including the following:

•	The Company annually requests each director, director nominee and executive officer of the Company to verify and update certain information, including:

▪

A list of the immediate family members of each director or executive officer of the Company. Under the policy, “immediate family member” means any child, stepchild, parent, stepparent, spouse, sibling, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law, and any person (other than a tenant or employee) sharing the same household as the director, executive officer or five-percent shareholder.

▪	A list of the entities (except the Company) where a director or executive officer of the Company (or an immediate family member) is a director, executive officer or employee.

▪

A list of the entities where a director or executive officer of the Company (or an immediate family member) is a partner or principal or in a similar position or in which such person has a 10% or greater beneficial ownership interest.

▪	Each charitable or non-profit organization where a director or executive officer of the Company (or an immediate family member) is an executive officer, director or trustee.

•	The Company identifies five-percent shareholders of the Company by reviewing Schedules 13G and 13D filed with the SEC periodically.

•

The Company compiles a list of all above-referenced persons and entities provided by directors and executive officers, reviews the updated list, and expands the list if necessary, based on its review of SEC filings and Internet searches.

•	The Company distributes the list within the Company, including applicable subsidiaries of the Company, and conducts periodic searches to identify any potential related-person transactions.

•

The Company reviews search results and, with respect to any transactions that fall within the definition of related-person transactions under the policy, submits relevant information to the Audit Committee for approval, ratification or other action. The Nominating Committee also reviews the identified related-person transactions in connection with its recommendations to the Board of Directors on the independence determinations of each director of the Company.

In determining whether to approve or ratify a related-person transaction, the Audit Committee will consider, among others, the following factors to the extent deemed relevant by the Audit Committee:

•

Whether the terms of the related-person transaction are fair to the Company and on terms at least as favorable as would apply if the other party was not or did not have an affiliation with a director, executive officer or five-percent shareholder of the Company.

•	Whether there are demonstrable business reasons for the Company to enter into the related-person transaction.

•	Whether the related-person transaction could impair the independence of a director under the Company’s Standards for Director Independence.

•

Whether the related-person transaction would present an improper conflict of interest for any director or executive officer of the Company, taking into account the size of the transaction, the overall financial position of the director or executive officer, the direct or indirect nature of the interest of the director or executive officer in the transaction, the ongoing nature of any proposed relationship, and any other factors the Audit Committee deems relevant.

Any member of the Audit Committee who has an interest in the transaction under discussion will abstain from voting on the approval of the related-person transaction, but may, if so requested by the Chair of the Audit Committee, participate in some or all of the Audit Committee’s discussions of the related-person transaction. Any related-person transaction that is not approved or ratified, as the case may be, will be voided, terminated or amended, or other actions will be taken in each case as determined by the Audit Committee so as to avoid or otherwise address any resulting conflict of interest.

As required under SEC rules, transactions in which the Company was or is to be a participant that are determined to be directly or indirectly material to the related person are disclosed in the Company’s proxy statement.

Advances of Defense Costs for Certain Litigation Matters

Certain current and former officers and directors of the Company have been named as defendants in lawsuits arising out of the issues relating to the dating of stock options. The current and former directors and officers who have been named as defendants in these actions have a legal right under the Minnesota Business Corporation Act and the Company’s Bylaws to advancement of their costs of defense. Accordingly, in 2010, we have advanced defense costs on behalf of the current and former directors and officers of approximately $71,000.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During fiscal 2010, Messrs. Darretta and Leatherdale and Dr. Wilensky served on the Compensation Committee. None of these persons has ever been an officer or employee of the Company or any of our subsidiaries and has no interlocking relationships requiring disclosure under applicable SEC rules.

AUDIT COMMITTEE REPORT

The Audit Committee of our Board of Directors is comprised of three non-employee directors, all of whom are audit committee financial experts, as defined by the SEC. The Board of Directors has determined that all of the members of the Audit Committee are independent within the meaning of the listing standards of the NYSE, the rules of the SEC and the Company’s Standards for Director Independence. The Audit Committee operates under a written charter adopted by the Board of Directors.

Management is responsible for the Company’s internal controls and the financial reporting process. The Company’s independent registered public accounting firm, Deloitte & Touche LLP, is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States), expressing an opinion as to the conformity of the financial statements with generally accepted accounting principles, and auditing management’s assessment of the effectiveness of internal control over financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes. The Audit Committee has discussed and reviewed with both management and Deloitte & Touche LLP, management’s annual report on the Company’s internal control over financial reporting and Deloitte & Touche LLP’s attestation. The Audit Committee also discussed with management and Deloitte & Touche LLP the process used to support certifications by the Company’s Chief Executive Officer and Chief Financial Officer that are required by the SEC and the Sarbanes-Oxley Act of 2002 to accompany the Company’s periodic filings with the SEC and the process used to support management’s annual report on the Company’s internal controls over financial reporting.

Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee has reviewed and discussed with management and the independent registered public accounting firm in separate sessions the Company’s consolidated financial statements for the years ended December 31, 2010, December 31, 2009 and December 31, 2008.

The Audit Committee discussed with Deloitte & Touche LLP matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees), Statement on Auditing Standards No. 90 (Audit Committee Communications) and Rule 2-07 of Regulation S-X. The Company’s independent registered public accounting firm also provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with the independent registered public accounting firm the accounting firm’s independence. In considering the independence of the independent registered public accounting firm, the Audit Committee took into consideration whether the provision of non-audit services is compatible with maintaining the independence of the independent registered public accounting firm.

Based upon the Audit Committee’s review of the financial statements, independent discussions with management and Deloitte & Touche LLP, and the Audit Committee’s review of the representation of management and the report of the independent registered public accounting firm to the Audit Committee, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements for the years ended December 31, 2010, December 31, 2009 and December 31, 2008 be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 filed with the SEC.

Members of the Audit Committee

William C. Ballard, Jr., Chair

Robert J. Darretta

Glenn M. Renwick

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Disclosure of Fees Paid to Independent Registered Public Accounting Firm

Aggregate fees billed to the Company for the fiscal year ended December 31, 2010 and 2009 represent fees billed by the Company’s principal independent registered public accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates, which includes Deloitte Consulting (collectively, “Deloitte & Touche”). The Audit Committee pre-approved the audit and non-audit services provided in the years ended December 31, 2010 and December 31, 2009 by Deloitte & Touche, as reflected in the table below.

	Year Ended
Fee Category	2010	2009
Audit Fees	$16,421,000	$19,025,000
Audit-Related Fees (a)	2,253,000	2,000,000

Total Audit and Audit Related Fees	$18,674,000	$21,025,000
Tax Fees (b)	625,000	610,000
All Other Fees	434,000	—

Total	$19,733,000	$21,635,000

(a)	Audit-Related Fees include benefit plan and other required audits, certain AICPA agreed-upon procedures, internal control assessments and due diligence services.

(b)	Tax Fees include tax compliance, planning and support services. In 2010 and 2009 approximately 81% ($505,000) and 74% ($450,000), respectively, of Tax Fees were related to tax compliance (review and preparation of corporate and expatriate tax returns, review of the tax treatment for certain expenses and claims for refunds).

Audit Committee’s Consideration of Independence of Independent Registered Public Accounting Firm

The Audit Committee has reviewed the nature of non-audit services provided by Deloitte & Touche and has concluded that these services are compatible with maintaining the firm’s ability to serve as our independent registered public accounting firm.

Audit and Non-Audit Services Approval Policy

The Audit Committee has adopted a Policy for Approval of Independent Auditor Services (the “Policy”) outlining the scope of services that Deloitte & Touche may provide to the Company. The Policy sets forth guidelines and procedures the Company must follow when retaining Deloitte & Touche to perform audit, audit-related, tax and other services. In addition to providing detailed descriptions of the specific types of services which may be provided under these four categories, the Policy also specifies certain non-audit services that may not be performed by Deloitte & Touche under any circumstances.

Pursuant to the Policy, the Audit Committee pre-approved for each service sub-category a fee threshold under which all services are deemed pre-approved for 2009 and 2010. All fees reported above were approved pursuant to the Policy. Additional specific pre-approval is required from the Audit Committee to exceed these pre-approved dollar amounts for proposed new individual projects exceeding specified dollar thresholds, or to add new specific service sub-categories. The services provided by our independent registered public accounting firm and related fees are discussed with the Audit Committee and the Policy is evaluated and updated periodically by the Audit Committee.

PROPOSAL 6 – RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2011. The Board of Directors has proposed that shareholders ratify this appointment at the Annual Meeting. If shareholders do not ratify the appointment of Deloitte & Touche LLP, the Audit Committee will reconsider the appointment but is not obligated to appoint another independent registered public accounting firm. The Audit Committee evaluates, at least every three years, whether to rotate our independent registered public accounting firm.

Representatives of Deloitte & Touche LLP are expected to be present at the meeting, will have an opportunity to make a statement and will be available to respond to questions from shareholders.

The Board of Directors recommends a vote FOR ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2011. Proxies will be voted FOR ratifying this selection unless you specify otherwise.

HOUSEHOLDING NOTICE

We have adopted “householding” procedures that allow us to deliver one Notice or a single copy of each of the annual report, proxy statement and other documents related to a shareholder meeting to any household at which two or more shareholders reside who share the same last name or whom we believe to be members of the same family. Each registered shareholder living in that household will receive a separate proxy card if the householded proxy materials are received by mail.

If you participate in householding but wish to receive a separate copy of this proxy statement or our annual report, we will deliver a separate copy of these documents to you promptly upon your written or oral request to the Secretary to the Board of Directors, UnitedHealth Group Center, 9900 Bren Road East, Minnetonka, Minnesota 55343, telephone (800) 328-5979. You may opt-in or opt-out of householding at any time by contacting our transfer agent, Wells Fargo Shareowner Services at (877) 602-7615. Your householding election will apply to all materials mailed more than 30 days after your request is received.

Your participation in the householding program is encouraged. It will reduce the volume of duplicate information received at your household as well as the cost to us of printing and mailing duplicate materials. As an alternative to householding, you may choose to receive documents electronically. Instructions for electing electronic delivery are described in Question 6 of the “Questions and Answers about the Annual Meeting and Voting” above.

We have been notified that some banks and brokers will household proxy materials. If your shares are held in “street name” by a bank or broker, you may request information about householding from your bank or broker.

OTHER MATTERS AT MEETING

In accordance with the requirements of advance notice described in our Bylaws, no shareholder nominations or shareholder proposals other than those included in this proxy statement will be presented at the 2011 Annual Meeting. We know of no other matters that may come before the Annual Meeting. However, if any matters calling for a vote of the shareholders, other than those referred to in this proxy statement, should properly come before the meeting, the persons named in the enclosed proxy will vote such proxy according to their individual judgment.

BY ORDER OF THE BOARD OF DIRECTORS,

Dannette L. Smith

Secretary to the Board of Directors

Dated: April 13, 2011

EXHIBIT A

UNITEDHEALTH GROUP INCORPORATED 2011 STOCK INCENTIVE PLAN

Section	1. Purpose; Adoption; Effect on Prior Plans.

(a) Purpose. The purpose of the UnitedHealth Group Incorporated 2011 Stock Incentive Plan (the “Plan”) is to aid in attracting and retaining employees, management personnel and other personnel and members of the Board of Directors who are not also employees (“Non-Employee Directors”) of UnitedHealth Group Incorporated (the “Company”) capable of assuring the future success of the Company, to offer such personnel and Non-Employee Directors incentives to put forth maximum efforts for the success of the Company’s business and to afford such personnel and Non-Employee Directors an opportunity to acquire a proprietary interest in the Company.

(b) Adoption. The Company hereby adopts the Plan, subject to approval by the shareholders of the Company. As so established and approved, the Plan shall be known as the “2011 Stock Incentive Plan.”

(c) Effect on Prior Plans. On the effective date of the Plan determined in accordance with Section 11 of the Plan (the “Effective Date”), for purposes of administration and share accounting pursuant to Sections 3 and 4 of the Plan, the UnitedHealth Group Incorporated 2002 Stock Incentive Plan, as previously amended (the “Prior Plan”), shall be considered to be incorporated in the Plan. All outstanding options, restricted stock and other awards issued under the Prior Plan shall remain subject to the terms and conditions of the Prior Plan, but shares of stock relating to outstanding options, restricted stock or other awards issued under the Prior Plan are considered shares of stock subject to the Plan under Section 4 of the Plan. From and after the Effective Date of the Plan, no further awards shall be made under the Prior Plan.

Section	2. Definitions.

As used in the Plan, the following terms shall have the meanings set forth below:

(a) “Affiliate” shall mean (i) any entity that, directly or indirectly through one or more intermediaries, is controlled by the Company and (ii) any entity in which the Company has a significant equity interest, as determined by the Committee.

(b) “Award” shall mean any Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Performance Award, Special Full Value Award or Non-Employee Director Award granted under the Plan.

(c) “Award Agreement” shall mean any written certificate, agreement, contract or other instrument or document evidencing any Award granted under the Plan.

(d) “Change in Control” shall have the meaning ascribed to such term in any Award Agreement.

(e) “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and any regulations promulgated thereunder.

(f) “Committee” shall mean the Compensation and Human Resources Committee of the Board of Directors or such other committee of the Board of Directors as is designated by such Board to administer the Plan and composed of not less than two directors.

(g) “Corporate Transaction” shall mean the effective date of any of the following transactions in which the Company does not survive (or does not survive as a public company in respect of its Common Stock): (1) any merger, combination, consolidation, or other reorganization; (2) any exchange of Common Stock or other securities of the Company; (3) a sale of all or substantially all the business, stock or assets of the Company; (4) a dissolution of the Company; or (5) any other similar event.

(h) “Eligible Person” shall mean, subject to applicable securities laws, any employee, officer or director (including any Non-Employee Director), or any individual consultant or independent contractor, providing services to the Company or any Affiliate whom the Committee determines to be an Eligible Person.

(i) “Fair Market Value” shall mean, with respect to any property (including, without limitation, any Shares or other securities), the fair market value of such property determined by such methods or procedures as shall be established from time to time by the Committee. Notwithstanding the foregoing, for purposes of the Plan, the Fair Market Value of Shares on a given date shall be, if the Shares are then traded on the New York Stock Exchange, the closing price of the Shares as reported on the New York Stock Exchange on such date or, if the New York Stock Exchange is not open for trading on that date, the closing price on the immediately prior day on which the New York Stock Exchange was open for trading; provided that, in the case of an Award granted to an Eligible Person subject to tax or legal requirements outside of the United States, the Committee may prescribe another method for determining Fair Market Value if the Committee determines such other method is advisable to satisfy local legal or regulatory requirements or to obtain more beneficial tax treatment.

(j) “Incentive Stock Option” shall mean an option granted under Section 6(a) of the Plan that is intended to meet the requirements of Section 422 of the Code or any successor provision.

(k) “Non-Employee Director Award” shall mean an Award granted under Section 6(f) of the Plan.

(l) “Non-Qualified Stock Option” shall mean an option granted under Section 6(a) of the Plan that is not an Incentive Stock Option.

(m) “Option” shall mean an Incentive Stock Option or a Non-Qualified Stock Option.

(n) “Participant” shall mean an Eligible Person designated to be granted an Award under the Plan.

(o) “Performance Award” shall mean any right granted under Section 6(d) of the Plan.

(p) “Person” shall mean any individual, corporation, limited liability company, partnership, association or trust.

(q) “Restricted Stock” shall mean any Share granted under Section 6(c) of the Plan.

(r) “Restricted Stock Unit” shall mean any unit granted under Section 6(c) of the Plan evidencing the right to receive a Share (or a cash payment equal to the Fair Market Value of a Share) at some future date.

(s) “Rule 16b-3” shall mean Rule 16b-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934.

(t) “Shares” shall mean shares of Common Stock, $.01 par value, of the Company or such other securities or property as may become subject to Awards pursuant to an adjustment made under Section 7(c) of the Plan.

(u) “Special Full Value Award” shall mean an award granted under Section 6(e) of the Plan.

(v) “Stock Appreciation Right” shall mean any right granted under Section 6(b) of the Plan.

Section	3. Administration.

(a) Power and Authority of the Committee. The Plan shall be administered by the Committee. Subject to the terms of the Plan and applicable law, the Committee shall have full power and authority to: (i) designate Participants; (ii) determine the type or types of Awards to be granted to each Participant under the Plan; (iii) determine the number of Shares to be covered by (or with respect to which payments, rights or other matters are to be calculated in connection with) each Award; (iv) determine the terms and conditions of any Award or Award Agreement; (v) subject to Section 7(b), amend the terms and conditions of any Award or Award Agreement and accelerate the exercisability or lapse of restrictions relating to Awards; (vi) determine whether, to what extent and under what circumstances Awards may be exercised in cash, Shares, other securities, other Awards or other property, or canceled, forfeited or suspended; (vii) determine whether, to what extent and under what circumstances cash, Shares, other securities, other Awards, other property and other amounts payable with respect to an Award under the Plan shall be deferred either automatically or at the election of the holder thereof or the Committee; (viii) interpret and administer the Plan and any instrument or agreement relating to, or Award made under, the Plan; (ix) establish, amend, suspend or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (x) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations and other decisions under or with respect to the Plan or any Award shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive and binding upon any Participant, any holder or beneficiary of any Award and any employee of the Company or any Affiliate.

(b) Delegation. The Committee may delegate to one or more officers of the Company or any Affiliate, or a committee of such officers, the authority, subject to such terms and limitations as the Committee shall determine, to grant Awards to Eligible Persons who are not officers or directors of the Company for purposes of Section 16 of the Securities Exchange Act of 1934, as amended. The Committee shall not delegate its powers and duties under the Plan in any manner that would cause the Plan not to comply with the requirements of Section 162(m) of the Code.

Section	4. Shares Available for Awards.

(a) Shares Available. Subject to adjustment as provided in Sections 4(b) and 7(c), the total number of Shares available for granting Awards under the Plan shall be 173,805,623 (123,805,623 of which were previously authorized and subject to outstanding Awards under the Prior Plan); provided, however, that the total number of Shares authorized under the Plan shall be deemed to be reduced automatically, as of the Effective Date of the Plan, by that number of Shares that were subject to outstanding awards under the Prior Plan as of March 24, 2011, that are no longer subject to outstanding awards as of the Effective Date of the Plan. Not more than 41,332,237 of such Shares (16,332,237 of which were previously authorized and subject to outstanding Awards under the Prior Plan), subject to adjustment as provided in Section 7(c) of the Plan, will be available for granting Awards (including dividend equivalents) other than Stock Options and Stock Appreciation Rights; provided, however, that any Shares covered by an Award (other than a Stock Option or Stock Appreciation Right) that are forfeited shall again be available for purposes of the foregoing limitation. Shares that are subject to or underlie Awards granted under the Plan which expire, are cancelled or terminated, are forfeited, fail to vest, or for any other reason are not paid or delivered under the Plan, and Shares that are subject to any Awards that are settled in cash or a form other than Shares, shall again be available for subsequent Awards under the Plan. Any Shares that are used by a Participant as full or partial payment to the Company of the purchase or exercise price relating to an Award, or in connection with satisfaction of tax obligations relating to an Award, (in each case, whether by actual delivery, attestation or having shares withheld from the Award) shall not be available for subsequent Awards under the Plan. To the extent that Shares are delivered pursuant to the exercise of a Stock Appreciation Right, the number of underlying Shares as to which the exercise related shall be counted against the foregoing Share limit, as opposed to only counting the shares issued. (For purposes of clarity, if a Stock Appreciation Right relates to 100,000 Shares and is exercised at a time when the payment due to the Participant is 15,000 Shares, 100,000 Shares shall be charged against the foregoing Share limit with respect to such exercise.) For purposes of the previous three sentences, the terms “Award” and “Stock Appreciation Right” shall explicitly include any Awards and Stock Appreciation Rights, respectively, granted under the Plan as well as any Awards or Stock Appreciation Rights, respectively, outstanding under the Prior Plan as of the Effective Date of the Plan.

(b) Accounting for Awards. For purposes of this Section 4, if an Award entitles the holder thereof to receive or purchase Shares, the number of Shares covered by such Award or to which such Award relates shall be counted on the date of grant of such Award against the aggregate number of Shares available for granting Awards under the Plan; provided, however, that the number of Shares covered by a Performance Award or to which such Performance Award relates shall be counted against the aggregate number of Shares available for granting Awards under the Plan on the date such Performance Awards vest. The number of Shares covered by any dividends and/or dividend equivalents paid or credited in respect of an Award shall be counted on the dividend payment date against the aggregate number of Shares available for granting Awards under the Plan. Such Shares may again become available for granting Awards under the Plan pursuant to the provisions of Section 4(a) of the Plan, subject to the limitations set forth in Section 4(d) of the Plan.

(c) Incentive Stock Options. Notwithstanding the foregoing, the number of Shares available for granting Incentive Stock Options under the Plan shall not exceed 25,000,000, subject to adjustment as provided in Section 7(c) of the Plan and Sections 422 or 424 of the Code or any successor provisions.

(d) Award Limitations Under the Plan. No Eligible Person may be granted any Options or Stock Appreciation Rights with respect to more than 5,000,000 Shares (subject to adjustment as provided in Section 7(c) of the Plan), in the aggregate, in any calendar year. In addition, no Eligible Person may be granted any Awards (other than Options or Stock Appreciation Rights subject to the limit of the preceding sentence) that qualify as “qualified performance-based” Awards within the meaning of Section 162(m) of the Code with respect to more than 5,000,000 Shares (subject to adjustment as provided in Section 7(c) of the Plan), in the aggregate, in any calendar year. Awards that are cancelled during the year shall be counted against these limits to the extent required by Section 162(m) of the Code.

Section	5. Eligibility.

Any Eligible Person, including any Eligible Person who is an officer or director of the Company or any Affiliate, shall be eligible to be designated a Participant; provided, however, that an Incentive Stock Option may be granted only to full-time or part-time employees (which term as used herein includes, without limitation, officers and directors who are also employees), and an Incentive Stock Option shall not be granted to an employee of an Affiliate unless the Affiliate is also a “subsidiary corporation” of the Company within the meaning of Section 424(f) of the Code or any successor provision.

Section	6. Awards.

(a) Options. The Committee is hereby authorized to grant Options to Participants with the following terms and conditions and with such additional terms and conditions not inconsistent with the provisions of the Plan as the Committee shall determine:

(i) Exercise Price. The purchase price per Share purchasable under an Option shall be determined by the Committee; provided, however, that such purchase price shall not be less than 100% of the Fair Market Value of a Share on the date of grant of such Option.

(ii) Option Term. The term of each Option shall be fixed by the Committee at the time of grant but in no event shall any Option have a term of more than 10 years.

(iii) Time and Method of Exercise. The Committee shall determine the time or times at which an Option may be exercised in whole or in part and the method or methods by which, and the form or forms in which, payment of the exercise price with respect thereto may be made or deemed to have been made (including, without limitation, cash, loans, Shares previously owned by the Participant (or a reduction in the number of Shares otherwise deliverable to the Participant on exercise of the Option), other securities, other Awards or other property, or any combination thereof, having a Fair Market Value on the exercise date equal to the relevant exercise price; or, subject to such procedures as the Committee may adopt, pursuant to a “cashless exercise” with a third party who provides financing for the purposes of (or who otherwise facilitates) such exercise). Such “cashless exercise” procedures with a third-party shall require (i) a valid exercise of the Awards and (ii) Participants to be legal owners of the shares subject to the Awards (even if the Participants do not pay the exercise price before the sale of the shares subject to the Awards).

(b) Stock Appreciation Rights. The Committee is hereby authorized to grant Stock Appreciation Rights to Participants subject to the terms of the Plan and any applicable Award Agreement. A Stock Appreciation Right granted under the Plan shall confer on the holder thereof a right to receive upon exercise thereof the excess of (i) the Fair Market Value of one Share on the date of exercise (or, if the Committee shall so determine, at any time during a specified period before or after the date of exercise) over (ii) the grant price of the Stock Appreciation Right as specified by the Committee, which price shall not be less than 100% of the Fair Market Value of one Share on the date of grant of the

Stock Appreciation Right. The term of each Stock Appreciation Right shall be fixed by the Committee at the time of grant but in no event shall any Stock Appreciation Right have a term of more than 10 years. Subject to the terms of the Plan and any applicable Award Agreement, the methods of exercise, dates of exercisability, methods of settlement and any other terms and conditions of any Stock Appreciation Right shall be as determined by the Committee. The Committee may impose such conditions or restrictions on the exercise of any Stock Appreciation Right as it may deem appropriate.

(c) Restricted Stock and Restricted Stock Units. The Committee is hereby authorized to grant Awards of Restricted Stock and Restricted Stock Units to Participants with the following terms and conditions and with such additional terms and conditions not inconsistent with the provisions of the Plan as the Committee shall determine:

(i) Restrictions. Shares of Restricted Stock and Restricted Stock Units shall be subject to such restrictions as the Committee may impose (including, without limitation, any limitation on the right to vote a Share of Restricted Stock or the right to receive any dividend or other right or property with respect thereto), which restrictions may lapse separately or in combination at such time or times, in such installments or otherwise as the Committee may deem appropriate. Any dividends and/or dividend equivalents paid or credited in respect of an Award of Restricted Stock or Restricted Stock Units that is subject to performance-based or time-based vesting requirements will be subject to termination and forfeiture to the same extent as the corresponding portion of the Award to which they relate. Except as otherwise provided herein, Awards of Restricted Stock and Restricted Stock Units shall contain restrictions that lapse no sooner than over a period of three years following the date of grant or, in the case of Awards with performance-based vesting provisions, no sooner than over a period of one year following the date of grant; provided, however, that restrictions may lapse sooner than such dates as to portions of such Awards so long as restrictions as to the total number of Shares covered by such Awards do not lapse sooner than such dates.

(ii) Forfeiture; Delivery of Shares. Except as otherwise determined by the Committee, upon termination of employment (as determined under criteria established by the Committee) during the applicable restriction period, all Shares of Restricted Stock and all Restricted Stock Units at such time subject to restriction shall be forfeited and reacquired by the Company; provided, however, that the Committee may, when it finds that a waiver would be in the best interest of the Company, waive in whole or in part any or all remaining restrictions with respect to Shares of Restricted Stock or Restricted Stock Units. In the case of Restricted Stock, Shares shall be issued at the time such Awards are granted and may be certificated or uncertificated. Shares representing Restricted Stock that is no longer subject to restrictions shall be delivered to the holder thereof promptly after the applicable restrictions lapse or are waived. In the case of Restricted Stock Units, no Shares shall be issued at the time such Awards are granted. Unless a delayed payment date is provided under the terms of the Award, upon the lapse or waiver of restrictions and the restricted period relating to Restricted Stock Units evidencing the right to receive Shares, such Shares shall be issued and delivered to the holders of the Restricted Stock Units. The Committee may from time to time establish procedures pursuant to which a Participant may elect to defer, until a time or times later than the end of the restricted period relating to Restricted Stock Units, receipt of all or a portion of the Shares subject to such Restricted Stock Units, all on such terms and conditions as the Committee shall determine.

(d) Performance Awards. The Committee is hereby authorized to grant Performance Awards to Eligible Persons subject to the terms of the Plan and any applicable Award Agreement.

(i) A Performance Award granted under the Plan (1) may be denominated or payable in cash, Shares (including, without limitation, Restricted Stock or Restricted Stock Units), other securities, other Awards or other property and (2) shall confer on the holder thereof the right to receive payments, in whole or in part, upon the achievement of such performance goals during such performance periods as the Committee shall establish. Subject to the terms of the Plan and any applicable Award Agreement, the performance goals to be achieved during any performance period, the length of any performance period, the amount of any Performance Award granted, the amount of any payment or transfer to be made pursuant to any Performance Award and any other terms and conditions of any Performance Award shall be determined by the Committee. Notwithstanding the immediately preceding sentence, the length of a performance period shall not be less than three (3) months.

(ii) Performance Awards granted under this Section 6(d) may be intended to satisfy the requirements for “performance-based compensation” within the meaning of Section 162(m) of the Code. The specific performance goals for any such Performance Awards shall be, on an absolute or relative basis, established based on one or more of the following business criteria as selected by the Committee in its sole discretion: earnings per share, cash flow (which means cash and cash equivalents derived from either net cash flow from operations or net cash flow from operations, financing and investing activities), stock price, total stockholder return, net operating profit, margins (including gross or operating margins), gross revenue, revenue growth, operating income (before or after taxes), earnings or net earnings (before or after interest, taxes, depreciation and/or amortization), return measures (including, but not limited to, return on equity, assets, net investment, invested capital, sales or revenues), funds from operations, productivity ratios, performance against operating budget goals, operating efficiency, productivity ratios, economic value added, working capital target, expense targets, cost containment or reduction, market share, business pipeline, stewardship goals (including, but not limited to, customer, employee and provider satisfaction and engagement), or any combination thereof. These terms are used as applied under generally accepted accounting principles or in the financial reporting of the Company or one of its Affiliates. To qualify Performance Awards as performance-based under Section 162(m), the applicable business criteria and specific performance goals must be established and approved by the Committee during the first 90 days of the performance period (and, in the case of performance periods of less than one year, in no event after 25% or more of the performance period has elapsed) and while performance relating to such performance goals remains substantially uncertain within the meaning of Section 162(m) of the Code. The terms of any such Performance Award may specify the manner, if any, in which performance targets shall be adjusted to mitigate the unbudgeted impact of material, unusual or nonrecurring gains and losses, accounting changes or other extraordinary events not foreseen at the time the targets were set unless the Committee provides otherwise at the time of establishing the targets. The applicable performance measurement period may not be less than three months nor more than 10 years. To the extent that any Performance Award (other than an Option or Stock Appreciation Right) is intended to qualify as performance-based compensation under Section 162(m) of the Code, the Committee must certify in writing that the performance target(s) and any other material terms of the Performance Award were in fact timely satisfied prior to the payment of such Award. As required pursuant to Section 162(m) of the Code and the regulations promulgated thereunder, the

Committee’s authority to grant new Awards that are intended to qualify as performance-based compensation within the meaning of Section 162(m) of the Code (other than Options and Stock Appreciation Rights) shall terminate upon the first meeting of the Company’s shareholders that occurs in the fifth year following the year in which the Company’s shareholders first approve this Plan, subject to any subsequent extension that may be approved by shareholders.

(iii) The maximum number of Shares which may be delivered pursuant to Performance Awards intended to qualify as “performance-based compensation” under Section 162(m) (other than Options and Stock Appreciation Rights, and other than cash awards covered by the following sentence) that are granted to any one Participant in any one calendar year shall not exceed 5,000,000 shares, either individually or in the aggregate, subject to adjustment as provided in Section 7(c). The aggregate amount of compensation to be paid to any one Participant in respect of all Performance Awards intended to qualify as performance-based compensation under Section 162(m) that are payable only in cash and granted to that Participant in any one calendar year shall not exceed $10,000,000. Awards that are cancelled during the year shall be counted against these limits to the extent required by Section 162(m) of the Code.

(e) Special Full Value Awards. The Committee is hereby authorized to grant to Participants such other Awards that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Shares (including, without limitation, securities convertible into Shares), as are deemed by the Committee to be consistent with the purpose of the Plan; provided, however, that such grants must comply with applicable law. Subject to the terms of the Plan and any applicable Award Agreement, the Committee shall determine the terms and conditions of such Awards. In no event, however, may Shares issued in respect of Special Full Value Awards exceed 5% of the aggregate number of Shares available for grant under the Plan. For purposes of clarity, Restricted Stock or Restricted Stock Units may be granted that do not satisfy the minimum vesting requirements set forth in Section 6(c), but any Shares issued in respect of such Awards shall be counted against the Share limit of the immediately preceding sentence as a Special Full Value Awards. Shares covered by a Special Full Value Award that are forfeited, as well as Shares that are subject to or underlie Special Full Value Awards which expire, are cancelled or terminated, are forfeited, fail to vest, or for any other reason are not paid or delivered under the Plan, and Shares that are subject to any Special Full Value Awards that are settled in cash or a form other than Shares, shall not count against the special Share limit of this Section 6(e).

(f) Non-Employee Director Awards. The Committee is authorized to grant to Non-Employee Director Awards denominated in Options, SARs, Restricted Stock, Restricted Stock Units, Shares or such other Share-based award as it shall determine is necessary and appropriate. Any such Award may have such vesting (or no vesting requirements) as the Committee may determine and may also be subject to any holding requirement as the Committee determines in its sole discretion. Non-Employee Director Awards shall not count against or be subject to the Special Full Value Award limitations of Section 6(e).

(g) General.

(i) Consideration for Awards. Awards may be granted for no cash consideration or for any cash or other consideration as may be determined by the Committee or required by applicable law.

(ii) Awards May Be Granted Separately or Together. Awards may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with or in substitution for any other Award or any award granted under any plan of the Company or any Affiliate other than the Plan. Awards granted in addition to or in tandem with other Awards or in addition to or in tandem with awards granted under any such other plan of the Company or any Affiliate may be granted either at the same time as or at a different time from the grant of such other Awards or awards.

(iii) Forms of Payment Under Awards. Subject to the terms of the Plan and of any applicable Award Agreement, payments or transfers to be made by the Company or an Affiliate upon the grant, exercise or payment of an Award may be made in such form or forms as the Committee shall determine (including, without limitation, cash, Shares, other securities, other Awards or other property or any combination thereof), and may be made in a single payment or transfer, in installments or on a deferred basis, in each case in accordance with rules and procedures established by the Committee. Such rules and procedures may include, without limitation, provisions for the payment or crediting of reasonable interest on installment or deferred payments.

(iv) Limits on Transfer of Awards. No Award and no right under any such Award shall be transferable by a Participant otherwise than by will or by the laws of descent and distribution or pursuant to a domestic relations order; provided, however, that, if so determined by the Committee, a Participant may, in the manner established by the Committee, designate a beneficiary or beneficiaries to exercise the rights of the Participant and receive any property distributable with respect to any Award upon the death of the Participant; and provided, further, that except in the case of an Incentive Stock Option, Awards may be transferable as specifically provided in any applicable Award Agreement or amendment thereto pursuant to terms determined by the Committee and subject to all applicable laws (including, without limitation, applicable securities and tax laws). Except as otherwise provided in any applicable Award Agreement or amendment thereto (other than an Award Agreement relating to an Incentive Stock Option), pursuant to terms determined by the Committee, each Award or right under any Award shall be exercisable during the Participant’s lifetime only by the Participant or, if permissible under applicable law, by the Participant’s guardian or legal representative. Any Award which is transferred pursuant to a domestic relations order or as otherwise permitted by the Plan and the applicable Award Agreement shall remain subject to the terms and conditions set forth in the Award Agreement and the Plan. Except as otherwise provided in any applicable Award Agreement or amendment thereto (other than an Award Agreement relating to an Incentive Stock Option), no Award or right under any such Award may be pledged, alienated, attached or otherwise encumbered, and any purported pledge, alienation, attachment or encumbrance thereof shall be void and unenforceable against the Company or any Affiliate.

(v) Term of Awards. The term of each Award shall be for such period as may be determined by the Committee at the time of grant but in no event shall any Award have a term of more than 10 years.

(vi) Restrictions; Securities Exchange Listing. All certificates for Shares or other securities delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations and other requirements of the Securities and Exchange Commission and any applicable federal or state securities laws, and the Committee may cause a legend or legends to be placed on any such certificates to make appropriate reference to such restrictions. If the

Shares or other securities are traded on a securities exchange, the Company shall not be required to deliver any Shares or other securities covered by an Award unless and until such Shares or other securities have been listed or admitted for trading on such securities exchange. The person acquiring any securities under this Plan will, if requested by the Company or one of its Affiliates, provide such assurances and representations to the Company or one of its Affiliates as the Committee may deem necessary or desirable to assure compliance with all applicable legal and accounting requirements.

Section	7. Amendment and Termination; Adjustments.

Except to the extent prohibited by applicable law and unless otherwise expressly provided in an Award Agreement or in the Plan:

(a) Amendments to the Plan. The Board of Directors of the Company may amend, alter, suspend, discontinue or terminate the Plan at any time and from time to time; provided, however, that, notwithstanding any other provision of the Plan or any Award Agreement, without the approval of the shareholders of the Company, no such amendment, alteration, suspension, discontinuation or termination shall be made that, absent such approval, would violate any rules or regulations of the New York Stock Exchange or any other national securities exchange that is applicable to the Company. Furthermore, shareholder approval shall be required for any amendments to the Plan which would (i) materially increase the benefits accruing to Participants; (ii) materially increase the number of securities which may be issued under the Plan; (iii) materially modify the requirements for participation under the Plan; or (iv) require shareholder approval under applicable law or any applicable listing agency or under Sections 162, 422 or 424 of the Code to preserve the intended tax consequences of the Plan.

(b) Amendments to Awards. Except as otherwise explicitly provided herein, the Committee may waive any conditions of or rights of the Company under any outstanding Award, prospectively or retroactively. The Committee may not amend, alter, suspend, discontinue or terminate any outstanding Award in any manner materially adverse to the Participant or holder or beneficiary thereof, prospectively or retroactively, without the consent of such Participant or holder or beneficiary. Adjustments and other actions contemplated by Section 7(c) shall not be deemed to constitute amendments of Awards for purposes of this Section 7(b). Notwithstanding any other provision herein and except as provided in Section 7(c) hereof or as may be approved by shareholders, no Option or Stock Appreciation Right may be amended to reduce its initial exercise price, canceled and replaced with an Option or Stock Appreciation Right having a lower exercise price, or canceled and exchanged for cash or another Award for the purpose of repricing the Award.

(c) Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Shares or other securities of the Company or other similar corporate transaction or event affecting the Shares would be reasonably likely to result in the diminution or enlargement of any of the benefits or potential benefits intended to be made available under the Plan or under an Award (including, without limitation, the benefits or potential benefits of provisions relating to the term, vesting or exercisability of any Option, and any Change in Control or similar provisions of any Award), the Committee shall, in such manner as it shall deem equitable or appropriate in order to prevent such diminution or enlargement of any such benefits or potential benefits, adjust any or all of (i) the number and type of Shares (or other securities or other property) which thereafter may be made the subject of Awards, (ii) the number and type of Shares (or other securities or other property) subject to outstanding Awards and (iii) the purchase or exercise price with respect to any Award; provided, however, that the number of Shares covered by any Award or to which such Award relates shall always be a whole number.

(d) Correction of Defects, Omissions and Inconsistencies. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem desirable to carry the Plan into effect.

Section	8. Corporate Transactions—Assumption and Termination of Awards.

Upon the occurrence of any Corporate Transaction, the Committee may make provision for a cash payment in settlement of, or for the assumption, substitution or exchange of any or all outstanding share-based Awards or the cash, securities or property deliverable to the holder of any or all outstanding share-based Awards, based upon, to the extent relevant under the circumstances, the distribution or consideration payable to holders of the Common Stock upon or in respect of such event. The Board of Directors or the Committee may also terminate each Award upon the effective date of a Corporate Transaction, subject to the following provisions:

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unless otherwise provided in the applicable Award Agreement, each Option and Stock Appreciation Right outstanding at the effective date of the Corporate Transaction shall become fully vested, each then-outstanding Award of Restricted Stock and Restricted Stock Units shall fully vest free of restrictions, and each other then-outstanding Award granted under the Plan shall become payable to the holder of such Award; and

•

to the extent provision has not been made for the cash settlement of any outstanding Options and Stock Appreciation Rights, the holder of each Option or Stock Appreciation Right shall be given reasonable advance notice of the impending termination and a reasonable opportunity to exercise his or her outstanding vested Options and Stock Appreciation Rights (after giving effect to any accelerated vesting required in the circumstances) in accordance with their terms before the termination of such Awards (except that in no case shall more than ten days’ notice of the impending termination be required and any acceleration of vesting and any exercise of any portion of an Award that is so accelerated may be made contingent upon the closing of the transaction).

The Committee may adopt such valuation methodologies for outstanding Awards as it deems reasonable in the event of a cash or property settlement and, in the case of Options and Stock Appreciation Rights, may base such settlement solely upon the excess (if any) of the per share amount payable for the Common Stock in respect of such transaction over the exercise price of the Award. The Committee may take the actions contemplated by this Section 8 immediately prior to the transaction (as opposed to on the occurrence of the transaction) to the extent that the Committee deems the action necessary to permit the Participant to realize the benefits intended to be conveyed with respect to the underlying Shares.

Section	9. Income Tax Withholding.

In order to comply with all applicable federal, state or local income tax laws or regulations, the Company may take such action as it deems appropriate to ensure that all applicable federal, state or local payroll, withholding, income or other taxes, which are the sole and absolute responsibility of a Participant, are withheld or collected from such Participant (including, without limitation, deducting the minimum amount of such withholding obligation from any amount otherwise payable in cash (whether related to the Award or otherwise) to the Participant). In order to provide for such tax withholding in connection with an Award, the Committee, in its discretion and subject to such additional terms and conditions as it may adopt, may (i) require that, or permit the Participant to satisfy such tax obligation by electing to have, the Company withhold a portion of the Shares otherwise to be delivered upon exercise or receipt of (or the lapse of restrictions relating to) such Award with a Fair Market Value equal to the amount of such taxes (but only to the extent of the minimum amount required to be withheld under applicable laws or regulations) or (ii) permit the Participant to deliver to the Company Shares other than Shares issuable upon exercise or receipt of (or the lapse of restrictions relating to) such Award with a Fair Market Value equal to the amount of such taxes (but only to the extent of the minimum amount required to be withheld under applicable laws or regulations). The election, if any, must be made on or before the date that the amount of tax to be withheld is determined in accordance with the rules and regulations of the agent selected by the Committee to administer such aspect of the Plan.

Section	10. General Provisions.

(a) No Rights to Awards. No Eligible Person, Participant or other Person shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Eligible Persons, Participants or holders or beneficiaries of Awards under the Plan. The terms and conditions of Awards need not be the same with respect to different Participants.

(b) Award Agreements. To the extent that the Company provides for a written Award Agreement to be executed by the recipient of the Award or other procedures for the Participant to accept his or her Award, the Participant will have no rights under the Award unless and until the Award Agreement shall have been duly delivered by the Company and executed or accepted, as the case may be, by the Participant in accordance with any procedures and within any applicable time limits prescribed by the Company.

(c) No Limit on Other Compensation Arrangements. Nothing contained in the Plan shall prevent the Company or any Affiliate from adopting or continuing in effect other or additional compensation arrangements, and such arrangements may be either generally applicable or applicable only in specific cases.

(d) No Right to Employment, etc. The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ, or as giving a Non-Employee Director the right to continue as a director, of the Company or any Affiliate. In addition, the Company or an Affiliate may at any time dismiss a Participant from employment, or terminate the term of a Non-Employee Director, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or in any Award Agreement.

(e) Governing Law. The validity, construction and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Minnesota without regard to its conflicts of laws provisions.

(f) Severability. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the purpose or intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction or Award, and the remainder of the Plan or any such Award shall remain in full force and effect.

(g) No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company or any Affiliate pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company or any Affiliate.

(h) Headings. Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

(i) Section 16 Compliance. The Plan is intended to comply in all respects with Rule 16b-3 or any successor provision, as in effect from time to time, and in all events the Plan shall be construed in accordance with the requirements of Rule 16b-3. If any Plan provision does not comply with Rule 16b-3 as hereafter amended or interpreted, the provision shall be deemed inoperative. The Board of Directors, in its absolute discretion, may bifurcate the Plan so as to restrict, limit or condition the use of any provision of the Plan with respect to persons who are officers or directors subject to Section 16 of the Securities Exchange Act of 1934, as amended, without so restricting, limiting or conditioning the Plan with respect to other Participants.

(j) Section 409A Requirements. Notwithstanding anything to the contrary in this Plan or any Award agreement, the following provisions shall apply to any payments and benefits otherwise payable to or provided to a Participant under this Plan and any Award:

(i) For purposes of Code Section 409A, each “payment” (as defined by Code Section 409A) made under this Plan or an Award shall be considered a “separate payment.” In addition, for purposes of Code Section 409A, payments shall be deemed exempt from the definition of deferred compensation under Code Section 409A to the fullest extent possible under the “short-term deferral” exemption of Treasury Regulation § 1.409A-1(b)(4).

(ii) If the Participant is a “specified employee” (within the meaning of Section 409A and determined pursuant to procedures adopted by the Company) at the time of Participant’s “separation from service” (as defined in Section 409A of the Code and Treasury Regulations Section 1.409A-1(h) without regard to the optional alternative definitions available thereunder) and any amount that would be paid to the Participant during the six-month period following such separation from service constitutes a deferral of compensation (within the meaning of

Section 409A), such amount shall not be paid to the Participant until the later of (i) six months after the date of Participant’s separation from service, and (ii) the payment date or commencement date specified in the Plan for such payment(s). On the first regular payroll date following the expiration of such six-month period (or if Participant dies during the 6-month period, the first payroll date following the death), any payments that were delayed pursuant to the preceding sentence shall be paid to Participant in a single lump sum and thereafter all payments shall be made as if there had been no such delay. The provisions of this Section 10(k)(ii) shall only apply if, and to the extent, required to avoid the imputation of any tax, penalty or interest pursuant to Code Section 409A.

(iii) It is intended that any amounts payable under this Plan shall either be exempt from Section 409A of the Code or shall comply with Section 409A of the Code (including Treasury Regulations and other published guidance related thereto) so as not to subject Participants to payment of any additional tax, penalty, or interest imposed under Section 409A of the Code. The Plan shall be construed in a manner to give effect to such intention. In no event whatsoever shall the Company and/or any of its Affiliates be liable for any tax, interest or penalties that may be imposed on any Participant (or any Participant’s estate) under Section 409A of the Code. Neither the Company and/or any of its affiliates shall have any obligation to indemnify or otherwise hold a Participant (or any Participant’s estate) harmless from any or all such taxes, interest or penalties, or liability for any damages related thereto.

(k) Stock-Based Awards in Substitution for Stock Options or Awards Granted by Other Corporation. Awards may be granted to Eligible Persons in substitution for or in connection with an assumption of employee stock options, stock appreciation rights, restricted stock or other stock-based awards granted by other entities to persons who are or who will become Eligible Persons in respect of the Company or one of its Affiliates, in connection with a distribution, merger or other reorganization by or with the granting entity or an affiliated entity, or the acquisition by the Company or one of its Affiliates, directly or indirectly, of all or a substantial part of the stock or assets of the employing entity. The Awards so granted need not comply with other specific terms of the Plan, provided the Awards reflect only adjustments giving effect to the assumption or substitution consistent with the conversion applicable to the Company’s Common Stock in the transaction and any change in the issuer of the security. Any Shares that are delivered and any Awards that are granted by, or become obligations of, the Company, as a result of the assumption by the Company of, or in substitution for, outstanding awards previously granted by an acquired company (or previously granted by a predecessor employer (or direct or indirect parent thereof) in the case of persons that become employed by the Company or one of its Affiliates in connection with a business or asset acquisition or similar transaction) shall not be counted against the share limits in Section 4 or any other limits on the number of Shares available for issuance under the Plan.

(l) Clawback Policy. The Awards granted under the Plan are subject to the terms of the Company’s recoupment, clawback or similar policy as it may be in effect from time to time, as well as any similar provisions of applicable law, any of which could in certain circumstances require repayment or forfeiture of Awards or any Shares or other cash or property received with respect to the Awards (including any value received from a disposition of the Shares or other property acquired upon payment of the Awards).

Section	11. Effective Date of the Plan.

The Plan shall be effective as of the date of approval by the shareholders of the Company in accordance with applicable law.

Section	12. Term of the Plan.

New Awards shall be granted under the Plan only during a 10-year period beginning on the date on which the Board of Directors of the Company approves the Plan. However, unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award theretofore granted may extend beyond the end of such 10-year period, and the authority of the Committee provided for hereunder with respect to the Plan and any Awards, and the authority of the Board of Directors of the Company to amend the Plan, shall extend beyond the end of such period.

EXHIBIT B

AMENDMENT TO THE UNITEDHEALTH GROUP 1993 EMPLOYEE STOCK PURCHASE PLAN

The UnitedHealth Group 1993 Employee Stock Purchase Plan (the “Plan”) is amended as set forth below, effective as of February 9, 2011, the date the Board of Directors of UnitedHealth Group Incorporated (the “Company”) approved the amendment of the Plan, subject to approval by a majority of the shareholders of the Company. If the shareholders fail to approve this Amendment, no shares may be sold under the Plan in excess of the number permitted under the Plan as in effect before February 9, 2011.

The first paragraph of the Shares to be Sold section of the Plan is hereby amended and restated in its entirety to read as follows:

“Section 14.01. The Common Stock to be issued and sold under the Plan may be authorized but unissued shares, or the Company may go into the market and purchase shares for sale under the Plan. Except as provided in Section 12.01, the aggregate number of shares of authorized but unissued Common Stock to be sold under the Plan on or after the Adoption Date shall not exceed 35,000,000. If on a given Purchase Date the number of shares to be purchased exceeds the number of shares then available under the Plan or the Maximum Offering, if any, that may be issued on any given Purchase Date, the Company shall make a pro rata allocation of the shares remaining available for purchase in as uniform a manner as shall be practicable and as it shall determine to be equitable. The pro rata allocation shall be limited, in the case of exceeding the Maximum Offering, to those Participants in the countries, locations or Participating Affiliates in the specified Maximum Offering.”

B-1

ADMISSION CARD

PLEASE ADMIT

UNITEDHEALTH GROUP INCORPORATED

2011 Annual Meeting of Shareholders

Monday, May 23, 2011

10:00 AM Pacific Time

Anthony Marlon Auditorium

UnitedHealthcare, a UnitedHealth Group company

2700 North Tenaya Way

Las Vegas, Nevada 89128

NON-TRANSFERABLE

If you plan to attend the 2011 Annual Meeting of Shareholders, please write your name and address in the space provided below and present this admission card and photo identification at the registration desk.

Name:

Address:

You may vote your proxy at any time over the Internet at www.proxyvote.com or by telephone at 1-800-690-6903. Please see the reverse side of this proxy card for complete instructions on how to vote your proxy.

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement, Form 10-K, and Summary Annual Report are available at www.unitedhealthgroup.com/proxymaterials.

For driving directions to the 2011 Annual Meeting, please see the information posted at www.unitedhealthgroup.com/annualmeeting.

M35044-Z54742

UNITEDHEALTH GROUP INCORPORATED Annual Meeting of Shareholders May 23, 2011 10:00 AM Pacific Time This proxy is solicited by the Board of Directors	PROXY

By signing the proxy, you revoke all prior proxies and appoint Christopher J. Walsh and Dannette L. Smith, each individually, and with full power of substitution, to vote all shares you are entitled to vote on the matters shown on the reverse side and any other matters which may properly come before the 2011 Annual Meeting and all adjournments or postponements thereof. These shares of stock will be voted as you specify on the reverse side. If no choice is specified, this proxy will be voted FOR Proposals 1 and 2, for 1 YEAR for Proposal 3, FOR Proposals 4, 5 and 6, and in the discretion of the named proxies on all other matters that may properly come before the meeting. Please note: Phone and internet voting cut-off is 11:59 PM Eastern Time on May 22, 2011. Proxy cards sent by mail must be received no later than May 18, 2011.

Cut-off date for UnitedHealth Group 401(k) Plan Participants is May 18, 2011 at 11:59 PM Eastern Time to allow time for the 401(k) plan administrators to vote on your behalf.

If you are a current or former employee of UnitedHealth Group and own shares of common stock through the UnitedHealth Group 401(k) Savings Plan, your completion and execution of this proxy card or your submission of an Internet or telephone vote will provide voting instructions to the trustee of the plan. If no direction is made, if your proxy card is not signed, or if your vote by proxy card, Internet or telephone is not received by 11:59 PM Eastern Time on May 18, 2011, the plan shares credited to this 401(k) account will be voted by the plan trustee in the same proportions as the proxy votes which were timely and properly submitted by other plan participants.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side

9900 BREN ROAD EAST MINNETONKA, MN 55343	VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. Please see the reverse side of this card for specific voting cutoff information.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Have your proxy card in hand when you call and follow the instructions. Please see the reverse side of this card for specific voting cutoff information.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided, or send it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
VOTE CONFIRMATION
You may confirm that your instructions were received and included in the final tabulation to be issued at the Annual Meeting on May 23, 2011 via the ProxyVote Confirmation link at www.proxyvote.com by using the information printed in the box marked by the arrow è . Vote Confirmation is available 24 hours after your vote is received beginning May 9, 2011, with the final vote tabulation remaining available through July 23, 2011.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by UnitedHealth Group in mailing proxy materials, you can consent to receive all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M35043-Z54742 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

UNITEDHEALTH GROUP INCORPORATED
The Board of Directors recommends you vote FOR the following proposals:
1.	Election of Directors			For	Against	Abstain
Nominees:
	1a.	William C. Ballard, Jr.		☐	☐	☐	The Board of Directors recommends you vote 1 Year on the following proposal:		1 Year	2 Years	3 Years	Abstain
	1b.	Richard T. Burke		☐	☐	☐	3.	Recommendation, by a non-binding advisory vote, of the frequency of holding a Say-on-Pay vote.	☐	☐	☐	☐
	1c.	Robert J. Darretta		☐	☐	☐
							The Board of Directors recommends you vote FOR the following proposals:			For	Against	Abstain
	1d.	Stephen J. Hemsley		☐	☐	☐	4.	Approval of the UnitedHealth Group 2011 Incentive Stock Plan.		☐	☐	☐
	1e.	Michele J. Hooper		☐	☐	☐	5.	Approval of an amendment to the		☐	☐	☐
	1f.	Rodger A. Lawson		☐	☐	☐		UnitedHealth Group 1993 Employee Stock Purchase Plan to increase the number of shares of common stock issuable thereunder.
	1g.	Douglas W. Leatherdale		☐	☐	☐
	1h.	Glenn M. Renwick		☐	☐	☐	6.	Ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for the Company for the year ending December 31, 2011.		☐	☐	☐
	1i.	Kenneth I. Shine, M.D.		☐	☐	☐	NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof.
	1j.	Gail R. Wilensky, Ph.D.		☐	☐	☐
2.	Approval, by a non-binding advisory vote, of executive compensation.			☐	☐	☐
							For address changes and/or comments, please check this box and write them on the back where indicated.					☐

										Yes	No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

							Please indicate if you plan to attend this meeting.			☐	☐

Signature [PLEASE SIGN WITHIN BOX]			Date				Signature (Joint Owners)		Date